EXHIBIT (d) Quick Link to EXHIBIT (c)

LANDWIRTSCHAFTLICHE RENTENBANK

FEDERAL REPUBLIC OF GERMANY

This description of Landwirtschaftliche Rentenbank and the Federal Republic of Germany is dated June 9, 2005 and appears as Exhibit (d) to the Annual Report on Form 18-K of Landwirtschaftliche Rentenbank for the fiscal year ended December 31, 2004.

THIS DOCUMENT (OTHERWISE AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF LANDWIRTSCHAFTLICHE RENTENBANK. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

In this description, references to “€”, “euro” or “EUR” are to the single currency which was introduced as of January 1, 1999 at the start of the third stage of European economic and monetary union. In this description, references to “U.S. dollars” or “$” are to United States dollars, references to “JPY” are to Japanese Yen, and references to “A$” are to Australian dollars. On June 8, 2005 the noon buying rate for cable transfers in New York City payable in euros was EUR 1.00 = $1.2320.

In this description, references to the “Federal Republic” and “Germany” are to the Federal Republic of Germany and references to the “Federal Government” are to the government of the Federal Republic of Germany. The terms “Rentenbank”, “we” or “us” refer to Landwirtschaftliche Rentenbank.

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LANDWIRTSCHAFTLICHE RENTENBANK GENERAL

Overview

Rentenbank was founded in 1949 as the development bank for the agriculture, forestry, fishing and food industries in Germany. We are an institution established under public law (rechtsfähige Anstalt des öffentlichen Rechts) and have our headquarters in Frankfurt am Main. We do not have any branches. Rentenbank is registered with the Commercial Register of the Local Court of Frankfurt am Main under HRA 30636.

Our activities and governance structure are regulated by our governing law. Under this governing law, we are charged with the public task of promoting the agriculture industry (including forestry, horticulture and fishing) and the development of rural areas through the extension of credit for:

•	the agriculture industry (including forestry, horticulture and fishing) and the related upstream and downstream sectors;

•	the sale and warehousing of agriculture and food products;

•	agriculture-related environmental protection, the development of renewable energies and renewable raw materials from agriculture products, the expansion of ecological farming and the protection of animals within the agriculture industry;

•	the improvement of infrastructure in rural areas; and

•	agriculture-related consumer protection.

Rentenbank’s governing law was amended in several fundamental respects through the Fifth Statute Amending the Governing Law of Landwirtschaftliche Rentenbank of July 23, 2002 (Fünftes Gesetz zur Änderung des Gesetzes über Landwirtschaftliche Rentenbank or the “Fifth Amendment”). Most provisions of the law took effect as of August 1, 2002. However, various material provisions of such law, including provisions relating to the Advisory Board, the General Meeting and the supervision of Rentenbank, took effect after the General Meeting on May 5, 2004, at which Rentenbank’s accounts for the fiscal year 2003 were approved. Consequently, since May 5, 2004, Rentenbank is subject to the supervision of the Federal Ministry for Consumer Protection, Food and Agriculture which exercises its supervision in concert with the Federal Ministry of Finance.

Rentenbank’s governing law was also amended by the German Federal Development Banks New Structuring Law (Förderbankenneustrukturierungsgesetz or the “Restructuring Law”) effective as of August 22, 2003, principally in order to clarify its permissible activities.

Our restated governing law (as amended by the Fifth Amendment) was published in the Federal Gazette (Bundesgesetzblatt) on September 20, 2002. The Restructuring Law (including the amendments to our governing law) was published in the Federal Gazette on August 21, 2003.

Rentenbank’s statutes (Satzung) were amended and restated, effective as of July 26, 2004, principally to reflect the changes in Rentenbank’s governing law.

We extend credit to German and other European Unionpublic and private sector banks which are active in the financing of agriculture, forestry, horticulture and fishing, both by means of traditional loans and by purchasing the debt securities of such banks. We also issue loans to financial institutions for the financing of rural development and infrastructure projects as well as German states

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(Bundesländer), municipalities and public law special purpose corporations. Finally, we extend credit to specific agencies of the Federal Republic.

As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits.

Rentenbank’s founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz über die Rentenbankgrundschuld), dated May 11, 1949.

At December 31, 2004, Rentenbank had total consolidated assets of approximately €72.1 billion. Under German law, we prepare financial statements on both a consolidated and an unconsolidated basis. Throughout this description, we discuss our consolidated financial information unless we note otherwise. For more information on our unconsolidated statements, see our financial statements and the notes thereto beginning on page 41.

Our registered office and headquarters are located at Hochstrasse 2, 60313 Frankfurt am Main, Germany, and our telephone number is 011-49-69-2107-0.

Relationship with the Federal Government

Rentenbank has no shareholders and Germany’s federal parliament exercises ultimate control over Rentenbankthrough legislative action. For example, our governing law specifies the scope of our activities. The Federal Government exercises supervision of Rentenbank through the Federal Ministry of Consumer Protection, Food and Agriculture which makes its decisions in concert with the Federal Ministry of Finance.Moreover, we may only be liquidated pursuant to legislative action by the federal parliament.

Anstaltslast

Rentenbank benefits from the Anstaltslast, or institutional liability, of the Federal Republic. This means that the Federal Republic will:

•	safeguard the economic basis of Rentenbank;

•	keep it in a position to pursue its operations throughout its existence as a statutory body under public law; and

•	in the event of financial difficulties, enable it by financial contribution or in some other appropriate manner to perform its obligations when due, including our securities or our guarantee of any securities if a substitute obligor is substituted for Rentenbank.

This duty under public law exists solely between the Federal Republic and Rentenbank and not between the Federal Republic and any third party. The Federal Republic would not, under Anstaltslast, be permitted to allow us to default on an obligation; the Federal Republic would be required on its own authority to take steps to enable us to perform our obligation when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including holders of any of our securities. Accordingly, while Anstaltslast does not constitute a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under Anstaltslast, the effect of Anstaltslast is that our obligations to the holders of any of our securities are fully backed by the full faith and credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a legally established charge on public funds that would be payable without the need for appropriation or any action by the federal parliament.

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Understandings with the European Commission

On July 17, 2001, representatives of the Federal Republic and the Commission of the European Union reached an understanding on transitional rules with respect to state guarantees for public sector universal banks (Landesbanken) and public sector savings banks (Sparkassen). Explicit statutory guarantees from a state government or the Federal Republic (Anstaltslast and Gewährträgerhaftung) will be abolished after a four year transitional period lasting until July 18, 2005 and replaced by a “normal commercial relationship” between the owners (whether it be a state government or the Federal Republic) and the public financial institution concerned. The transitional arrangement provides that liabilities that were undertaken up to July 18, 2001 are covered by Anstaltslast or Gewährträgerhaftung, as applicable, until they mature. During the transitional period through July 18, 2005, the systems of Anstaltslast and Gewährträgerhaftung may be maintained in their present form. After this transitional period, any liability that still exists and was created after July 18, 2001 will continue to be covered by Anstaltslast or Gewährträgerhaftung, as applicable, provided its maturity does not exceed December 31, 2015. The foregoing understanding, however, does not affect Anstaltslast vis-à-vis Rentenbank.

On March, 1, 2002, representatives of the Federal Government and the Commission of the European Union reached an understanding on the treatment of state guarantees for federal development banks such as Rentenbank for purposes of the European Union state aid rules. Pursuant to the agreement, the use of advantages for special credit institutions immanent to Anstaltslast and other state guarantees relevant under the state aid rules is allowed for the performance of promotional tasks at the request of the state in promotional areas like financing of small and medium enterprises (“SMEs”), infrastructure, environment-friendly investment, housing as well as co-operation with developing countries. Activities, which do not fall under the areas in line with the state aid rules, must be either discontinued by the special credit institutions or hived off to legally independent subsidiaries without state support.

Based on the foregoing, Rentenbank does not currently expect that it will be required to either discontinue or separately incorporate any material portion of its present business activities as a result of the understandings. With the adoption of the Restructuring Law, the description of our permissible activities in our governing law was conformed to the language in respect of which the Federal Republic and the Commission of the European Union reached an understanding on March 1, 2002.

Supervision by the Federal Government

Our governing law prescribes our internal governance structure, our capital structure, the limited scope and nature of our lending activities and provides for supervision of us by the Federal Republic. Although our day-to-day operations are managed independently by our Management Board with supervision by our Advisory Board, the Federal Republic exercises supervision through the Federal Ministry of Consumer Protection, Food and Agriculture (“Supervising Authority”) which exercises its supervision in concert with the Federal Ministry of Finance.

The statutory function of the Supervising Authority is to ensure that the operations of Rentenbank are consistent with the public interest in particular in the promotion of agriculture and rural areas, and are in compliance with German law. The Supervising Authority may request information regarding our operational matters, inspect our books and record and participate in all Advisory Board meetings and General Meetings with the authority to issue motions and to comment on topics at such meetings. In addition, the Supervising Authority has the authority to request a meeting of any of our three governing bodies and is authorized to prevent the implementation of any resolution that is against public interest or violates German law. See “Management — Management Board, — Advisory Board, — General Meeting”.

We are also subject to supervision and regulation by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) under the German Banking Act (Gesetz über das

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Kreditwesen). See “Supervision and Regulation” and “The Federal Republic of Germany —Financial Supervisory Authority”.
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BUSINESS

Our principal business is providing loans and other types of financing for the agriculture industry (including forestry, horticulture and fishing) and the related upstream and downstream sectorsand for rural development. We do so primarily by extending credit to German public and private sector banks, both by means of traditional loans and by purchasing the debt securities of such banks. These banks then lend the proceeds to eligible borrowers. According to our governing law, our lending activity should generally be conducted through or in conjunction with other financial institutions. Accordingly, other than direct lending to certain affiliates, a limited number of German regional state governments and specific agencies of the Federal Republic, our policy is to lend exclusively to financial institutions.

Throughout this description and in our financial statements, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination.

We provide credit to financial institutions to be loaned to borrowers engaged in the following activities:

•	Agriculture, Forestry, Horticulture and Fishing. This sector includes borrowers engaged in all types of agriculture production, forestry, horticulture and fishing. It also includes borrowers engaged in related businesses such as manufacturers and distributors of machinery, fertilizers and other goods used in farming, forestry and fishing and commercial and service businesses with close links to agriculture and forestry (for example, those trading in rural products, timber, livestock or agricultural equipment).

•	Food Industry. Eligible borrowers in this sector include businesses involved in the processing or distribution of food products in all market segments, including businesses in the commodity and luxury food industries and the food trade.

•	Rural Infrastructure. This category covers lending for activities intended to improve rural infrastructure, including drinking water treatment and distribution, sewage and waste treatment, land consolidation, environmental protection, public transportation, housing and job creation and protection in rural communities. As a rule, eligible projects must be in communities with populations of less than 50,000 persons.

•	Local Government Authorities in Rural Areas. Loans may also be made to local governments and other public agencies and authorities such as water and sewage treatment boards and other public utilities in communities with populations of less than 50,000 persons.

Although we provide credit to banks which make loans to borrowers engaged in these activities, we do not separately record in our financial statements the loan amounts that are extended by such banks for each of the above named activities.

Loans to Banks and Customers

We extend credit by making traditional loans and by purchasing the debt securities of German and other European Union banks. Our traditional loan portfolio consists primarily of standard promotional loans to financial institutions and accounted for 83.5% of our loan portfolio at December 31, 2004. For a further description of our traditional lending activities, see “— Loan Portfolio” below.

A major portion of our loans to non-financial institutions is the credit facility we have extended to the Federal Agency for Agriculture and Food (Bundesanstalt für Landwirtschaft und Ernährung) in

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connection with its implementation of European Union agricultural policies (see “— Short-Term Standard Promotional Loans” below).

New Business

The following table shows our new loan commitments for medium- and long-term extensions of credit:

	For the Year Ended December 31,

	2004	2003

	(EUR in millions)
Loan commitments(1):	8,870	8,777
Standard promotional loans for agriculture and rural areas	3,987	4,152
Special loans for specific promotional purposes and assistance measures	2,150	1,852
Renewals	2,733	2,773
Securities	2,856	2,322

Total medium- and long-term extensions of credit	11,726	11,099

(1)	Loan commitments represent the volume of funds committed in the relevant period, including amounts to be disbursed in future periods, and do not include amounts disbursed in the relevant periods pursuant to commitments made in prior periods.

Loan Portfolio

The following table shows, on an unconsolidated basis, the special loans for specific promotional purposes portion of our loan portfolio and the geographic placement of our standard promotional loans for agriculture and rural areas at December 31, 2004 and 2003.

	At December 31,

	2004	2003

	(EUR in millions)
Special loans for specific promotional purposes and assistance measures	8,822	7,714
Standard promotional loans for agriculture and rural areas:
Inside Germany	24,574	25,665
Outside Germany	19,921	15,475

Total	53,317	48,854

The following table provides, on an unconsolidated basis, a breakdown of our loan portfolio according to maturity at December 31, 2004 and 2003.
	At December 31,

	2004	2003

	(EUR in millions)
Loans to other Financial Institutions:
Long-term (five years or more)	11,674	10,337
Medium-term (between one year and five years)	16,355	15,758
Short-term (less than one year)	23,524	20,578
Direct Loans:
Long-term (five years or more)	5	4
Medium-term (between one year and five years)	201	199
Short-term (less than one year)	1,558	1,978

Total	53,317	48,854

Our portfolio of traditional loans consists primarily of medium- and long-term standard promotional loans for agriculture and rural areas and special loans for specific promotional purposes

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and assistance measures. As noted above, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination. Our loan portfolio at December 31, 2004 totaled €53.3 billion, an increase of 9.0% from €48.9 billion at December 31, 2003. At December 31, 2004, this loan portfolio represented 73.9% of our total assets.

Our standard promotional loans accounted for 83.5% of our loan portfolio at December 31, 2004 compared with 84.2% of our loan portfolio at December 31, 2003. It is composed of secured and unsecured loans to German and European Union public sector and private sector banks. Some public sector borrowers benefit from institutional liability or an explicit statutory guaranty (Gewährträgerhaftung) of a state government or the Federal Republic. Landesbanken, public sector universal banks, and Sparkassen, a type of public sector savings bank benefiting from institutional liability (Anstaltslast) and an explicit statutory guarantee of their founders (typically German local or regional governments), are the principal German public sector banks to which we lend. According to the understanding dated July 17, 2001 between representatives of the Federal Republic and the Commission of the European Union on transitional rules with respect to state guarantees for Landesbanken and Sparkassen, Gewährträgerhaftung will be abolished after a four year transitional period lasting until July 18, 2005 and the Anstaltslast will be replaced by a “normal commercial relationship” between the owners and the public financial institution concerned. The transitional arrangement provides that liabilities that were undertaken up to July 18, 2001 are covered by Gewährträgerhaftung until they mature. During the transitional period through July 18, 2005, the system of Anstaltslast and Gewährträgerhaftung may be maintained in their present form. After this transitional period, any liability that still exists and was created after July 18, 2001 will continue to be covered by Gewährträgerhaftung, provided its maturity does not exceed December 31, 2015. The foregoing understanding, however, does not affect Anstaltslast vis-à-vis Rentenbank. See “General — Relationship with the Federal Government.”

Generally, once a financial institution has qualified to be a borrower of our standard promotional loans, loans can be granted to that financial institution. For more information on our review process for approving borrowing banks, see “— Eligibility of Financial Institutions” below.

Our special loans for specific promotional purposes accounted for 16.5% of our loan portfolio at the end of 2004 compared with 15.8% of our loan portfolio at the end of 2003. They are composed exclusively of secured loans to German public sector and private sector banks. These special medium- and long-term loans are made to German banks which loan the proceeds to end-borrowers who meet the qualifications under one of our special lending programs designed to further agriculture-related policy goals. The interest rate on these loans is generally close to our own cost of funds and the terms and conditions of the corresponding loan made to the end-borrower are more favorable to the end-borrower than would otherwise be commercially obtainable.

Standard Promotional Loans

Borrowing terms on standard promotional loans are negotiated with each bank and reflect, among other things, an evaluation of the bank’s creditworthiness and prevailing market conditions. In our risk evaluation, we consider, among other things, the term of the loan, the creditworthiness of the bank, our existing credit exposure to the particular borrowing bank and, if applicable, the country risk. We conduct an annual review of roughly 1,500 private and public sector bank borrowers to ensure that these borrowers continue to meet minimum credit standards. Under the terms of our loans, we generally rely on the creditworthiness of the intermediate financial institution. See “–– Credit Analysis”.

At December 31, 2004, approximately 58.7% of our loan portfolio was unsecured. Unsecured loans to German and other European Union private sector banks are made only after a thorough review of the borrowing bank’s creditworthiness.

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We also make standard promotional loans to public and private sector banks located in other European Union countries. Although there is no legal restriction on the amount of funds we may lend into any one country, as a matter of internal policy we have set aggregate lending limits for each country of the European Union that we lend into. As of December 31, 2004, loans to non-German financial institutions comprised approximately 37.4% of the traditional loan portfolio and, in the year ended December 31, 2004, these loans represented about 29.8% of all new medium- and long-term standard promotional loans.

Short-Term Standard Promotional Loans

Short-term loans are granted to both financial institutions and non-financial institutions. The bulk of our standard promotional lending consists of loans made to banks and other financial institutions in the wholesale markets.

Loans to the Federal Agency for Agriculture and Food (Bundesanstalt für Landwirtschaft und Ernährung or “BLE”), the Federal Republic’s agency responsible for implementing European Union agricultural policies, accounted for nearly all of our standard promotional short-term lending to non-financial institutions at December 31, 2004. Under our credit facility with the BLE, we provide financing for the purchase and storage of commodity foodstuffs and animal feed. The credit extended to BLE is guaranteed by the Federal Republic. We also provide other financial services to BLE. See “— Activities on Behalf of the Federal Republic and State (Länder) Governments”.

Special Loan Programs for Specific Promotional Purposes and Assistance Measures

Special loans for specific promotional purposes consist exclusively of medium- and long-term loans. These loans are extended under one of four special programs designed to further specific policy goals defined by our Advisory Board. In addition, we administer other special loan programs on behalf of the Federal Republic and some states (Länder). Borrowers must meet requirements to borrow under one of these programs. Unlike our standard promotional loans, under the special loan programs we check the end borrower’s eligibility. The final credit decision is made by the local bank (Hausbank) of the end borrower.

Through these special loans, we reduce the interest rates of our loans to specific groups in order to further our promotional objectives. These programs and their requirements include:

•	“Agriculture” and “Young Farmers” programs. Under these programs, we finance medium- and long-term loans to individual end-borrowers who (1) lease or own small farms, (2) meet the definition of a farming operation under the German tax code, and (3) in the case of the “Young Farmers” program, are up to 40 years of age. The use of these loan proceeds is restricted to purchasing or modernizing new farm equipment and buildings, purchasing new land or purchasing an existing farming operation. Loans under these programs are limited to €1,000,000 per person per year (approximately 61% of new special loans made during the year ended December 31, 2004);

•	“Village Renewal” program. Under this program, we make available medium- and long-term loans to private individuals and rural municipalities for the preservation and restoration of agricultural buildings. The use of loan proceeds is restricted to restoring agricultural buildings (even if they are no longer used for farming activities), construction of buildings related to the improvement of cultural or recreational pursuits in rural areas (such as youth centers) and activities related to creating or retaining jobs in rural areas. Loans under this program are limited to €1,000,000 per organization or person per year (approximately 6% of new special loans made during the year ended December 31, 2004);

•	“Rural Structural Measures” program. Under this program, we make available medium-and long-term loans to rural municipalities for infrastructure development projects. The use

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of loan proceeds is restricted to improvements of local infrastructure such as the construction of waste treatment facilities, the development of regional tourism through the construction of parks, harbors, camp grounds and public baths and in some cases the enhancement of community services such as day care centers, fire protection, medical clinics and the energy supply. Loans under this program are limited to €5.0 million per entity per year approximately 32% of new special loans made during the year ended December 31, 2004); and

•	Special loan programs on behalf of the Federal Republic and the states (Länder). Loans under these programs accounted for approximately 1% of new special loans made during the year ended December 31, 2004.

Although we review the applications and the eligibility of the end borrower, special loans for specific promotional purposes are disbursed through local banks or other financial institutions that identify potentially qualified borrowers under one of our special loan programs. Participating financial intermediaries earn a fixed interest margin set by us (currently 0.75% p.a.) on loans extended under the special loan programs. Special loans have maturities of four to more than 20 years and, in the case of loans of more than ten years, usually include an adjustable interest rate mechanism whereby we reset the interest rate after ten years. More than 50% of our special loans have an original maturity of more than ten years. Unlike standard promotional loans, special loans have been secured by both an assignment of the underlying loan and the creation in favor of Rentenbank of a security interest in the loan collateral or mortgage. Since April 1, 2001, new special loans have been secured by an assignment of the underlying loan and the right to require a transfer of the collateral in which the lending bank has a security interest.

Eligibility of Financial Institutions

Consistent with our purpose of providing financing to the agriculture, forestry, horticulture and fishing industries and rural development, we select financial institutions to whom we make loans based on their lending activities in these areas. In our review process, we generally exclude institutions which are clearly not involved in these areas, such as consumer finance institutions and investment banks. Of the remaining institutions, we review their annual reports and other documents to check the consistency of their activities with our purposes. If their lending activities are consistent with our purposes, they are approved as potential borrowers, subject to credit approval. For local and regional banks, we assume that these banks are involved in the development of their local rural areas, and they are included as potential borrowers.

Under our special loan programs for specific promotional purposes and assistance measures, we review the applications of the end borrowers and ensure their loan eligibility based on a review of their stated purpose for using the proceeds of the loan. Once approved, the loan is issued through one of the banks we lend to. For a further description of our special loan programs, see “— Special Loan Programs for Special Promotional Purposes and Assistance Measures” above.

Securities Portfolio

In addition to our traditional loan portfolio, we are also active in providing financing through the purchase of debt securities of German and other European Union banks. The guidelines for our securities portfolio are similar to those we use for our loan portfolio. Just as we restrict loans to financial institutions active in the financing of the agriculture, forestry, horticulture, fishing industry and rural development in Germany and elsewhere in the European Union, we only purchase the debt securities of financial institutions active in these areas. At December 31, 2004, the securities portfolio accounted for 24.0% of total assets. Of our portfolio of debt securities, at December 31, 2004, 2.3% were issued by public issuers, compared to 3.2% at December 31, 2003. We value our securities portfolio on a strict lower of cost or market basis. See “Summary of Material Differences between German GAAP and U.S. GAAP”.

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The following table shows the aggregate book value of our securities portfolio on an unconsolidated basis at December 31, 2004, 2003 and 2002. Securities Portfolio
	At December 31,

	2004	2003	2002

	(EUR in millions)
From public issuers	395.3	527.4	589.1
From other issuers	16,885.8	15,911.4	15,005.3

Total securities	17,281.1	16,438.8	15,594.4

Subsidiaries

We hold interests in two affiliated companies: LR Beteiligungsgesellschaft mbH (“LRB”) and DSV Silo- und Verwaltungsgesellschaft mbH (“DSV”). LRB is a holding company that owns equity interests in DSV and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main. We own 100% of LRB’s outstanding capital. At December 31, 2004, LRB had total assets of €233.0 million.

DSV is a holding company that owns equity interests in companies engaged in agriculture. LRB owns 100% of DSV’s outstanding capital. At December 31, 2004, DSV had total assets of €16.6 million.

Activities on Behalf of the Federal Republic and State (Länder) Governments

Our governing law requires us to allocate one-half of our net income, after allocations to the principal reserve and guarantee reserve, to a special fund (Zweckvermögen) we administer that was formed pursuant to the Law on Agricultural Disencumbrances of March 25, 1952 (Gesetz zur Abwicklung der landwirtschaftlichen Entschuldung). We issued loans from this fund as instructed by the Federal Minister for Consumer Protection, Food and Agriculture. These loans were granted for innovative research and development projects in the agricultural sector.

The Law on Agricultural Disencumbrances of March 25, 1952 (Gesetz zur Abwicklung der landwirtschaftlichen Entschuldung) was repealed on October 26, 2001. On November 19, 2004, the Federal Government indicated during a parliamentary question and answer session that it intends to redirect a portion of the funds available in the special fund (Zweckvermögen) to the agricultural disability insurance institution (landwirtschaftliche Unfallversicherung). The remaining portion of the funds in the special fund (Zweckvermögen) would continue to be available to Rentenbank to issue loans as instructed by the Federal Minister for Consumer Protection, Food and Agriculture. The Federal Government expects to effect the foregoing pursuant to a statute it predicts will be enacted in 2005. We are unable to predict, however, when such a statute will be enacted.

The remaining half of our net income is allocated to a promotional fund the disbursement of which is determined by the General Meeting.

We also act on behalf of a number of different states (Länder) and the Federal Republic in administering other sponsored loan programs. The state of Thuringia has appointed us to administer a number of programs through which agriculture-related borrowers in Thuringia receive sponsored loans. We earn a fee for administering the program and acting as conduit vehicle but otherwise have no credit exposure to any borrowers other than the state of Thuringia. We also administer sponsored agricultural and rural infrastructure lending for the states of Hesse, Hamburg and Baden-

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Württemberg. Furthermore, we continue to manage loans for the Federal Government for the financing of resettlement, building measures for old farms and the purchase of land, which were granted before the federal project for the improvement of the agrarian structure and coastal protection in 1973 came into force.

In addition to providing BLE with financing, we act as agent for BLE in the placement of BLE promissory notes with investors and provide BLE with current account facilities.

Sources of Funds

Our principal sources of funds are:

•	interbank loans and issuances in the capital and money markets, both domestic and international;

•	the participation in open market transactions with the European Central Bank (ECB); and

•	secured and unsecured loans and other funding transactions with German and international institutional lenders.

We are a continuous issuer in accordance with Section 3(2) of the German Securities Sales Prospectus Act (Wertpapierverkaufsprospektgesetz).

In the domestic capital markets, we finance ourselves through a variety of different instruments, including short-term money market transactions, medium- to long-term promissory notes (Schuldscheindarlehen), registered bonds (Namensschuldverschreibungen) and bearer bonds (including bearer bonds with maturities of greater than 10 years and those with maturities of less than 12 months). The registered bonds and some of the bearer bonds are secured by assets which can be used to support their issuance. These assets include qualified mortgage bonds or debentures issued by the Federal Republic or its agencies, debentures issued the German states and their agencies, other forms of collateral which meet German mortgage banking law requirements and other forms of adequate banking collateral. Our total capacity to issue secured debt is based on the amount of our assets available for use as collateral for these debt securities. At December 31, 2004, we had €18.3 billion worth of assets available for use to secure debt we issued, of which €10.5 billion was already designated as collateral for our secured debt instruments. Accordingly, at December 31, 2004, we had the capacity to issue an additional €7.8 billion of secured debt instruments. Additionally, we have established a reserve for the purpose of providing an additional source of collateral for the issuance of secured debt. Secured debt instruments are placed predominantly with domestic investors.

We also fund ourselves in the international capital markets, both through various issuing programs and through stand-alone issuance of various types of unsecured notes and debentures. The issuing programs include a €40 billion Euro Medium-Term Note Program, €10 billion Commercial Paper Program and an A$5 billion Australian Dollar Domestic Medium-Term Note Program. We also have shelf registrations in Japan for primary offerings (Samurais) and secondary offerings (Uridashis), and a shelf registration in the United States for debt securities.

The international capital markets represent an increasingly important source of financing for us. In the year ended December 31, 2004, we issued the equivalent of €11.9 billion of Euro Medium-Term Notes, €17.7 billion of Euro Commercial Paper, €1.1 billion of AUD-Medium-Term Notes and approximately €3.5 billion of Global Bonds offered worldwide under our shelf registration in the United States for debt securities. Because our loan portfolio is denominated predominantly in euro, we issue debt securities in other currencies principally to take advantage of arbitrage opportunities. We use derivative instruments to hedge our currency and interest rate exposure in connection with such issuances. Typically, we retain only a small portion of the proceeds for investment in securities

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or other assets denominated in the same currency as the relevant debt obligation. See “— Risk Management and Derivatives” below.

With respect to the domestic and international capital markets, the following table shows our sources of funds on an unconsolidated basis and, categorized by type of instrument, during each of the years indicated. We classify almost all instruments issued in the international capital markets as unsecured bearer bonds.

	At December 31,

	2004	2003	2002

	(EUR in millions)
International Loans / Promissory notes	1,235.3	1,493.6	2,067.4
Registered bonds	7,550.2	7,792.7	7,849.9
Secured Bearer bonds:
Secured	2,566.5	2,863.6	3,111.9
Unsecured	50,207.4	39,982.7	35,417.0

Total	61,559.4	52,132.6	48,446.2

Liabilities to Customers

Our liabilities primarily consist of debt securities, liabilities to banks and liabilities to customers. See the discussion above in this “— Sources of Funds” section and in “Management’s Comments on the Consolidated Financial Statements — Sources of Funds” for a description of our funding activities related to debt securities and our liabilities to banks. Approximately 93.6% of our liabilities to customers consist of registered bonds, international loans and promissory notes that are purchased by insurance companies. The remaining amount of liabilities to customers consists of liabilities to individual German states, or Länder, as well as other local governments. These liabilities are uncertificated and arise from credit accounts with these governments.

Risk Management and Derivatives

Our treasury department has responsibility for our risk management system and is overseen directly by the Management Board. The treasury department applies for and the Management Board determines market and liquidity risk exposure limits. Daily reports are generated by the risk control department, which analyzes whether our money market, loan and securities portfolios are within market and liquidity risk limits prescribed by the Management Board. The market risk report analyzes the effect on our trading, liquidity and credit portfolio of a putative 100 basis points upward shift of the yield curve and must be signed daily by the head of the treasury department and a member of the Management Board. With respect to liquidity risk, our exposure is never greater than the amount of short-term funds available to us from the European Central Bank based on our available eligible collateral for open market transactions with it. The credit department applies for and the board approves the counterparty credit limits for derivatives. Credit risk, including counter-party credit risk, is monitored on a bank-wide basis as part of our annual review of borrowing customers. See “— Standard Promotional Loans”.

We use derivative instruments, such as swaps, forward contracts and options almost exclusively as part of our asset and liability risk management program. Purchases and sales of derivative instruments are made for hedging purposes in an effort to match as closely as possible the currency, duration and interest rate basis of our assets and liabilities. No derivative activities are undertaken on behalf of clients. Risks are analyzed in accordance with the German Banking Act (Gesetz über das

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Kreditwesen) which requires adequate capital coverage for securities transactions, transactions in derivative products and foreign exchange transactions. See “Supervision and Regulation”.

Credit Analysis

We examine whether credit should be extended in response to direct inquiries either from potential borrowers themselves or from third parties such as other banks or brokers. This examination includes whether or not we can provide funds based on the applicable laws and regulations that govern Rentenbank.

An application for credit and creditworthiness is judged on the basis of a diverse set of documents including business reports, ratings letters and our own credit analysis. Approval for the extension of credit is made in compliance with our own credit approval regulations. Only after this approval are transactions allowed to go forward.

Foreign Currency Risks

In 2004, we issued debt securities in nine different currencies. Approximately 60.1% of this borrowing was denominated in a currency other than euro. Because our loan business is denominated almost exclusively in euro, we have avoided any exchange-rate risk by swapping the proceeds from foreign denominated issues virtually exclusively into euro through so-called cross-currency swaps.

As we only lend inside the European Union, we have no direct exposure to credit risk associated with emerging market countries. In 2004, only 0.3% of our lending (standard promotional loans) was denominated in a currency other than euro.

Liquidity Management

We manage our liquidity requirements by projecting our expected liquidity on a daily basis. Each day, we compile a projection of our net liquidity balance for each day of the coming twelve months. We also produce a projection of assets in our central clearing account with the German Central Bank (Deutsche Bundesbank) eligible for borrowing under the standing facilities of the European Central Bank. Among these facilities is the European Central Bank’s marginal lending facility. Under this facility, we have an account with the Deutsche Bundesbank which has assets designated for use as collateral against which the European Central Bank would automatically extend credit if there was negative liquidity in our account. This standing facility allows us to obtain overnight liquidity from the European Central Bank, according to the amount of our eligible assets. The interest rate on the marginal lending facility normally provides a ceiling for the overnight market interest rate we would be forced to pay. We have used this facility occasionally in the past to cover daily liquidity deficits.

Our cash reserves consist of cash in hand and the balance of our central clearing account with the Deutsche Bundesbank which reflects our obligation to hold minimum reserves in line with the requirements of the European Central Bank.

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CAPITALIZATION

The following table shows Rentenbank’s capitalization on a consolidated basis as of December 31, 2004. Long-term borrowings include all borrowings and bonds issued with remaining maturities in excess of one year.

As of
December 31, 2004

(EUR in millions)(1)
Long-term borrowings from:
Banks	4,031
Other lenders	3,846

Total long-term borrowings	7,877
Bonds	40,546

Total long-term debt	48,423
Subordinated liabilities	1,203
Fund for general banking risks	800
Equity:
Subscribed capital	135
Reserves(2)	631

Total equity	766

Total capitalization	51,192

(1)	On June 8, 2005, the noon buying rate for cable transfers in New York City was $1.2320 per €1.00.
(2)	Includes principal reserve, guarantee reserve, other reserves, differences from capital consolidation and net profit for the year.

As of December 31, 2004, Rentenbank’s Core Capital (or Tier I) ratio amounted to 9.6% and its Supplementary Capital (or Tier II) ratio amounted to 5.7% . For a discussion of capital adequacy requirements under the Banking Act, see “Supervision and Regulation — Capital Adequacy Requirements”.

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MANAGEMENT

Pursuant to our governing law we have three principal governing bodies: the Management Board (Vorstand), the Advisory Board (Verwaltungsrat) and the General Meeting (Anstaltsversammlung). The business address of each of the members of the Management Board and the Advisory Board named below is Hochstrasse 2, 60313 Frankfurt am Main, Federal Republic of Germany.

Management Board

The Management Board is responsible for the day-to-day conduct of our business and the administration of our assets in accordance with the governing law and represents us in dealings with third parties and the judiciary. According to our statutes, the Management Board is required to deliver to the Advisory Board on a quarterly basis a written report on the business and financial conditions of Rentenbank. In accordance with the general guidelines for the granting of loans which have been established by the Advisory Board, the Management Board is required to report semi-annually to the loan committee (Kreditausschuss) of the Advisory Board regarding the development of unsecured credit and large exposures pursuant to the German banking regulations.

The Management Board is comprised of at least two members. Its members are appointed, and may be withdrawn by, the Advisory Board by a two-thirds majority. The appointment of members of the Management Board requires the prior approval of the Supervising Authority.

The current members of the Management Board are:

Mr. Hans Jürgen Ploog
Dr. h. c. Uwe Zimpelmann.

On April 2, 2004, Dr. Zimpelmann was appointed Speaker of the Management Board (Vorstandssprecher).

On April 6, 2005, the Advisory Board appointed Mr. Hans Bernhardt to the Management Board. The appointment is effective as of June 1, 2006.

Mr. Zimpelmann is chairman of the Supervisory Board of Lohmann & Co. AG, Rechterfeld and a member of the Supervisory Board of DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main. Mr. Ploog is a member of the Supervisory Board of Wüstenrot Bank AG, Ludwigsburg. DZ Bank AG and Wüstenrot Bank AG are borrowers of Rentenbank with existing loans outstanding. Other than the foregoing, Rentenbank is not aware of any conflicts or potential conflicts of interest between the duties of each member of the Management Board to Rentenbank and such member’s private interests or other duties.

Advisory Board

     The Advisory Board supervises, and appoints members to and is entitled to remove members from, the Management Board. It may issue general and specific instructions to the Management Board. In particular, the Advisory Board approves Rentenbank’s annual report, adopts corporate governance principles, establishes general guidelines for the granting of loans, and allocates reserves consistent with the governing law. Furthermore, the Advisory Board adopts and may amend Rentenbank’s statutes (Satzung) with the approval of the Supervising Authority. In addition, the following actions require the approval of the Advisory Board: the issuance of bearer debentures, the acquisition and sale of investments, the purchase and sale of land and buildings, approval of employment contracts involving annual compensation above a threshold determined by the Administrative Committee of the Advisory Board (Verwaltungsausschuss), and the issuance of pension guidelines. The Advisory Board must meet at least semi-annually.

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The Advisory Board may delegate certain authorities to committees thereof. Rentenbank’s statutes require the Advisory Board to form an administrative committee concerned with legal and administrative matters, a credit committee concerned with loan and investment matters, an audit committee concerned with financial and accounting matters, and an expert committee concerned with the allocation of retained earnings.

On May 5, 2004, the composition of the Advisory Board changed to reflect the recent amendment to Rentenbank’s governing law that took effect after the General Meeting at which Rentenbank’s accounts for the fiscal year 2003 were approved. The Advisory Board currently has 18 members, one of whom is the Federal Minister of Consumer Protection, Food and Agriculture. Eight of the members of the Advisory Board represent agricultural and food organizations, six of whom are appointed by the not-for-profit German Farmers’ Association (Deutscher Bauernverband e.V.), one of whom is appointed by the not-for-profit Farmers’ Mutual Savings Institution (Deutscher Raiffeisenverband e.V.) and one of whom is appointed by the various food organizations. Further, three members are ministers of agriculture of various German states (Bundesländer), two members represent the Federal Ministry of Consumer Protection, Food and Agriculture and one the Federal Ministry of Finance. One member represents the not-for-profit trade unions. Finally, three members represent credit institutions.

Until May 5, 2004, the Advisory Board consisted of 31 members, of whom 17 represented agricultural and food organizations, three represented not-for-profit trade unions, six were agricultural ministers of the German states or their permanent official representatives, one represented the Kreditanstalt für Wiederaufbau, one represented Deutsche Genossenschaftsbank and three represented agricultural credit institutions or other loan experts appointed by the Advisory Board.

The following is a list of the members of the current Advisory Board:

Chairman:	Präsident Gerd Sonnleitner,
Deutscher Bauernverband e.V.,
Bonn

Deputy Chairman:	Renate Künast,
Bundesministerin für Verbraucherschutz, Ernährung und
Landwirtschaft,
Berlin

Permanent Representative (Ständiger Vertreter)
Matthias Berninger,
Parlamentarischer Staatssekretär

Representatives of the not-for-profit	Präsident Heinz Christian Bär,
agricultural and food organizations:	Hessischer Bauernverband e.V.,
Friedrichsdorf/Ts.

Generalsekretär Dr. Helmut Born,
Deutscher Bauernverband e.V.,
Bonn

Präsidentin Erika Lenz,
Deutscher Landfrauenverband e.V.,
Bonn

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Präsident Norbert Schindler, MdB,
Bauern- und Winzerverband
Rheinland-Pfalz Süd e.V.,
Mainz

Präsident Otto-Dietrich Steensen,
Schleswig-Holsteinischer Bauernverband e.V.,
Rendsburg

Representative of the not-for-profit	Präsident Manfred Nüssel,
Farmers’ Mutual Savings Institution:	Deutscher Raiffeisenverband e.V.,
Bonn

Representative of the Food Industry:	Dr. Johannes Ströh,
Präsident a. D.,
Bundesverband der Agrargewerblichen Wirtschaft e.V.,
Bonn

State Ministers of Agriculture or their
permanent official representatives:(1)

Bavaria:	Josef Miller,
Bayerischer Staatsminister für Landwirtschaft und
Forsten,
München

Brandenburg:	Dr. Dietmar Woidke,
Minister für Ländliche Entwicklung, Umwelt und
Verbraucherschutz des Landes Brandenburg,
Potsdam

Freie und Hansestadt Hamburg:	Gunther Bonz,
Staatsrat der Behörde für Wirtschaft und Arbeit der
Freien und Hansestadt Hamburg,
Hamburg

Representative of the not-for-profit Trade	Hans-Joachim Wilms,
Unions:	Stellvertretender Bundesvorsitzender der IG Bauen-
Agrar-Umwelt,
Berlin

Representative of the Ministry of	Ministerialdirektor Herbert Küster,
Consumer Protection, Food and	Bundesministerium für Verbraucherschutz, Ernährung
Agriculture:	und Landwirtschaft,
Bonn

Representative of the Ministry of Finance:	Ministerialdirigent Dietrich Jahn,
Bundesministerium der Finanzen,
Berlin

Elected Specialists:	Dr. Rolf-E. Breuer,
Vorsitzender des Aufsichtsrates der Deutschen Bank
AG,
Frankfurt am Main

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Dr. Ulrich Brixner,
Vorsitzender des Vorstandes der DZ BANK AG
Deutsche Zentral-Genossenschaftsbank,
Frankfurt am Main

Dr. Dietrich Hoppenstedt,
Präsident des Deutschen Sparkassen- und Giroverbandes
e.V.,
Berlin

(1)	The Bundesrat, the upper house of Germany’s parliament, has established a rotational system pursuant to which every two years a different set of German states is represented on our Advisory Board.

Rentenbank is not aware of any conflicts or potential conflicts of interest between the duties of each member of the Advisory Board to Rentenbank and such member’s private interests or other duties.

General Meeting

The General Meeting advises the bank in matters of the promotion of agriculture and rural areas as well as on general agricultural and business policy issues. Furthermore, it decides on the appropriation of the promotional fund in accordance with our governing law. The General Meeting receives reports of the Management Board on our business activities and of the Advisory Board on resolutions adopted by the Advisory Board. According to our governing law, each year a General Meeting must be held.

Since May 5, 2004, the composition of the General Meeting and its authority has changed to reflect the portion of the amendments to our governing law that took effect after the General Meeting on May 5, 2004. The General Meeting now consists of 28 members (instead of the 30 prior thereto) representing owners and lessees of land subject to our land charges. The German states (Bundesländer) of Baden-Württemberg, Bavaria, Brandenburg, Hesse, Mecklenburg-West Pomerania, Lower Saxony, North Rhine Westphalia, Rhineland-Palatinate, Saxony, Saxony-Anhalt, Schleswig-Holstein and Thuringia each appoint two members to the General Meeting, and the states of Berlin, Bremen, Hamburg and Saarland each appoint one member.

Corporate Governance

In November 2004, the Advisory Board approved certain corporate governance principles for Rentenbank that regulate the conduct of its management. As a result, Rentenbank has voluntarily submitted to the relevant principles set forth in the German Corporate Governance Code. These principles include the regulation of conflicts of interest, compensation of members of the Management Board and the Advisory Board, transparency and disclosure obligations and accounting and audit. Compliance with the German Corporate Governance Code is required by all German publicly-traded companies and recommended to all other German companies. Because Rentenbank is an institution established under public law, certain principles set forth in the German Corporate Governance Code, including principles governing the relationship with and meetings of shareholders, are not applicable to Rentenbank.

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EMPLOYEES

At December 31, 2004, we had 198 employees. Of these, 171, or 86.4% of our workforce, were commercial employees (kaufmännische Angestellte). The remaining 27 employees, or 13.6%, were industrial employees (gewerbliche Angestellte), working as kitchen staff, janitors, tradesmen and drivers. 114 employees, or 57.6% of our total staff, are covered by a collective bargaining agreement.

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SUPERVISION AND REGULATION

General

Rentenbank’s governing law was updated by the Fifth Amendment to specify more clearly our role and objectives as an instrumentality of public policy active in the agricultural sector of the Federal Republic. The amended text of the law provides explicitly for our responsibility for the promotion of agriculture and its related areas and of rural areas including environmental protection related to agriculture, the promotion of renewable energy and resources, the diffusion of organic agriculture and the promotion of animal protection. In addition, with the adoption of the Restructuring Law effective as of August 22, 2003, several changes were made to our governing law principally in order to clarify our permissible activities.

A further objective of the update by the Fifth Amendment to our governing law was to comply with the Federal Government’s intention to increase the federal influence on Rentenbank as a federal development bank through increased Federal Government representation on the Advisory Board. Accordingly, the Minister of Consumer Protection, Food and Agriculture is deputy chairman of the newly composed Advisory Board. While representatives from the Federal Ministry of Consumer Protection, Food and Agriculture and the Federal Ministry of Finance were added to the Advisory Board, the number of state agricultural, farming and trade union representatives was reduced.

Until May 5, 2004, Rentenbank was subject to the supervision of the Federal Republic of Germany which supervision was exercised through a commissioner and a deputy commissioner who were appointed by the Federal Republic. The commissioner was charged with the duty to pursue the public interest, in particular to ensure that Rentenbank’s business operations complied with applicable laws and statutes, and was authorized to prohibit directives and resolutions of the Management Board and the Advisory Board which offended applicable laws or statutes. The deputy commissioner acted with identical powers in the event of the absence or indisposition of the commissioner. These powers of supervision did not include the right to exercise influence over business decisions by our Management Board or our Advisory Board.

After the General Meeting on May 5, 2004, Rentenbank became subject to the supervision of the Federal Ministry of Consumer Protection, Food and Agriculture which exercises its supervision in concert with the Federal Ministry of Finance. The statutory function of the Supervising Authority is to ensure that the operations of Rentenbank adhere to public interest in the promotion of agriculture and rural areas, and are in compliance with German law. The Supervising Authority may request information regarding our operational matters, inspect our books and records and participate in all Advisory Board meetings and General Meetings with the authority to issue motions and to comment on topics at such meetings. In addition, the Supervising Authority has the authority to schedule a meeting of any of our three governing bodies and is authorized to prevent the implementation of any resolution that is against public interest or violates German law.

In accordance with our governing law, Rentenbank may issue registered bonds and bearer bonds that are secured by assets which can be used to support their issuance. These assets include qualified mortgage bonds or debentures issued by the Federal Republic or its agencies, debentures issued the German states and their agencies, other forms of collateral which meet German mortgage banking law requirements and other forms of adequate banking collateral. Our total capacity to issue secured debt is based on the amount of our assets available for use as collateral for these debt securities. After consultation with Rentenbank, the Supervisory Authority nominates a trustee (Treuhänder) and a deputy trustee. It is the responsibility of the trustee to ensure that issuance, administration and security of such bonds comply with the legal and regulatory requirements and the terms and conditions of the bonds. The current trustee is the senior government official Mr. Wolfgang Reimer and the current deputy is the senior government official Mr. Karl-Heinz Tholen.

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In addition, we are subject to comprehensive supervision and regulation comparable in many respects to the supervision of United States commercial banks. Organized under our governing law, we are authorized to carry on the types of banking business which are set forth in our governing law. We are subject to the requirements of the Banking Act (Gesetz über das Kreditwesen) and are supervised and regulated by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) and by the German Central Bank (Deutsche Bundesbank).

Regulation by the Federal Financial Supervisory Authority

The Federal Financial Supervisory Authority (FFSA) is an independent federal authority supervised by the Federal Ministry of Finance. The FFSA is authorized to issue certain regulations and guidelines implementing the provisions of the Banking Act (Gesetz über das Kreditwesen) and other laws affecting banks, including Rentenbank. The regulations issued by the FFSA’s predecessor lay down important regulatory requirements, including principles relating to capital adequacy and liquidity requirements (the “Principles”). The Banking Act implements certain recommendations on banking supervision issued by the Basel Committee on Banking Supervision and implements certain directives of the European Union relating to banks.

Under the Banking Act, every entity that is engaged in one or more of the financial activities defined therein as “banking business” (Bankgeschäfte) is subject to the licensing requirements and other provisions of the Banking Act, unless specifically exempted therefrom. The FFSA supervises the operations of banks to ensure that they conduct their business in accordance with the provisions of the Banking Act, including, in particular, compliance with capital adequacy and liquidity requirements, lending limits and restrictions on certain other activities.

Regulation by the Deutsche Bundesbank

The FFSA carries out its supervisory role in close cooperation with the Deutsche Bundesbank, the German central bank. The FFSA must generally consult with the Deutsche Bundesbank before promulgating general rules and regulations. The promulgation of specified rules and regulations, however, such as the Principles, requires the prior consent of the Deutsche Bundesbank. The Deutsche Bundesbank is also responsible for organizing the collection and analysis of periodic and other reports from the banks.

Capital Adequacy Requirements

Under the German risk-based capital adequacy rules, each bank and financial institution must maintain a certain solvency ratio of Regulatory Liable Capital (haftendes Eigenkapital) (as defined below) to risk-adjusted assets. These rules implement certain provisions of the EC Capital Adequacy Directive, the EC Own Funds Directive and the EC Solvency Ratio Directive (which now have been replaced by the EC Directive relating to the taking up and pursuit of the business of credit institutions), which in turn were based on the recommendations of the Basel Committee on Banking Supervision.

Pursuant to the Banking Act, for a banking institution such as Rentenbank, “Regulatory Liable Capital” (the numerator of the solvency ratio) consists principally of Core Capital (Kernkapital) (as defined below) and Supplementary Capital (Ergänzungskapital) (as defined below).

“Core Capital”, as this term applies to us, consists primarily of:

•	subscribed capital;

•	reserves; and

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•	the fund covering general banking risks according to Section 340g of the German Commercial Code (HGB) (an item which a bank may create on the liability side of its balance sheet in its reasonable commercial judgment in the light of the special risks inherent in the banking business).

“Supplementary Capital”, as this term applies to us, consists principally of:

•	long-term subordinated liabilities;

•	a general banking risk reserve according to Section 340f of the German Commercial Code (HGB); and

•	revaluation reserves (Neubewertungsreserven).

Core Capital reflects a similar concept to Tier I capital and the Supplementary Capital reflects a similar concept to Tier II capital (as such terms are used in the U.S. capital adequacy rules). In determining the aggregate Regulatory Liable Capital, Supplementary Capital may only be included up to the amount of Core Capital, subject to certain other restrictions. Additionally, Regulatory Liable Capital may be reduced by certain deductible items.

Principle I sets forth the requirements regarding the extent to which a bank must maintain capital to cover its counterparty and market risks.

In order to limit counterparty risks, the risk-weighted assets of a bank must be covered by Regulatory Liable Capital at a ratio of at least 8%. Risk-weighted assets include, inter alia, credits, securities and equity participations, as well as swaps, forward transactions (Termingeschäfte) and option rights, to the extent that they are not required to be covered under Regulatory Liable Capital pursuant to trading book provisions. These assets are to be weighted according to specific risk weighting categories. For example, credits extended to the German public sector or to the public sector of certain other countries are assigned a risk weighting of 0%. Swaps, forward transactions and option rights are converted into credit equivalents, which are then risk-weighted, up to a maximum weighting of 50%.

To limit market risks resulting from activities such as trading book interest and share transactions or currency and commodity provisions, banks must maintain Regulatory Liable Capital in a certain amount corresponding to the risk associated with these positions. Principle I specifies certain standard procedures to be followed in order to determine such risks. Banks are, however, permitted to use their own risk determination procedures with the prior approval of the FFSA.

Under the Banking Act’s provisions on consolidated supervision, the capital adequacy rules must not only be met by a bank separately, but also by the bank and all banks, financial services institutions, financial enterprises or bank service enterprises of the bank that are subsidiaries of the bank or that are 20% or more owned by the bank or an affiliate on a consolidated basis, if certain other conditions are met.

We meet the risk-based capital adequacy rules of the Banking Act.

The Basel Committee on Banking Supervision has promulgated proposals that would alter the currently agreed international requirements for the capital adequacy of banks.This proposal was published in 2004 and will be effective at the end of 2006. The core of our counterparts are banks (we have no corporate or retail business). Therefore, we expect no substantial effects concerning our risk weighted assets.

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Liquidity and Other Regulatory Requirements

Bank liquidity levels are determined pursuant to Principle II. Under Principle II, we must maintain sufficient liquidity to meet our pending payment obligations.

At the end of each month, the FFSA evaluates whether the liquidity of each reporting bank is sufficient based on a liquidity figure (Liquiditätskennzahl). The liquidity figure represents the relation between the means of payment available in the first maturity period and the payment obligations which may arise during the same period. Liquidity is considered sufficient if the liquidity figure is not below 1.0. For liquidity obligations in the second to fourth bands, each bank must calculate its so-called liquidity monitoring figures (Beobachtungskennzahlen). Banks must calculate their liquidity monitoring figures at the end of each month. These figures are filed with the appropriate regional office of the Deutsche Bundesbank, which then transmits them to the FFSA.

Under the Banking Act, a bank’s large credit (Großkredite) exposures to a single borrower or connected group of borrowers that equal or exceed 10% of the bank’s Regulatory Liable Capital are subject to a number of restrictions. These essentially consist of the following:

•	these exposures may not exceed in the aggregate eight times the bank’s Regulatory Liable Capital;

•	no single large exposure may exceed 25% of the bank’s Regulatory Liable Capital; and

•	no single large exposure to a bank’s unconsolidated affiliate may exceed 20% of the bank’s Regulatory Liable Capital.

The limitations on large credit exposures are applied on a risk-adjusted basis in a manner similar to the application of Principle I.

The limitations on large credit exposures also apply to a bank and all other companies that form a group with a bank (as discussed under “— Capital Adequacy Requirements” above), on a consolidated basis. To determine whether a group has a large exposure, the exposures by the members of the group to one borrower are fully consolidated and are measured against the consolidated Regulatory Liable Capital of the group. The consolidated limitation of large credit exposures only applies if an exposure of one member of the group is equal to or exceeds 5% of that member’s Regulatory Liable Capital.

Audits

Under German law, Rentenbank itself and its consolidated group must both be audited annually by a certified public accountant (Wirtschaftsprüfer) who is appointed by our Advisory Board with the consent of the Supervising Authority. The FFSA must be informed of and may reject this appointment. Under the Banking Act, a bank’s public accountant is required to inform the FFSA of any facts coming to his or her attention which give reason to deny or qualify the certification of the bank’s annual financial statements or materially adversely affect the financial position of the bank, as well as of any material breach by the bank’s management of the law or the bank’s articles of association.

The certified public accountant is required to prepare annually a detailed and comprehensive longform audit report, which is submitted to our Management Board and Advisory Board, the FFSA and the Deutsche Bundesbank. The contents of the report are prescribed in a regulation issued by the FFSA. In the report the certified public accountant must confirm that the bank has complied with, inter alia:

•	the regulatory reporting requirements;

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•	the large credit exposures calculations;

•	the limitations on the extension of credit to related companies;

•	the Principles; and

•	regulations concerning the prudential granting of credit.

The audit report must also discuss in detail certain large or important credit exposures and confirm compliance with certain provisions of the Banking Act.

The FFSA also requires that the long-form audit report discuss and analyze the method by which the bank determines the risk of a change in interest rates. The audit report must match assets and liabilities bearing interest at fixed rates according to maturity and assets and liabilities bearing interest at floating rates according to interest periods. The audit report must also explain the effect of a change of interest rates on the unmatched portion of such assets and liabilities, respectively.

Reporting Requirements and FFSA Powers of Enforcement

To enable the FFSA and the Deutsche Bundesbank to monitor compliance with the Banking Act and other applicable legal requirements and to obtain information on the financial condition of the German banks, the FFSA and the Deutsche Bundesbank require the routine, periodic filing of information.

Each bank must file, annually, audited financial statements on a consolidated and unconsolidated basis and, monthly, balance sheet and statistical information and compliance statements regarding the risk-based capital adequacy rules. Each bank must file quarterly statements regarding loans of €1.5 million or more, including syndicated loans exceeding this amount regardless of the reporting bank’s share. In addition, each bank must notify the FFSA and the Deutsche Bundesbank immediately of certain organizational changes, certain acquisitions and dispositions and changes in equity investments, changes in the bank’s capitalization and changes in significant shareholdings in the bank.

To secure compliance with the Banking Act and the regulations issued thereunder, the FFSA and the Deutsche Bundesbank may require information and documents from a bank. The FFSA may also conduct investigations of a bank without having to give any particular reason. In addition, the FFSA can attend meetings of the bank’s supervisory board and may require such meetings to be convened. The FFSA also conducts audits of banks on a random basis as well as in special circumstances.

If a bank holds a significant interest in other domestic or foreign banks or other companies that form a group with the bank for German regulatory purposes, the bank must have access to information as to the capital and the large credit exposures of these other companies in order to comply with the requirements of the Banking Act (and regulations issued thereunder) with respect to risk-based capital adequacy and limitations on large credit exposures, including the requirements which provide for reporting on a consolidated basis. The Banking Act obliges German companies that are part of a group for German regulatory purposes to provide this information to the German parent bank and obliges the German parent bank to agree with foreign companies that are part of its group on the supply of appropriate information. If it is not possible for the parent bank to obtain from a company information necessary for the consolidation procedure, the book value of the investment in the company must be deducted when computing the Regulatory Liable Capital of the parent bank.

In the event that the FFSA discovers irregularities, it has a wide range of enforcement powers. The FFSA can challenge the qualifications of a bank’s management. If the Regulatory Liable Capital of a bank is not adequate, or if the liquidity requirements are not met and the bank has failed to remedy the deficiency within a period determined by the FFSA, the FFSA may prohibit or restrict the

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withdrawal of capital, the distribution of profits or the extension of credit. These prohibitions also apply to the parent bank of a group for bank regulatory purposes if the Regulatory Liable Capital of the members of the group does not meet the legal requirements. If the liquidity requirements are not met, the FFSA may also prohibit further investments in illiquid assets.

If a bank is in danger of defaulting on its obligations to creditors, the FFSA may take emergency measures to avert default. These measures may range from the issuance of instructions to the management of the bank to the revocation of the bank’s license and closing of the bank, the prohibition of payments and disposals of assets, the suspension of customer services, and the acceptance of payments other than in payment of debt owed to the bank.

Violations of the Banking Act may result in criminal and administrative penalties.

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FINANCIAL SECTION

FINANCIAL STATEMENTS AND AUDITORS

The accounts of Rentenbank are prepared in accordance with German GAAP. See “Notes to Financial Statements”. German GAAP emphasizes the concepts of “a true and fair view” in the presentation of the statements to protect the interests of creditors. As a consequence, German GAAP permits credit institutions like Rentenbank to create general reserves which, in accordance with German law, are not disclosed. Our balance sheet and profit and loss accounts were prepared in accordance with regulations under the Bank and Financial Services Companies Accounting Regulations (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute). Under these regulations, borrowed funds are broken down according to remaining terms and in four maturity segments.

Pursuant to Section 9 of Rentenbank’s Statutes, the annual financial statements of Rentenbank are to be examined by a Wirtschaftsprüfer (certified public accountant) who is appointed by the Advisory Board with the consent of the Supervising Authority. The public accountant’s long-form audit report (Prüfungsbericht) serves as the basis for the audit of the General Accounting Office (Bundesrechnungshof).

Rentenbank’s external auditors are Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf.

The annual audit is conducted in accordance with German GAAP. In the case of a government-owned entity such as Rentenbank, the scope of the audit is extended to meet the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). Such Act requires that the audit and the resulting report be designed in such a way that enables the Advisory Board, the supervisory authority, and the General Accounting Office to form their own opinion and take action as and when required. One of the specific aspects to be covered by the extended audit and the audit report is the proper conduct of Rentenbank’s business by its management.

In accordance with § 340(h) of the German Commercial Code (HGB), foreign currency amounts were converted and valued on the balance sheet date. Where foreign currency was set up to hedge interest and interest currency swap transactions, they are valued as a single unit.

In 2004, Landwirtschaftliche Rentenbank once again drew up consolidated accounts with LR Beteiligungsgesellschaft mbH, Frankfurt am Main, and DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main. In view of the fact that all other companies affiliated to the bank or group are immaterial in terms of the bank’s net worth, financial and earnings position and in the absence of any sustained investment intentions, their inclusion in the consolidated financial statements has been waived in accordance with § 296 of the German Commercial Code (HGB).

The consolidated accounts were drawn up uniformly in accordance with the accounting and valuation methods authorized for the bank. The method used for capital consolidation was the book value in accordance with § 301(1)1 of the German Commercial Code (HGB).

The date of the first inclusion of the subsidiary LR Beteiligungsgesellschaft mbH (“LRB”) in the consolidated accounts in 1993 was used for the transfer of asset values. As of December 31, 2004, LRB had total assets of €233.0 million.

The date of the first inclusion of the subsidiary DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main (“DSV”), in the consolidated accounts in 1998 was also used for the transfer of asset values. As of December 31, 2004, DSV had total assets of €16.6 million.

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The consolidation of LRB and DSV has produced a total difference on the liability side of €23.8 million, which has the character of a reserve. In the consolidated accounts, the net earnings brought forward of LRB are shown under “other reserves”.

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SUMMARY OF MATERIAL DIFFERENCES
BETWEEN GERMAN GAAP AND U.S. GAAP

The financial statements and the consolidated financial statements of Rentenbank have been prepared in accordance with the German Commercial Code (HGB) and the more specific requirements of the Accounting Regulation for Banks and Financial Service Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute - the “Bank Accounting Regulation”), as well as various additional practices, laws and regulations of the Federal Republic of Germany (collectively “German GAAP”). German GAAP emphasizes the principle of prudence (Vorsichtsprinzip) in the presentation of the financial statements to protect the interests of creditors.

As a result, Rentenbank’s financial statements and consolidated financial statements included in this annual report may differ substantially from financial statements prepared in accordance with accounting principles generally accepted and financial reporting practices followed in the United States (“U.S. GAAP”). Rentenbank is not required to prepare or present financial statements in accordance with accounting and reporting practices and principles followed in the United States.

The following is a summary of material differences between German GAAP and U.S. GAAP as of the dates of Rentenbank’s financial statements and consolidated financial statements included in this annual report. It should not be taken as exhaustive of all differences. No attempt has been made to identify all disclosures, presentation or classification differences that would affect the manner in which transactions or events are presented in the financial statements and the consolidated financial statements of Rentenbank, respectively, or notes thereto.

Investment Securities

Under German GAAP, securities are classified as securities in the trading portfolio, “liquidity reserve” securities or fixed assets. Fixed assets are valued based on the “modified lower of cost or market principle” according to which the historic cost (the original purchase price) is subject to exceptional depreciation only if a permanent impairment in value is expected. Trading portfolio and the “liquidity reserve” securities are current assets and recorded at the lower of cost or market. All recognized changes in valuation are recorded in current income or expense, as applicable.

Under U.S. GAAP, investments in equity and debt securities are classified into the categories trading, available-for-sale or held-to-maturity (for debt securities only). According to Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities”, securities held to maturity are carried at amortized cost and are subject to other-than-temporary impairment tests. Trading and available-for-sale securities are recorded at fair value. Adjustments to the fair value of available-for-sale securities are included in other comprehensive income, a separate component of equity, while adjustments to the fair value of trading securities are included in the statements of income.

Derivative Instruments and Hedge Accounting

Under German GAAP, derivative instruments and embedded derivatives may be included in a financial institution’s trading book or investment book. Trading derivatives are treated as current assets and accordingly follow the lower of cost or market. That is, while unrealized losses on trading derivatives are recorded in current income, unrealized gains are not recognized. Hedge accounting is permitted as micro-hedge, portfolio-hedge or macro-hedge (often referred to as gap hedge). Derivative financial instruments used for hedging purposes are generally accounted for as off-balance-sheet transactions and, in the case of Rentenbank, are disclosed in notes to the financial statements. Unrealized gains and losses of both the derivative financial instrument and hedged items are generally not recorded on the balance sheet or in the income statement. The related income and expense of a derivative financial instrument, such as interest income related to interest rate swaps, is reported on a

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basis consistent with the underlying hedged position pro rata temporis, often resembling synthetic instrument accounting.

Under U.S. GAAP (SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”), all derivative instruments and embedded derivatives are recorded on the balance sheet at fair value as either assets or liabilities, regardless of any hedge relationship that might exist. Changes in the value of derivative instruments are recognized in the income statement as they arise, unless they satisfy stringent criteria for hedge accounting (including designation and high effectiveness), supported by formal documentation. The accounting treatment of the hedging instruments as well as the hedged items depends on the type of hedge designation (fair value hedge or cash flow hedge), the offset being in either current income or other comprehensive income. Also depending on the hedge designation, the carrying value of the hedged item may need to be adjusted to offset the changes in the fair value of the hedging derivative. Any ineffectiveness resulting from the hedge relationship is recognized in income.

Provision for loan losses

German GAAP requires that, in establishing and maintaining the allowance for loan losses, entities consider all evident risks relating to their lending operations, primarily counterparty credit risk. Specific provisions recorded for counterparty exposure equal the level of anticipated losses reduced by the expected net realizable value of any collateral provided. Additionally, serving as a cushion for unexpected credit losses, banks maintain a general reserve based on their historical loan loss experience. In general, the calculation of such general reserve follows the guidance and parameters included in the applicable tax laws.

Under U.S. GAAP, guidance relating to the impairment of loans is included in SFAS 5, “Accounting for Contingencies”, and SFAS 114, “Accounting by Creditors for Impairment of a Loan”. For loans that are individually deemed impaired, specific reserves are determined based on the present value of future cash flows discounted at the loan’s effective interest rate, or where the loan is collateral dependent based on the fair value of the collateral provided. Where available, the observable market price of the loan can be used. SFAS 5 requires recognition of a loss when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable (general reserves). Such general reserves are calculated on a consistent basis considering historical experience and other appropriate risk factors.

Certain provisions and reserves

German GAAP permits provision for general banking risks by setting up certain disclosed or “hidden” reserves. In accordance with Section 340(f) of the German Commercial Code, the disclosed reserves are based on the valuation of loans and advances to banks and customers as well as securities held as part of the liquidity reserve at a lower amount than required in order to reflect the risks associated with the banking business. Because the assets are shown at lower amounts in the balance sheet, there is no actual reserve shown on the balance sheet. Hidden reserves are restricted to 4% of the value of the assets. Income and expenditure relating to movements in the hidden reserves may be netted with the income or expenditure relating to lending operations. In addition, in accordance with Section 340(g) of the German Commercial Code and the principle of prudence, a general provision for groups of receivables with a similar risk exposure is also permitted and disclosed on the face of the balance sheet.

Under U.S. GAAP, provisions are only recorded when certain criteria are met. In accordance with SFAS 5, “Accounting for Contingencies”, a provision is only recognized when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has

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been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable.

Reacquired own debt securities

Under German GAAP, own debt securities that are re-acquired with the intention of resale are recorded as assets at acquisition cost, and subsequently valued at the lower of cost or market. Gains or losses on resale of such securities are recorded in the profit and loss account.

Under U.S. GAAP, repurchased own debt securities result in a reduction of outstanding liabilities on the balance sheet, irrespective of whether the securities are intended for resale or not. The difference between the cost of re-acquisition and the book value of outstanding debt is recorded in current income.

Property and equipment

Under German GAAP, property and equipment are reported at acquisition or manufacturing cost, as applicable, and reduced by scheduled depreciation in accordance with their estimated economic useful life. In practice, depreciation is carried out on the basis of the depreciation tables issued by the tax office. Based on the modified lower of cost or market principle, any expected permanent impairment of property and equipment results in additional depreciation. This additional depreciation is reversed when the reason for the impairment no longer exists.

U.S. GAAP requires that property and equipment be carried at cost less scheduled depreciation in accordance with the estimated economic useful life of the asset. U.S. GAAP requires that assets be reviewed for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. After recording such impairment charge, U.S. GAAP does not permit subsequent recovery.

Scope of Consolidation

Under German GAAP, consolidation of all significant majority-owned subsidiaries is required. Consolidation is not required if the necessary information cannot be obtained without unreasonable expense or delay or if the shares are held for purpose of resale. Entities in which an equity interest is held and whose business and financial policy is subject to material influence (associated companies) are valued at equity, unless the shares are held for resale.

Under U.S. GAAP, the determination when an entity is to be consolidated has traditionally been determined based on a voting control model. While this model is still applicable, new FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) has broadened the scope of consolidation to include a risk and rewards model. Variable Interest Entities (“VIE’s”), which are often special purpose entities, in which a parent does not have a controlling voting interest but the parent absorbs the majority of the VIE’s expected losses or residual returns, must also be consolidated. The equity method is generally required for investments where the parent company has more than 20% of the voting rights or if factors indicate that significant influence exists. Furthermore, U.S. GAAP does not provide an exemption from consolidation or equity accounting based on significance or the intent to resell the investment.

Pension provisions

Under German GAAP, pension obligations are determined using actuarial principles, whereby the ongoing and future pension obligations and benefit obligations to retired beneficiaries are determined using a valuation benchmark (partial value) in line with tax regulations.

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Under U.S. GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87, “Employers’ Accounting for Pensions” which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Under SFAS 87, a pension asset or liability representing the excess or deficit of plan assets over benefit obligations is recognized in the balance sheet. The pension benefit obligation is calculated by using a projected unit credit method, including assumptions for future salary increases. Actuarial gains or losses outside of a 10% “corridor” must immediately be recognized as a component of net pension cost. Gains and losses inside the corridor can be amortized over future periods.

Assets and liabilities held in trust

Under German GAAP, assets and the equal liabilities held in trust are recorded on the balance sheet. Under U.S. GAAP, these items would likely not be recorded on the balance sheet.

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MANAGEMENT’S COMMENTS ON THE
CONSOLIDATED FINANCIAL STATEMENTS

This section does not constitute a part of our audited financial statements and contains some financial information not derived from our audited financial statements.

The Balance Sheet

Our total consolidated assets and our total consolidated liabilities and equity increased by 7.9% to €72.2 billion at December 31, 2004, as compared with €66.9 billion at December 31, 2003.

We extend credit both by making traditional loans and by purchasing the debt securities of German and other European Union banks. Consistent with these activities, loans and advances to banks, loans and advances to customers and bonds and other fixed-interest securities accounted for the large majority of our assets. These items amounted to €71.7 billion, or 99.3% of total assets, at December 31, 2004, as compared with €66.4 billion, or 99.4% of total assets, at December 31, 2003. The increase in these amounts at year-end reflected the increased lending activity in 2004.

Our most significant liabilities relate to the funding of these activities and are concentrated in liabilities to banks, liabilities to customers and debt securities. These liabilities totaled €68.9 billion, or 95.4% of total liabilities and equity, at December 31, 2004, as compared with €64.0 billion, or 95.8% of total liabilities and equity, at December 31, 2003. Our equity (subscribed capital, reserves and funds for general banking risks) increased from €1.4 billion at December 31, 2003 to €1.6 billion at December 31, 2004. Subscribed capital remained at €0.1 billion. The principal reserve and the guarantee reserve increased by €28.5 million reflecting the transfer of 2004 net income to these reserves.

The following tables set forth the key trends in our balance sheet, on a consolidated basis, at the dates indicated:

			Increase (Decrease)
	December 31,	December 31,	in 2004 Compared
	2004(1)	2003(1)	with 2003(1)

	(EUR in millions)		(%)
Assets
Cash reserves	53.0	11.0	381.8
Loans and advances to banks(2)(3)	52,781.0	47,865.6	10.3
Loans and advances to customers(2)(4)	1,672.9	2,127.2	(21.4)
Bonds and other fixed-interest securities(2)	17,287.4	16,449.3	5.1
Shares and other variable-yield securities	2.6	3.1	(16.1)
Investments and shares in affiliated enterprises	157.0	186.3	(15.7)
Trust assets	166.7	175.9	(5.2)
Public sector recovery claims	2.1	4.1	(48.8)
Intangible assets	0.1	0.0	—
Tangible assets	15.0	10.7	40.2
Other assets	3.8	3.9	(2.6)
Deferred income	12.0	17.0	(29.4)

Total assets	72,153.6	66,854.1	7.9

(1)	Columns may not add due to rounding.
(2)	Includes accrued interest.
(3)	Includes amounts due from companies in which Rentenbank has investment holdings.
(4)	Includes amounts due from affiliated companies and from companies in which Rentenbank has investment holdings.

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			Increase (Decrease)
	December 31,	December 31,	in 2004 Compared
	2004(1)	2003(1)	with 2003(1)

	(EUR in millions)		(%)
Liabilities and Equity
Liabilities to banks(2)(3)	10,902.4	15,848.7	(31.2)
Liabilities to customers(2)(4)	4,529.3	4,696.4	(3.6)
Debt securities(2)(5)	53,489.6	43,502.1	23.0
Trust liabilities	166.7	175.9	(5.2)
Other liabilities(6)	27.2	23.6	15.3
Deferred income	30.4	33.4	(9.0)
Accrued expenses	238.4	223.9	6.5
Subordinated liabilities	1,203.4	902.9	33.3
Funds covering general banking risks	800.0	710.0	12.7
Equity (subscribed capital and reserves)	766.2	737.2	3.9

Total	72,153.6	66,854.1	7.9

Memo Items:
Contingent liabilities(7)	8.6	88.1	(90.2)
Other liabilities(8)	1,314.0	1,349.5	(2.6)

(1)	Columns may not add due to rounding.
(2)	Include accrued interest.
(3)	Include liabilities to companies in which Rentenbank has investment holdings.
(4)	Include liabilities to companies in which Rentenbank has investment holdings and liabilities to affiliated companies.
(5)	Consists of bonds and notes.
(6)	Include other liabilities and Edmund Rehwinkel Foundation.
(7)	Consist of contingent liabilities resulting from discounted bills of exchange and liabilities resulting from guarantees and indemnity agreements.
(8)	This item consists entirely of irrevocable loan commitments made by Rentenbank.

Edmund Rehwinkel Foundation

Rentenbank established the Edmund Rehwinkel Foundation in 1974 for the purpose of further supporting agricultural development. The initial endowment fund included our donations and was raised by us. This fund sponsors research projects relating to agriculture from the proceeds of the endowment fund. The fund is not an independent entity, but a special trust fund that we administer. The nature of our liability is an obligation to provide ongoing funding to the foundation.

Volume of Credit

We extend credit both by making promotional loans and by purchasing debt securities of German and other European Union banks. Consequently, the growth in lending activity is reflected in the increase in loans and advances to banks and the purchase of debt securities.

At December 31, 2004, loans and advances to banks amounted to €52.8 billion, of which €8.4 million was payable on demand, as compared with €47.9 billion at December 31, 2003, of which €20.8 million was payable on demand.

Loans and advances to customers decreased to €1.7 billion at December 31, 2004, from €2.1 billion at December 31, 2003. This does not represent a trend in our credit practices, but only the fact that certain short-term advances to customers happened to be outstanding on the balance sheet date.

The following table sets forth, on an unconsolidated basis, the trends in Rentenbank’s extensions of credit in 2004 and 2003.

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			Increase (Decrease)
	December 31,	December 31,	in 2004 Compared
	2004	2003	to 2003

	(EUR in millions)		(%)
Standard promotional loans for agriculture in rural areas:
Inside Germany	24,574	25,665	(4.3)
Outside Germany	19,921	15,475	28.7
Special loans for specific promotional purposes and assistance measures	8,822	7,714	14.4

Total traditional loans	53,317	48,854	9.1
Debt securities	17,281	16,439	5.1

Total extensions of credit	70,598	65,293	8.1

Our traditional loan portfolio is increasingly composed of loans made in the European Union but outside Germany. Our standard promotional loans inside Germany decreased by €1.1 billion, or 4.3%, to €24.6 billion at December 31, 2004, compared with €25.7 billion at December 31, 2003. By contrast, our standard promotional loans outside Germany increased by €4.4 billion, or 28.7%, to €19.9 billion at December 31, 2004, compared with €15.5 billion at December 31, 2003.

Our portfolio of debt securities increased by €0.9 billion, or 5.1%, to €17.3 billion at December 31, 2004, compared with €16.4 billion at December 31, 2003. This reflects the increasing use of debt securities in the credit markets in which we operate. We increasingly extend credit, not by making traditional loans, but rather by purchasing the debt securities of German and other European Union banks. This general market-wide development is favorable to our borrowers, to us and other bank lenders because of the greater liquidity and fungibility of these securities.

Sources of Funds

Our principal source of funds for our loan and securities portfolios are interbank loans and issuances in the capital markets, both domestic and international, the participation in open market transactions with the European Central Bank, and secured and unsecured loans and other funding transactions with German and international institutional lenders.

Our most significant liabilities relate to these funding activities.

Liabilities to banks decreased by €4.9 billion, or 31.2%, to €10.9 billion at December 31, 2004 from €15.8 billion at December 31, 2003 and liabilities to customers decreased by €0.2 billion, or 3.6% to €4.5 billion at December 31, 2004 from €4.7 billion at December 31, 2003 .

With respect to the domestic and international capital markets, the following table sets forth the trends in our sources of funds, on an unconsolidated basis and categorized by type of instrument, during 2004 and 2003.

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	For the Year Ended December 31,

			Increase (Decrease)
			in 2004 Compared
	2004	2003	with 2003

	(EUR in millions)		(%)
International Loans / Promissory notes	1,235.3	1,493.6	(17.3)
Registered bonds	7,550.2	7,792.7	(3.1)
Bearer bonds:
Secured	2,566.5	2,863.6	(10.4)
Unsecured	50,207.4	39,982.7	25.6

Total	61,559.4	52,132.6	18.1

At December 31, 2004, the total of Rentenbank’s outstanding borrowings amounted to €61.6 billion compared with €52.1 billion at December 31, 2003. This increase of 18.1% reflects primarily an increased use of the capital markets to fund growth in extensions of credit, particularly on a medium- and long-term basis and through our U.S. registered Global Bonds offering.

Our outstanding promissory notes and international loans decreased by €0.3 billion, or 17.3%, from €1.5 billion at December 31, 2003 to €1.2 billion at December 31, 2004. Promissory notes (Schuldscheindarlehen) are almost exclusively placed in Germany, and the decline in their use reflects our increasing use of the international, as opposed to the domestic, capital markets.

Our outstanding unsecured bearer bonds increased by €10.2 billion, or 25.6%, from €40.0 billion at December 31, 2003 to €50.2 billion at December 31, 2004. This strong growth also reflects our increasing use of the international capital markets including our Euro Commercial Paper Program with which we issued €17.7 billion and our Euro Medium-Term Note Program with which we raised the equivalent of €11.9 billion in 2004.

For a more detailed discussion of the types of instruments and programs we use in the domestic and international capital markets, see “Business — Sources of Funds” above.

Capital Adequacy

We are subject to the capital adequacy requirements established by the Federal Financial Supervisory Authority. See “Supervision and Regulation” above. The table below sets forth the components of our regulatory capital ratios and the components of these ratios on a consolidated basis at December 31, 2004, 2003 and 2002 as determined in accordance with the German Banking Act (Gesetz über das Kreditwesen).

	December 31,

	2004	2003	2002

		(EUR in millions)
Core capital	1,393	1,280	1,184
Total liable capital	2,220	2,012	1,872
Total risk-adjusted assets and off balance sheet items	14,543	13,284	13,143
Core capital ratio	9.6%	9.6%	9.0%
Solvency ratio	15.3%	15.1%	14.2%

Our equity capital is fixed by the governing law at €135.0 million. Our equity capital was accumulated during the ten year period following our establishment through payments by owners and

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lessees of certain lands permanently used for agricultural and forestry purposes, known as the land charge. The land charge was established pursuant to a law of May 11, 1949 (Gesetz über die Rentenbankgrundschuld) enacted simultaneously with our governing law. Contributors to Rentenbank’s equity capital through the land charge have no ownership rights in the bank.

In addition to capital contributed through the land charge, our governing law requires that we contribute a portion of our annual earnings to two reserve funds: the principal reserve fund and the guarantee reserve fund. In addition, pursuant to Section 340(g) of the German Commercial Code, our Advisory Board may allocate, on a discretionary basis, a portion of our annual profits and certain previously-established reserves to a fund covering general banking risks, which is Tier I capital and essentially functions as a reserve against potential future loan losses.

The principal reserve is part of our Tier I capital and is funded by mandatory annual contributions of 50 percent of Rentenbank’s annual profits after allocations to the guarantee reserve. At December 31, 2004, the principal reserve stood at €205.0 million. The guarantee reserve provides additional collateral for Rentenbank’s issuance of secured instruments. The Advisory Board decides on the annual allocation to the guarantee reserve and may allocate up to 50 percent of the bank’s annual profits to the guarantee reserve but the aggregate size of the guarantee reserve is limited to an amount equal to 5 percent of the face amount of all secured instruments outstanding.

We also have several other forms of liable capital. Liable capital consists principally of subordinated debt that qualifies as supplementary or Tier II capital for regulatory purposes. At December 31, 2004, our liable capital included €1,203.4 million of subordinated debt.

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Profit and Loss Account

Rentenbank’s overall profit and loss account improved in 2004 compared to 2003. Net income increased to €38.0 million for the year ended December 31, 2004, compared with €36.0 million for the year ended December 31, 2003.

The following table sets forth Rentenbank’s consolidated profit and loss account for each of the years ended December 31, 2004 and 2003.

			Increase (Decrease) in 2004 Compared with 2003
	For the Year Ended
	December 31,

	2004(1)	2003(1)

	(EUR in millions)		(%)
Interest income(2)	2,787.1	2,848.4	(2.2)
Interest expense	2,574.9	2,652.5	(2.9)

Net interest income	212.2	195.9	8.3
Other operating income(3)	2.5	5.8	(56.9)
Net commission expense	(0.9)	(0.8)	12.5
General administrative expenses	(36.4)	(33.6)	8.3
Depreciation and valuation adjustments on intangible and tangible assets	(2.1)	(2.6)	(19.2)
Other operating expenses	(0.6)	(1.2)	(50.0)

Extraordinary expenditure	0.0	0.0	0.0

Operating income (before risk provisions and valuation adjustments)	174.7	163.5	6.9
Risk provisions and valuation adjustments, net	(136.0)	(127.4)	6.8

Pre-tax income	38.7	36.1	7.2
Taxes(4)	(0.7)	(0.1)	600.0

Net income	38.0	36.0	5.6

(1)	Columns may not add due to rounding.
(2)	Includes interest income from lending operations, money market transactions, fixed interest securities and debt register claims and current income from shares and other variable-yield securities, investment holdings and shares in affiliated companies.
(3)	Includes net revenue from financial operations and other operating income.
(4)	Although Rentenbank is not subject to corporate tax, it is subject to real property and vehicle taxes. In addition, Rentenbank’s subsidiary LR Beteiligungsgesellschaft is subject to corporate and trade tax.

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Net Interest Income The following table sets forth the principal components of Rentenbank’s net interest income, on a consolidated basis, for the years ended December 31, 2004 and 2003:

	For the Year Ended December 31,		Increase (Decrease) in 2004 Compared with 2003

	2004	2003

	(EUR in millions)		(%)
Interest income:
Loans and advances to banks and customers	2,087.6	2,122.0	(1.6)
Debt securities	693.9	720.9	(3.7)
Dividends and other income	5.6	5.5	1.8

Total	2,787.1	2,848.4	(2.2)

Interest expense:
Liabilities to banks and customers	473.6	684.1	(30.8)
Debt securities	2,056.3	1,928.0	6.7
Subordinated liabilities	45.0	40.4	11.4

Total	2,574.9	2,652.5	(2.9)

Net interest income	212.2	195.9	8.3

Total interest income decreased by €61.3 million, or 2.2%, to €2,787.1 million for the year ended December 31, 2004, as compared with €2,848.4 million for the year ended December 31, 2003. Total interest expense decreased by €77.6 million, or 2.9%, to €2,574.9 million for the year ended December 31, 2004, as compared with €2,652.5 million for the year ended December 31, 2003. Net interest income increased by €16.3 million, or 8.3%, to €212.2 million for the year ended December 31, 2004, as compared with €195.9 million for the year ended December 31, 2003.

Other Operating Income

Other operating income decreased by €3.3 million, or 56.9%, to €2.5 million in 2004 from €5.8 million in 2003. Other operating income also includes rental income from real estate owned by Rentenbank, reversals of provisions, which increased in 2004 and some special income decreased in 2004.

Net Commission Expense

Net commission expense increased by €0.1 million to €0.9 million in 2004 from €0.8 million in 2003. We earn commission income from fees paid by banks, for which we arrange loans.Commission income decreased to €0.7 million in 2004 from €0.8 million in 2003. Our commission expense comes from fees we pay in connection with loans that other banks arrange for us. Our commission expense remained unchanged at €1.6 million.

General Administrative Expenses

The following table sets forth, on a consolidated basis, the principal components of our general administrative expenses for the years ended December 31, 2004 and 2003.

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	2004	2003	Change

	(EUR in millions)		(%)
Salaries and wages	14.4	14.6	(1.4)
Social security contributions and expenditures on pensions and support	11.0	8.7	26.4
Other administrative expenses	11.0	10.3	6.8

Total general administrative expenses	36.4	33.6	8.3

General administrative expenses increased by €2.8 million, or 8.3%, to €36.4 million in 2004 from €33.6 million in 2003.The most significant component of this increase were costs for social security contributions and expenditure on pensions and welfare benefits and other administrative expenses.

Depreciation and Valuation Adjustments on Intangible and Tangible Assets

Depreciation and valuation adjustments on intangible and tangible assets decreased by €0.5 million, or 19.2%, to €2.1 million in 2004 compared with €2.6 million in 2003.

Other Operating Expenses

Other operating expenses decreased by €0.6 million to €0.6 million in 2004 compared with €1.2 million in 2003.

Operating Income

For the reasons described above, operating income (before risk provisions and valuation adjustments) increased by €11.2 million, or 6.9%, to €174.7 million in 2004 compared with €163.5 million in 2003.

Net Risk Provisions and Valuation Adjustments

Net risk provisions and valuation adjustments increased by €8.6 million, or 6.8%, to €136.0 million in 2004 compared with €127.4 million in 2003. Net risk provisions include depreciation and valuation adjustments on loans and certain securities as well as allocations to reserves for lending operations, allocations to the fund for general banking risks and income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets.

Consolidated Cash Flow Statement

Since 2003, Rentenbank is required to draw up a cash flow statement. It presents the composition of and changes in cash and cash equivalents, divided into the operational business, investment business and financing business. The cash flow statement has only a limited significance as an indicator of a bank’s state of liquidity.

Cash flow from operational business decreased in 2004 by €182million to €(293) million from €(111) million in 2003. Cash flow from investment business increased in 2004 by €27 million to €22 million from €(5) million in 2003. Cash flow from financing business increased in 2004 by €197 million to €313 million from €116 million in 2003.

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Consolidated Segment Report

Since 2003, Rentenbank is required to draw up a segment report where particular material year-end results are organized according to operational business areas and regions. We have defined the primary segments based on Rentenbank’s organization and management structure as well as internal financial reporting. Our primary business areas (segments) include:

•	Liquidity safeguarding and management. In this segment the results of Rentenbank’s liquidity position and management are presented.

•	Promotional business. This segment shows the results of promotional business activities.

•	Capital investment. In this segment the contribution from results of the investment of own funds (interest-free capital and provisions) are shown in the form of promotional loans.

Consolidated net income from liquidity safeguarding and management increased in 2004 by €0.1 million to €7.6 million from €7.5 million in 2003. Consolidated net income from promotional business increased in 2004 by €2.1 million to €3.7 million from €1.6 million in 2003. Consolidated net income from capital investment decreased in 2004 by €0.2 million to €26.7 million from €26.9 million in 2003.

Statement of Consolidated Capital Development

Since 2003, Rentenbank is required to also draw up a statement of capital development. In 2004, capital increased by €29.0 million to €766.2 million at December 31, 2004 from €737.2 million at December 31, 2003. Of this, €135.0 million represented capital stock. Subject to the approval of the responsible organs, €9.5 million will be transferred to the principal reserve and €19.0 million will be transferred to the guarantee reserve.

The consolidated cash flow statement, the consolidated segment report and the statement of consolidated capital development are part of the annual and consolidated financial statements of Landwirtschaftliche Rentenbank that were audited by Deloitte & Touche GmbH Wirtschaftsprüfungs-gesellschaft in accordance with its report, dated March 15, 2005. See “Accountant’s Report”.

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Several modifications have been made in the following translation of the financial statements in comparison to the German originals. The figures in the following financial statements have been rounded from the exact amounts into millions of euro. In the balance sheet and also in the consolidated balance sheet in item 4 under Assets and item 11 under Liabilities additional subtotals and further break downs have been included which are not to be found in the German originals.

FINANCIAL STATEMENTS

Unconsolidated Balance Sheet

				As of	As of
				December 31,	December 31,
				2004	2003

				€ million	€ million

Assets
1.	Cash reserve
	a)	Cash in hand		0.2	0.2
	b)	Balances at central banks		52.8	10.8

				53.0	11.0
		including:
		At Deutsche Bundesbank
		€52.8 m (2003: €10.8 m)
2.	Due from banks
	a)	On demand		8.4	20.8
	b)	Other claims		52,717.6	47,788.8

				52,726.0	47,809.6
3.	Due from customers
		including:
		Secured by mortgages on real estate
		€—.—m (2003: €—.— m)
		Local government loans
		€1,538.4 m (2003: €1,950.5 m)		1,852.8	2,308.9
4.	Bonds and other fixed-interest securities
	a)	Debentures and bonds
		aa)	From public issuers	395.3	527.4
		ab)	From other issuers	16,885.8	15,911.4

				17,281.1	16,438.8
		including:
		Eligible as collateral with Deutsche Bundesbank
		€14,994.1 m (2003: €13,804.4 m)
	b)	Own bonds		6.3	10.5

	Nominal value €6.3 m (2003: €10.5 m)			17,287.4	16,449.3
5.	Shares and other variable-yield securities			0.0	0.6
6.	Investment holdings
		including:
		In banks
		€—.—m (2003: €—.— m)
		In financial services companies
		€—.—m (2003: €—.— m)		0.8	19.0

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Unconsolidated Balance Sheet (continued)

			As of	As of
			December 31,	December 31,
			2004	2003

			€ million	€ million

7.	Shares in affiliated companies
		including:
		In banks
		€—.—m (2003: €—.— m)
		In financial service companies
		€—.—m (2003: €—.— m)	15.6	26.6
8.	Trust assets:
		including:
		Loans on a trust basis
		€166.7 m (2003: €175.9 m)	166.7	175.9
9.	Compensation claims on the government including bonds arising from their conversion		2.1	4.1
10.	Intangible assets		0.1	—
11.	Tangible assets		15.0	10.7
12.	Other assets		0.2	0.3
13.	Deferred items
	a)	Relating to issuing and loan business	10.7	15.8
	b)	Others	1.3	1.2

			12.0	17.0

Total assets			72,131.7	66,833.0

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Unconsolidated Balance Sheet (continued)
		As of	As of
		December 31,	December 31,
		2004	2003

		€ million	€ million

Liabilities
1.	Liabilities to banks
	a) On demand	0.5	0.4
	b) With agreed term or period of notice	10,901.9	15,848.3

		10,902.4	15,848.7
2.	Liabilities to customers
	Other liabilities
	a) On demand	33.4	42.5
	b) With agreed term or period of notice	4,506.9	4,664.5

		4,540.3	4,707.0
3.	Securitized Liabilities	53,489.6	43,502.1
4.	Trust liabilities
	including:
	Loans on a trust basis
	€166.7 m (2003: €175.9 m)	166.7	175.9
5.	Other liabilities	26.0	24.2
6.	Edmund Rehwinkel-Foundation	1.0	1.0
7.	Deferred items
	a) Relating to issuing and loan business	2.8	3.6
	b) Others	27.6	29.8

		30.4	33.4
8.	Provisions
	a) Provisions for pensions and similar obligations	70.0	66.4
	b) Taxation provisions	0.0	0.0
	c) Other provisions	162.7	151.2

		232.7	217.6
9.	Subordinated liabilities	1,203.4	902.9
10.	Fund covering general banking risks	800.0	710.0
11.	Capital and reserves
	a) Subscribed capital	135.0	135.0
	b) Capital reserve	0.0	0.0
	c) Revenue reserves
	ca) Principal reserve as per § 2(2) of the
	Landwirtschaftliche Rentenbank Law	195.5	186.5
	Allocation from the surplus for the year	9.5	9.0

		205.0	195.5
	cb) Guarantee reserve as per § 2(3) of the
	Landwirtschaftliche Rentenbank Law	370.7	352.7
	Allocation from the surplus for the year	19.0	18.0

		389.7	370.7
	cc) Other reserves	0.0	0.0

	d) Net profit for the year	9.5	9.0

		739.2	710.2

Total liabilities		72,131.7	66,833.0

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Unconsolidated Balance Sheet (continued)

		As of	As of
		December 31,	December 31,
		2004	2003

		€ million	€ million

1.	Contingent liabilities
	Liabilities resulting from guarantees and indemnity
	agreements	8.6	88.1

2.	Other obligations
	Irrevocable loan commitments	1,322.4	1,358.5

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Unconsolidated Profit and Loss Account

			For the year	For the year
			ended	ended
			December 31,	December 31,
			2004	2003

			€ million	€ million

Expenses
1.	Interest expenses		2,575.0	2,652.7
2.	Commission expenses		1.6	1.6
3.	Net expenses from financial operations		0.0	0.0
4.	General administrative expenses
	a)	Personnel expenses
		aa) Wages and salaries	14.3	14.6
		ab) Social security contributions and expenses on pensions
		and welfare benefits	10.2	7.8

			24.5	22.4
		including:
		Pensions
		€8.1 m (2003: €5.8 m)
	b)	Other administrative expenses	10.8	10.1

			35.3	32.5
5.	Depreciation and value adjustments on intangible and tangible assets		2.1	2.6
6.	Other operating expenses		1.0	1.2
7.	Expenses related to particular securities and loans
	a)	Depreciation and value adjustments on loans and particular securities as well as allocations to provisions for lending operations	42.0	40.7
	b)	Allocation to the fund covering general banking risks	90.0	85.0

			132.0	125.7
8.	Depreciation and value adjustments relating to investment holdings, shares in affiliated companies and securities treated as fixed assets		2.3	0.0
9.	Extraordinary expenses		0.0	0.0
10.	Taxes on income and earnings		0.1	0.0
11.	Other taxes unless reported under item 6		0.1	0.1
12.	Net income for the year		38.0	36.0

Total expenses			2,787.5	2,852.4

1.	Net income for the year		38.0	36.0
2.	Allocation to revenue reserves
	a)	To the principle reserve as per § 2(2) of the Landwirtschaftliche Rentenbank Law	9.5	9.0
	b)	To the guarantee reserve as per § 2(3) of the Landwirtschaftliche Rentenbank Law	19.0	18.0
	c)	To other revenue reserves	0.0	0.0

			28.5	27.0
3.	Net profit for the year		9.5	9.0

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Unconsolidated Profit and Loss Account (continued)

			For the year	For the year
			ended	ended
			December 31,	December 31,
			2004	2003

			€ million	€ million

Income
1.	Interest income from
	a)	Lending and money market operations	2,090.2	2,126.1
	b)	Fixed-interest securities and Debt Register claims	693.9	720.9

			2,784.1	2,847.0
2.	Current income from
	a)	Shares and variable-yield securities	0.0	0.0
	b)	Investment holdings	0.9	0.9
	c)	Shares in affiliated companies	0.0	0.0

			0.9	0.9
3.	Commission income		0.7	0.8
4.	Net revenue from financial operations		0.0	0.0
5.	Income from write-ups on loans and particular securities and from write-backs of provisions for lending operations		0.0	0.0
6.	Income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets		0.0	0.0
7.	Other operating income		1.8	3.7
8.	Extraordinary income		0.0	0.0

Total income			2,787.5	2,852.4

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Consolidated Balance Sheet
			As of December 31, 2004	As of December 31, 2003

			€ million	€ million

Assets
1.	Cash reserve
	a)	Cash in hand	0.2	0.2
	b)	Balances at central banks	52.8	10.8

			53.0	11.0
		including:
		At Deutsche Bundesbank
		€52.8 m (2003: €10.8 m)
2.	Due from banks
	a)	On demand	8.4	20.8
	b)	Other claims	52,772.6	47,844.8

			52,781.0	47,865.6
3.	Due from customers
		including:
		Secured by mortgages on real estate €—.—m (2003: €—.— m) Local government loans €1,538.4 m (2003: €1,950.5 m)	1,672.9	2,127.2
4.	Bonds and other fixed-interest securities
	a)	Debentures and bonds
		aa) From public issuers	395.3	527.4
		ab) From other issuers	16,885.8	15,911.4

			17,281.1	16,438.8
		including:
		Eligible as collateral with Deutsche Bundesbank
		€14,994.1 m (2003: €13,804.4 m)
	b)	Own bonds	6.3	10.5

		Nominal value €6.3 m (2003: €10.5 m)	17,287.4	16,449.3

5.	Shares and other variable-yield securities		2.6	3.1
6.	Investment holdings
		including:
		In banks €153.3 m (2003: €164.3 m)
	In financial services companies €—.—m (2003: €—.— m)		154.1	183.4
7.	Shares in affiliated companies
		including:
		In banks
		€—.—m (2003: €—.— m) In financial services companies €—.—m (2003: €—.— m)	2.9	2.9

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Consolidated Balance Sheet (continued)

			As of	As of
			December 31,	December 31,
			2004	2003

			€ million	€ million

8.	Trust assets
		including:
		Loans on a trust basis
		€166.7 m (2003: €175.9 m)	166.7	175.9
9.	Compensation claims on the government including bonds arising from their conversion		2.1	4.1
10.	Intangible assets		0.1	—
11.	Tangible assets		15.0	10.7
12.	Other assets		3.8	3.9
13.	Deferred items
	a)	Relating to issuing and loan business	10.7	15.8
	b)	Others	1.3	1.2

			12.0	17.0

Total assets			72,153.6	66,854.1

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Consolidated Balance Sheet (continued)

				As of	As of
				December 31,	December 31,
				2004	2003

				€ million	€ million

Liabilities
1.	Liabilities to banks
	a)	On demand		0.5	0.4
	b)	With agreed term or period of notice		10,901.9	15,848.3

				10,902.4	15,848.7
2.	Liabilities to customers
	Other liabilities
	a)	On demand		33.4	30.2
	b)	With agreed term or period of notice		4,495.9	4,666.2

				4,529.3	4,696.4
3.	Securitized Liabilities			53,489.6	43,502.1
4.	Trust liabilities
	including:
	Loans on a trust basis
		€166.7 m (2003: €175.9 m)		166.7	175.9
5.	Other liabilities			26.2	22.6
6.	Edmund Rehwinkel-Foundation			1.0	1.0
7.	Deferred items
	a)	Relating to issuing and loan business		2.8	3.6
	b)	Others		27.6	29.8

				30.4	33.4
8.	Provisions
	a)	Provisions for pensions and similar obligations		75.9	72.7
	b)	Taxation provisions		0.2	0.0
	c)	Other provisions		162.3	151.2

				238.4	223.9
9.	Subordinated liabilities			1,203.4	902.9
10.	Fund covering general banking risks			800.0	710.0
11.	Capital and reserves
	a)	Subscribed capital		135.0	135.0
	b)	Capital reserve		0.0	0.0
	c)	Revenue reserves
		ca)	Principal reserve as per § 2(2) of the
			Landwirtschaftliche Rentenbank Law	195.5	186.5
			Allocation from the surplus for the year	9.5	9.0

				205.0	195.5
		cb)	Guarantee reserve as per § 2(3) of the
			Landwirtschaftliche Rentenbank Law	370.7	352.7
			Allocation from the surplus for the year	19.0	18.0

				389.7	370.7
		cc)	Other reserves	3.2	3.2
	d)	Differences from capital consolidation		23.8	23.8
	e)	Net profit for the year		9.5	9.0

				766.2	737.2

Total liabilities				72,153.6	66,854.1

1.	Contingent liabilities
	Liabilities resulting from guarantees and indemnity agreements			8.6	88.1
2.	Other obligations
	Irrevocable loan commitments			1,314.0	1,349.5

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Consolidated Profit and Loss Account

				For the year	For the year
				ended	ended
				December 31,	December 31,
				2004	2003

				€ million	€ million

Expenses
1.	Interest expenses			2,574.9	2,652.5
2.	Commission expenses			1.6	1.6
3.	Net expenses from financial operations			0.0	0.0
4.	General administrative expenses
	a)	Personnel expenses
		aa)	Wages and salaries	14.4	14.6
		ab)	Social security contributions and expenses on pensions and welfare benefits	11.0	8.7

				25.4	23.3
		including:
		Pensions
		€9.0 m (2003: €6.6 m)
	b)	Other administrative expenses		11.0	10.3

				36.4	33.6

5.	Depreciation and value adjustments on intangible and tangible assets			2.1	2.6
6.	Other operating expenses			0.6	1.2
7.	Expenses related to particular securities and loans
	a)	Depreciation and value adjustments on loans and particular
		securities as well as allocations to provisions for lending
		operations		44.2	42.4
	b)	Allocation to the fund covering general banking risks		90.0	85.0

				134.2	127.4
8.	Depreciation and value adjustments relating to investment
	holdings, shares in affiliated companies and securities treated as
	fixed assets			1.8	0.0
9.	Extraordinary expenses			0.0	0.0
10.	Taxes on income and earnings			0.6	0.0
11.	Other taxes unless reported under item 6			0.1	0.1
12.	Net income for the year			38.0	36.0

Total expenses				2,790.3	2,855.0

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Consolidated Profit and Loss Account (continued)

			For the year	For the year
			ended	ended
			December 31,	December 31,
			2004	2003

			€ million	€ million

Income
1.	Interest income from
	a)	Lending and money market operations	2,087.6	2,122.0
	b)	Fixed-interest securities and Debt Register claims	693.9	720.9

			2,781.5	2,842.9
2.	Current income from
	a)	Shares and variable-yield securities	1.0	1.0
	b)	Investment holdings	4.6	4.5
	c)	Shares in affiliated companies	0.0	0.0

			5.6	5.5
3.	Commission income		0.7	0.8
4.	Net revenue from financial operations		0.0	0.0
5.	Income from write-ups on loans and particular securities and
	from write-backs of provisions for lending operations		0.0	0.0
6.	Income from write-ups on investment holdings, shares in affiliated
	companies and securities treated as fixed assets		0.0	0.0
7.	Other operating income		2.5	5.8
8.	Extraordinary income		0.0	0.0

Total income			2,790.3	2,855.0

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FINANCIAL STATEMENTS (CONTINUED)

The consolidated cash flow statement, the segment report and the statement of consolidated capital development are to be presented in accordance with the corresponding regulations of the respective standards of the German Financial Statements Standards Committees (“DRSC”). The German Financial Statements Standard (“DRS”) 2 is applied in connection with the consolidated cash flow statement, the DRS 3 is applied in connection with the segment report and the DRS 7 is applied in connection with the statement of consolidated capital development, taking also into account the specific business sector regulations. The figures for the fiscal year ending December 31, 2003 were also determined accordingly. The aforementioned statements relate only to the results of the consolidated accounts.

The format in which the consolidated cash flow statement is presented corresponds to the format prescribed by the applicable DRS regulations. It presents the composition of and changes in cash and cash equivalents, divided into the operational business, investment business and financing business. The cash flow statement has only a limited significance as an indicator of a bank’s state of liquidity. For a description of our liquidity management, see “Business — Liquidity Management”.

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Consolidated Cash Flow Statement

	2004	2003

	€ million	€ million

Net income for the year	38	36
Contains non-cash components and transition to cash flow from operational business:
Depreciation, value adjustments, write-ups to tangible and financial assets	13	3
Expenses related to particular securities and loans	134	127
Changes of provisions	15	15
Surplus from sale of financial assets	(9)	0
Other adjustments (on balance)	(206)	(190)

Sub-total	(15)	(9)

Changes of assets and liabilities from operational business after adjustments of non-cash components:
Due from banks	(4,916)	(1,192)
Due from customers	454	(484)
Securities	(838)	(838)
Other assets from operational business	8	14
Liabilities to banks	(4,947)	(2,007)
Liabilities to customers	(167)	(4)
Securitised liabilities	9,988	4,313
Other liabilities from operational business	(20)	(52)
Interest received	2,781	2,843
Interest paid out	(2,575)	(2,653)
Other adjustments (on balance)	(46)	(42)

Cash flow from operational business	(293)	(111)

Receipt of payments from sale of:
Financial assets	28	1
Payments for the purchase of:
Tangible assets	(6)	(6)

Cash flow from investment business	22	(5)

Subordinated liabilities	322	125
Payments to Special-Purpose Fund and for measures to promote agriculture whilst protecting the public interest	(9)	(9)

Cash flow from financing business	313	116

Stock of instruments of payment by the end of previous period	11	11
Cash flow from operational business	(293)	(111)
Cash flow from investment business	22	(5)
Cash flow from financing business	313	116

Stock of instruments of payment by the end of period	53	11

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Consolidated Segment Report
in € million
	Business areas

	Liquidity safeguarding and management		Promotional business		Capital investment		Profit and los account
	2004	2003	2004	2003	2004	2003	2004	2003

Net interest income	25.2	25.1	121.9	110.2	65.0	60.6	212.1	195.9
Net commission income	0.0	0.0	(0.9)	(0.8)	0.0	0.0	(0.9)	(0.8)
General administrative expenses	(5.2)	(5.0)	(28.3	(26.2)	(5.0)	(5.0)	(38.5)	(36.2)
Other operating expenses/income	0.0	0.0	1.9	4.5	0.0	0.0	1.9	4.5

Operating result before risk provision	20.0	20.1	94.6	87.7	60.0	55.6	174.6	163.4

Risk provision/net valuation adjustments
– Provisions for loan business	0.0	0.0	(44.0)	(41.5)	0.0	0.0	(44.0)	(41.5)
– Reserves and others	(12.4)	(12.6)	(46.3)	(44.6)	(33.3)	(28.7)	(92.0)	(85.9)
Taxes	0.0	0.0	(0.6)	0.0	0.0	0.0	(0.6)	0.0

Consolidated net income for the year	7.6	7.5	3.7	1.6	26.7	26.9	38.0	36.0

Risk-weighted assets on the average	5,755.0	4,992.2	10,198.9	9.819.3	285.1	261.5	16,239.0	15,073.0

Allocated core capital on the average	480.4	413.4	851.4	813.2	23.8	21.7	1,355.6	1,248.3

Cost-income ratio in %	20.7	19.8	23.0	23.0	7.7	8.3	18.1	18.1

In accordance with the regulations of DRS 3 (Segment Reporting), particular material year-end results are organized according to operational business areas and regions. We have defined the primary segments based on our organization and management structure as well as internal financial reporting. Our primary business areas (segments) include:

•	Liquidity safeguarding and management.In this segment the results of Rentenbank’s liquidity position and management are presented.

•	Promotional business.This segment shows the results of promotional business activities.

•	Capital investment.In this segment the contribution from results of the investment of own funds (interest-free capital and provisions) are shown in the form of promotional loans.

The vertical organizational scheme for segment reporting conforms to the definitions of the profit and loss reporting scheme of the German Association of Public Sector Banks (VÖB). Items which do not report any results in euro million have not been itemized for the sake of clarity.

Some details recommended by DRS 3-10 have not been itemized because, according to our understanding, they provide very little, if any, significance for assessing the results of the respective segments of Rentenbank.

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Statement of Consolidated Capital Development

in € million	Capital stock	Principal reserve	Guarantee reserve	Other reserves	Differences from capital consolidation	Net profit for the year	Total 2004	Total 2003

Capital at January 1	135.0	195.5	370.7	3.2	23.8	9.0	737.2	709.3
Use of the net profit for the year						(9.0)	(9.0)	(8.8)
Other changes								0.7
Net income for the year		9.5	19.0			9.5	38.0	36.0

Capital at December 31	135.0	205.0	389.7	3.2	23.8	9.5	766,2	737.2

On December 31, 2004, the capital stock of Landwirtschaftliche Rentenbank, in accordance with its governing law, amounted to €135.0 million (compared to €135.0 million 2003). Subject to the approval of the advisory board and the general meeting, €9.5 million (compared to €9.0 million in 2003) thereof will be transferred to the principle reserve and €19.0 million (compared to €18.0 million in 2003) to the guarantee reserve. Miscellaneous changes to other reserves include equity capital changes in affiliated companies. For an explanation for the item “differences from capital consolidation, see “ — Notes to Financial Statements”.

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NOTES TO FINANCIAL STATEMENTS

Accounting and Valuation Methods

Both the annual accounts and consolidated accounts of Landwirtschaftliche Rentenbank have been prepared in accordance with the legal guidelines for bank balance sheets and the bank and financial services companies accounting regulations (RechKredV) effective from December 11, 1998.

The balance sheet and the profit and loss account have been adapted to the RechKredV and to the forms.

The valuation of asset and debit items follows the rules contained in §§ 252ff and 340(e) of the German Commercial Code (HGB).

Securities were valued in strict accordance with the lower of cost or market value principle.

Off-balance sheet financial instruments, used as hedging for balance-sheet items, are treated like secured transactions (with the necessary documentation) for the purposes of valuation.

Zero bonds were valued at their issue price plus pro rata interest based on the issue yield.

Investments in subsidiaries and affiliated companies are stated at their acquisition price, where required less write-downs.

Tangible and intangible fixed assets were depreciated according to their expected useful life on a straight-line basis in accordance with commercial law.

Liabilities were valued with the repayment sum or the nominal amount of the debt. Agio and disagio were marked down pro rata temporis.

Pension provisions have been valued as previously, using an assumed annual rate of interest of 3.5% . The valuation of pension provisions has been based on the new legal tables drawn up in 1998 by Dr. K. Heubeck. Additional provisions have been included for anniversary bonuses and for early retirement in accordance with collective agreements.

Provisions for the bank’s own special loan programs cover the interest subsidy for the whole contracted term in its entirety.

Adequate provisions were taken for all discernible credit risks. A general credit risk provision was also deducted from the assets concerned.

In accordance with § 340(h) of the German Commercial Code (HGB), foreign currency amounts were converted and valued on the balance sheet date. Where hedge transactions were used for foreign currency amounts the items are valued as single valuation units.

In 2004, Landwirtschaftliche Rentenbank drew up consolidated accounts with LR Beteiligungsgesellschaft mbH, Frankfurt am Main (“LRB“) and DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main (“DSV“). In view of the fact that all other companies affiliated to the bank or group are immaterial in terms of the bank’s net worth, financial position and profitability, their inclusion has been waived in accordance with § 296 of the German Commercial Code (HGB).

The consolidated accounts were drawn up uniformly in accordance with the accounting and valuation methods authorized for the bank. The method used for capital consolidation was as hitherto the book value in accordance with § 301 (1) 1 of the German Commercial Code (HGB).

The capital consolidation of LRB is based on the asset value at the time the subsidiary has been first included in the consolidated accounts in 1993. On December 31, 2004, LRB reached total assets of €233.0 m.

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The capital consolidation of DSV was in principle based on the asset value at the time of this subsidiary has been first included in the consolidated accounts in 1998. The capital consolidation of the remaining shares of the DSV was based on the asset value at December 31, 2000, the last day of the month of purchase. On December 31, 2004, DSV reached total assets of €16.6 m.

The consolidation of LRB and DSV (without the purchase of shares in 2000) has produced a total difference on the liability side of €23.8 million, which has the character of a reserve. The purchase of the residual shares of DSV in 2000 has produced a total difference on the asset side of €42.8 thousand which was set off against the other reserves. In the consolidated accounts the profit carried forward of LR Beteiligungsgesellschaft mbH and of DSV Silo- und Verwaltungsgesellschaft mbH is shown under other reserves.

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Notes on the Balance Sheet and Consolidated Balance Sheet

The notes and explanations on individual items were drawn up in the order they appear in the balance sheet. Balance-sheet items show no pro rata interest.

Asset items in the balance sheet		Bank 2004	Bank 2003	Group 2004	Group 2003

		€ million	€ million	€ million	€ million

Item 2:	Due from banks
	This item includes:
	Due from companies in which the Bank has investment holdings	—	—	1,082	1,106
	Subheading b) - other claims - includes subordinated loans	—	3	—	3
	Subheading b) - other claims - is divided according to the remaining time to maturity:
	— Up to three months	6,802	7,548	6,802	7,548
	— Longer than three months up to one year	16,722	13,030	16,722	13,030
	— Longer than one year up to five years	16,355	15,758	16,389	15,780
	— Longer than five years	11,674	10,337	11,695	10,372
Item 3:	Due from customers
	This item includes:
	Due from affiliated companies	179	178	—	—
	Due from companies in which the Bank has investment holdings	1	12	36	51
	This item is divided according to the remaining time to maturity:
	— Up to three months	1,545	1,939	1,528	1,922
	— Longer than three months up to one year	13	39	13	39
	— Longer than one year up to five years	201	199	40	37
	— Longer than five years	5	4	5	4
Item 4:	Bonds and other fixed-interest securities
	This item includes:
	Due from companies in which the Bank has investment holdings	—	—	328	377
	The securities in this item eligible for stock exchange listing are:
	— Listed securities	16,708	15,872	16,708	15,872
	— Unlisted securities	320	281	320	281
	Additionally this item includes amounts which will be due in the year following the balance sheet date:
	a) Bonds and other fixed-interest securities
	From public issuers	52	121	52	121
	From other issuers	1,682	1,850	1,682	1,850

In accordance with § 10 (2b) 7 in conjunction with (4a) and (4c) of the German Banking Law (KWG), the bank has proved not realized reserves in the amount of €13 m (2003: €11 m) and for the group €13 m (prior year: effective from June 3, 2004 €44 m) as liable capital.

Item 5:	Shares and other variable-yield securities:
	Securities qualifying for a stock exchange listing:
	— Listed	—	1	—	1
Item 6:	Holdings
	Holdings in certificate form qualifying for a stock exchange listing:
	— Listed	—	18	—	18
Item 8:	Trust assets
	This item includes:
	— Special-Purpose Fund	110	105	110	105
	— Due from banks	57	71	57	71
Item 10:	Intangible fixed assets
	For the first time in 2004 this balance sheet item contains software applications in the amount of €0.1 m acquired by purchase.
Item 11:	Tangible fixed assets
	The land and buildings used by the bank were written down to a residual value of €13 m (2003: €7 m). The amounts shown under this heading (€2 m in 2004 and €4 m in 2003) are to be allocated to equipment, furniture and fittings.
Item 12:	Other assets
	This item includes:
	— Tax refunds	—	—	2	2
	— Dividend claims	—	—	1	1
Assets denominated in foreign currencies		2,320	2,679	2,320	2,679

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Fixed Asset Summary - Bank

Fixed assets € million	Acquisition costs	Additions	Disposals	Cumulative depreciation	Balance sheet value Dec. 31, 2004	Balance sheet value Dec. 31, 2003	Depreciation 2004

Intangible assets	—	0	—	0	0	—	0
Tangible assets	22	7	2	12	15	11	2
Investment holdings	19	—	18	—	1	19	—
Holdings in affiliated companies	27	—	—	11	16	27	11

Total	68	7	20	23	32	57	13

Fixed Asset Summary - Group

Fixed assets € million	Acquisition costs	Additions	Disposals	Cumulative depreciation	Balance sheet value Dec. 31, 2004	Balance sheet value Dec. 31, 2003	Depreciation 2004

Intangible assets	—	0	—	0	0	—	0
Tangible assets	22	7	2	12	15	11	2
Investment holdings	189	—	24	11	154	183	11
Holdings in affiliated companies	4	—	—	1	3	3	—

Total	215	7	26	24	172	197	13

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Liability items in the balance sheet		Bank 2004	Bank 2003	Group 2004	Group 2003

		€ million	€ million	€ million	€ million

Item 1:	Liabilities to banks
	This item includes:
	Liabilities to companies in which the bank has investment holdings	—	—	508	720
	Subheading b) - with agreed term or period of notice - is divided according to the remaining time to maturity:
	— Up to three months	4,368	8,908	4,368	8,908
	— Longer than three months up to one year	1,931	2,208	1,931	2,208
	— Longer than one year up to five years	2,821	2,494	2,821	2,494
	— Longer than five years	1,210	1,629	1,210	1,629
	Securities worth a total value of nominal €14,796 m (2003: €13,612 m) have been deposited at the Bundesbank forrefinancing purposes.

As a part of market operations of the ECB securities at a volume of €2,053 m were credited at the branch office of the German Bundesbank in Frankfurt am Main at the end of 2004 (2003: €1,434 m only bank).

Item 2:	Liabilities to customers
	This item includes:
	— Liabilities to companies in which the bank hasinvestment holdings	0	0	94	125
	— Liabilities to affiliated companies	20	19	—	—
	Subheading b) - with agreed term or period of notice - is divided according to the remaining time to maturity:
	— Up to three months	140	191	127	191
	— Longer than three months up to one year	378	510	380	510
	— Longer than one year up to five years	1,608	1,780	1,608	1,782
	— Longer than five years	2,238	2,024	2,238	2,024
Item 3:	Securitized Liabilities
	Additionally in this item the following amount is included which will be due in the year following the balance sheet date	12,209	7,880	12,209	7,880
Item 4:	Trust Liabilities
	This item includes:
	— Special-Purpose Fund	110	105	110	105
	— Liabilities to customers	57	71	57	71
Item 5:	Other Liabilities
	This item includes:
	— Pro rata interest (before hedging) for subordinatedliabilities	24	20	24	20
Item 9:	Subordinated Liabilities
	The net outlay after hedging for subordinated liabilities of €1,203 m (2003: €903 m) was €14 m (2003: €10 m). Twelve tranches (€228 m) of the subordinated liabilities were issued as note loans and the remaining as bearer securities with global certificates. The liabilities were mainly issued in JPY, U.S.$ and EUR. The rate of interest of these papers (before hedging) ranges between 1.16% p.a. and 8.13% p.a. The financing conditions fulfil the requirements of § 10 (5a) of the German Banking Law (KWG). Premature repayment is not possible. The first maturity of the individual sections is scheduled for Jan. 17, 2005 and the last for Feb. 9, 2024.
Debts denominated in foreign currency		28,709	22,952	28,709	22,952

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Liabilities below the line		Bank 2004	Bank 2003	Group 2004	Group 2003

		€ million	€ million	€ million	€ million

Item 1:	Contingent liabilities
	— Deficiency guarantees	9	9	9	9
	— Bailment of security furnishments	—	79	—	79
Item 2:	Other liabilities
	The decrease of irrevocable loan commitments predominantly is due to commitments in money marketbusiness with banks
Computation of cover
	Liabilities for which mandatory cover must be provided are:
	— Bearer securities	2,566	2,863	2,566	2,863
	— Registered securities	7,589	7,723	7,589	7,723
	The following assets are allocated to cover bonds issued:
	— Due from banks	18,299	17,854	18,299	17,854
	— Due from customers	24	33	24	33

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Explanatory notes on the profit and loss account Income

Breakdown by geographical markets		Bank		Group

		Germany	Europe/ OECD	Germany	Europe/ OECD

		€ million	€ million	€ million	€ million

Interest Income	2004	1,537	1,247	1,534	1,247
	2003	1,717	1,130	1,713	1,130
Current income from investment holdings	2004	1	—	5	—
	2003	1	—	5	—
Current income from shares and variable-yield securities	2004	—	—	1	—
	2003	—	—	1	—
Commission income	2004	1	—	1	—
	2003	1	—	1	—
Other operating income	2004	2	—	3	—
	2003	4	—	6	—

		Bank	Bank	Group	Group
		2004	2003	2004	2003

		€ million	€ million	€ million	€ million

Item 7:	Other operating income
	The main components included in this item are:
	— Rental income from the bank’sown buildings	1	1	1	1
	— Profits from the sale of investmentholdings	—	—	—	2
	— Property sale	—	2	—	2

Expenses The items for interest expenses, commission expenses, general administrative expenses and other operating expenses include no material amounts relating to prior years. 62

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Supplementary Information

Information on market risk-related transactions

In the group derivative business is transacted exclusively to hedge balance sheet positions. The volume of this business is limited through position, counter-party and product-related limits and is constantly monitored within the framework of our risk management system.

Derivative transactions – volumes –

	Nominal value		Fair value	Fair value
			positive	negative
	December 31,	December 31,	December 31,	December 31,
€ million	2004	2003	2004	2004

Interest rate risks
Interest rate swaps	102,598	116,135	1,004	1,908
Of this: claims of redemption and conversion embedded in swaps	1,604	1,372	5	40
Swaptions
— Purchases	—	—	—	—
— Sales	1,590	941	—	21
Caps	—	—	—	—
Other interest forward transactions	13	15	—	—

Interest rate risk total	104,201	117,091	1,004	1,929

Currency risks
Interest rate-currency swaps	26,950	20,567	330	4,946
Of this: currency options embedded in swaps	292	201	4	31
claims of redemption embedded in swaps	153	65	—	22
Currency swaps	2,572	2,985	—	117

Currency risk total	29,522	23,552	330	5,063

Stock and other price risks
Stock-index swaps	282	744	14	80
Of this: stock options embedded in swaps	176	579	—	61

Stock and other price risks total	282	744	14	80

Interest rate, currency, stock and other price risks	134,005	141,387	1,348	7,072

Derivative transactions – breakdown by maturities–

	Interest rate risk		Currency risk		Stock and other price risks
	December 31,		December 31,		December 31,

Nominal value (€ million)	2004	2003	2004	2003	2004	2003

Remaining time to maturity
— Up to three months	40,605	52,429	2,355	3,660	—	163
— Longer than three months up to one year	20,625	23,395	6,662	1,889	164	303
— Longer than one year up to five years	29,253	28,021	14,828	13,389	118	278
— Longer than five years	12,115	13,246	5,676	4,614	—	—

Total	102,598	117,091	29,521	23,552	282	744

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Derivative transactions – breakdown by counter-parties– *)
			Fair value	Fair value
	Nominal value		positive	negative
	December 31		December 31	December 31

€ million	2004	2003	2004	2004

OECD banks	121,014	130,029	1,109	5,823
Other counter-parties	11,388	10,402	239	1,249

Total	132,402	140,431	1,348	7,072

(*) exclusively Principle I (Grundsatz I) relevant transactions

Forward transactions, particularly those in foreign currencies, not yet completed by the balance sheet date, were concluded to cover market price risk.

Commitments for pending transactions at the year’s end comprise interest-rate swaps, currency swaps, interest-rate currency swaps, interest forward transactionsas well as option transactions.

Miscellaneous

During the 2004 financial year, the total remuneration of the Board of Managing Directors amounted to €1,255 thousand (2003: €1,766 thousand). The following list shows the individual payments to the members of the Management Board.

Value (€ thousand)	Fixed payments	Variable payments	Total

Dr. h. c. Uwe Zimpelmann	397.6	250.0	647.6
Hans Jürgen Ploog	357.1	250.0	607.1

According to current regulations concerning remuneration, the chairman of the Advisory Board receives a fixed annual remuneration in the amount of €25 thousand and his deputy receives a fixed annual remuneration in the amount of €12.5 thousand. Members of the Advisory Board who are chairmen of a committee thereof receive a fixed annual remuneration in the amount of €10 thousand, unless their remuneration is otherwise higher. Members of the Advisory Board who are also members of a committee receive a fixed annual remuneration in the amount of €8.5 thousand, and members of the Advisory Board who are not also members of a committee receive a fixed annual remuneration in the amount of €7 thousand. Additionally, members of the Advisory Board receive an attendance fee of €0.5 thousand for each meeting of the Advisory Board that they attend.

In 2004, the total remuneration of the Advisory Board, including travel expenses and VAT, amounted to €244 thousand as compared to €311 thousand in 2003.

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The following list shows the individual payments to the members of the Advisory Board excluding reimbursed travel expenses and VAT.

Value (€ thousand)	Membership	Remuneration	Attendance fee

Gerd Sonnleitner (Chairman)	01.01. - 31.12.	24.9	1.0
Wilhelm Niemeyer (Deputy Chairman )	01.01. - 05.05.	4.3	0.5
Matthias Berninger (Deputy Chairman)	05.05. - 31.12.	8.1	1.0
Heinz Christian Bär	01.01. - 31.12.	8.5	1.5
Wolfgang Birthler	01.01. - 12.10.	5.5	0.0
Dr. Helmut Born	01.01. - 31.12.	8.5	1.5
Gunther Bonz	01.04. - 31.12.	5.2	0.0
Dr. Rolf-E. Breuer	01.01. - 31.12.	9.5	0.5
Dr. Ulrich Brixner	01.01. - 31.12.	8.5	1.0
Wolfgang Deml	01.01. - 05.05.	3.0	0.5
Wilhelm Dietzel	01.01. - 05.05.	2.4	0.0
Dr. Heinrich Doppler	01.01. - 31.03.	1.8	0.0
Wilhelm Grimm	01.01. - 05.05.	2.4	0.5
Gerd Hockenberger	01.01. - 05.05.	2.4	0.5
Horst Hoferichter	01.01. - 05.05.	2.4	0.5
Dr. Dietrich Hoppenstedt	01.01. - 31.12.	8.5	0.5
Dietrich Jahn	01.01. - 31.12.	5.5	1.0
Dr. Klaus Kliem	01.01. - 05.05.	2.4	0.5
Herbert Küster	05.05. - 31.12.	5.5	1.0
Detlef Leinberger	01.01. - 05.05.	3.0	0.5
Erika Lenz	05.05. - 31.12.	4.6	1.0
Karl Meise	01.01. - 05.05.	3.0	0.5
Josef Miller	01.01. - 31.12.	7.0	0.0
Franz-Josef Möllers	01.01. - 05.05.	3.0	0.5
Dr. h. c. Friedel Neuber	01.01. - 05.05.	3.0	0.0
Manfred Nüssel	01.01. - 31.12.	8.5	1.5
Eva-Maria Pfeil	01.01. - 05.05.	2.4	0.5
Carlo Puhl	01.01. - 05.05.	2.4	0.5
Norbert Schindler	01.01. - 31.12.	8.5	1.0
Dr. Volker Sklenar	01.01. - 05.05.	2.4	0.5
Willi Stächele	01.01. - 05.05.	2.4	0.5
Otto-Dietrich Steensen	01.01. - 31.12.	8.0	1.5
Dr. Johannes Ströh	01.01. - 05.05.	3.0	0.5
Dr. Peter Traumann	01.01. - 31.12.	7.0	1.5
Klaus Wiesehügel	01.01. - 05.05.	3.0	0.5
Hans-Joachim Wilms	01.01. - 31.12.	8.5	1.5
Dr. Dietmar Woidke	13.10. - 31.12.	1.5	0.0

General Managers of the LR Beteiligungsgesellschaft mbH and DSV Silo- und Verwaltungs-gesellschaft mbH:

Christian von Stralendorff
Hans Erich Waßmuth

The annual remuneration of the general managers of the consolidated companies amounted to €25 thousand (compared to €25 thousand in 2003) in total, or €12.5 thousand for each manager.

As at December 31, 2004, there were provisions totaling €6,968 thousand (2003:€3,730 thousand) to meet pension commitments to former members of the Management Board and their surviving dependants. Current benefit payments amount to €867 thousand (2003:€366 thousand).

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As in the previous year the members of the Management Board borrowed no loans during the financial year 2004.

Average number of employees for the year without members of the Management Board (identical for both bank and group):

	2004			2003

	Male	Female	Total	Male	Female	Total

Full-time employees	105	76	181	105	78	183
Part-time employees	3	13	16	1	13	14

Total	108	89	197	106	91	197

Substantial shareholdings as defined by § 285 (11) of the German Commercial Code (HGB):

	Capital		Percentage	Results
	resources €		share of	€ million
	million 2003		capital %	2003

Deutsche Bauernsiedlung – Deutsche Gesellschaft für
Landentwicklung (DGL) GmbH, Frankfurt am Main (in liquidation)	9.7		25.1	-0.1
DSV Silo – und Verwaltungsgesellschaft mbH, Frankfurt am Main	11.3	*	100	0.6	*
LR Beteiligungsgesellschaft mbH, Frankfurt am Main	50.6	*	100	0.1	*

(*) 2004

The listing of further companies according to § 285 (11) of the German Commercial Code (HGB) we have waived according to § 286 (3) 1 of the German Commercial Code (HGB) as they are of minor significance for the net worth, financial and earnings position of the bank.

For the same reason we have waived an equity consolidation of investment holdings according to § 311 (2) of the German Commercial Code (HGB).

 The following table shows mandates for the legal constitution of the supervisory committees of large incorporated enterprises (§ 267 (3) German Commercial Code (HGB)) held by legal representatives or other members of staff, under § 340a (4) 1 German Commercial Code (HGB):

Hans Jürgen Ploog
Wüstenrot Bank AG, Ludwigsburg (Member of the Supervisory Board)

Dr. h.c. Uwe Zimpelmann
DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main
(Member of the Supervisory Board)
Lohmann & Co. AG, Rechterfeld (Chairman of the Supervisory Board)

The members of the Management Board and the Advisory Board for the 2004 financial year are to be found on pages 67-69.

Frankfurt am Main, March 2005	LANDWIRTSCHAFTLICHE RENTENBANK
The Management Board

	Dr. h.c. Zimpelmann	Ploog

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Executive Bodies

The following are the members of the Management Board (Vorstand) and the Advisory Board (Verwaltungsrat) for the financial year 2004.

Management Board

Hans Jürgen Ploog

Dipl.-Kfm. Dr. h. c. Uwe Zimpelmann

Advisory Board

Chairman:

Präsident Gerd Sonnleitner, Deutscher Bauernverband e.V., Bonn

Deputy Chairman:

Ehrenpräsident Wilhelm Niemeyer, Landesverband des Niedersächsischen Landvolks e.V., Hannover (until 05.05.04)

Renate Künast, Bundesministerium für Verbraucherschutz, Ernährung und Landwirtschaft, Berlin (since 05.05.04)

Permanent Deputy:

Matthias Berninger, Parlamentarischer Staatssekretär, Berlin

Representatives of the Deutscher Bauernverband e.V.:

Präsident Heinz Christian Bär, Hessischer Bauernverband e.V., Friedrichsdorf

Generalsekretär Dr. Helmut Born, Deutscher Bauernverband e.V., Bonn

Präsident Wilhelm Grimm, Bauernverband Hamburg e.V., Hamburg (until 05.05.04)

Präsident Gerd Hockenberger, Landesbauernverband in Baden-Württemberg e.V., Stuttgart (until 05.05.04)

Ehrenpräsident Horst Hoferichter, Bauernverband der Vertriebenen e.V., Bonn (until 05.05.04)

Präsident Dr. Klaus Kliem, Thüringer Bauernverband e.V., Erfurt (until 05.05.04)

Präsidentin Erika Lenz, Deutscher Landfrauenverband e.V., Berlin (since 05.05.04)

Präsident Franz-Josef Möllers, Westfälisch-Lippischer Landwirtschaftsverband e.V., Münster (until 05.05.04)

Präsident Norbert Schindler, MdB, Bauern- und Winzerverband Rheinland-Pfalz Süd e.V., Mainz

Präsident Otto-Dietrich Steensen, Schleswig-Holsteinischer Bauernverband e.V., Rendsburg

Representatives of the Deutscher Raiffeisenverband e.V.:

Direktor Wolfgang Deml, Vorstandsvorsitzender der BayWa AG, München (until 05.05.04)

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Präsident Manfred Nüssel, Deutscher Raiffeisenverband e.V., Bonn

Representatives of the Food Industry:

Dr. Peter Traumann, Vorsitzender des Vorstandes der Bundesvereinigung der Deutschen Ernährungs-industrie e.V., Bonn

Präsident a. D. Dr. Johannes Ströh, Bundesverband der Agrargewerblichen Wirtschaft e.V., Bonn (until 05.05.04)

Representatives of the Federation of State Chambers of Agriculture e.V.:

Präsident Karl Meise, Landwirtschaftskammer Westfalen-Lippe, Münster (until 05.05.04)

Präsident Carlo Puhl, Landwirtschaftskammer für das Saarland, Saarbrücken (until 05.05.04)

State Ministers of Agriculture:

Baden-Wuerttemberg:

Willi Stächele, Minister für Ernährung und Ländlichen Raum, Stuttgart (until 05.05.04)

Bavaria:

Josef Miller, Staatsminister für Landwirtschaft und Forsten, München

Brandenburg:

Wolfgang Birthler, Minister für Landwirtschaft, Umweltschutz und Raumordnung, Potsdam (until 12.10.04)

Dr. Dietmar Woidke, Minister für Ländliche Entwicklung, Umwelt und Verbraucherschutz, Potsdam (since 13.10.04)

Hesse:

Wilhelm Dietzel, Staatsminister für Umwelt, Ländlichen Raum und Verbraucherschutz, Wiesbaden (until 05.05.04)

Thuringia:

Dr. Volker Sklenar, Minister für Landwirtschaft, Naturschutz und Umwelt, Erfurt (until 05.05.04)

Free and Hanseatic City Hamburg:

Dr. Heinrich Doppler, Staatsrat der Behörde für Wirtschaft und Arbeit, Hamburg (until 31.03.04)

Gunther Bonz, Staatsrat der Behörde für Wirtschaft und Arbeit, Hamburg (since 01.04.04)

Representatives of the Trade Unions:

Eva-Maria Pfeil, Geschäftsführerin der IG BAU Mitglieder-Service GmbH, Frankfurt am Main (until 05.05.04)

Klaus Wiesehügel, Bundesvorsitzender der IG Bauen-Agrar-Umwelt, Frankfurt am Main (until 05.05.04)

Hans-Joachim Wilms, Stellvertretender Bundesvorsitzender der IG Bauen-Agrar-Umwelt, Berlin

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Representative of the Federal Ministry of Consumer Protection, Food and Agriculture:

Herbert Küster, Ministerialdirigent, Bonn

Representative of the Federal Ministry of Finance:

Dietrich Jahn, Ministerialdirigent, Berlin

Representatives of banks or other loan specialists:

Dr. Rolf-E. Breuer, Vorsitzender des Aufsichtsrates der Deutschen Bank AG, Frankfurt am Main

Dr. Ulrich Brixner, Vorsitzender des Vorstandes DZ BANK AG Deutschen Zentral-Genossenschafts-bank, Frankfurt am Main

Dr. Dietrich Hoppenstedt, Präsident des Deutschen Sparkassen- und Giroverbandes e.V., Berlin

Detlef Leinberger, Mitglied des Vorstandes Kreditanstalt für Wiederaufbau, Frankfurt am Main (until 05.05.04)

Dr. h. c. Friedel Neuber, ehem. Vorsitzender des Vorstandes der Westdeutschen Landesbank Girozen-trale, Düsseldorf (until 05.05.04)

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ACCOUNTANT’S REPORT

For the complete annual financial statements and the complete consolidated financial statements we have issued an unqualified Auditors’ Report according to § 322 HGB (“German Commercial Code”). The translation of the Auditors’ Report reads as follows:

Independent Auditors’ Report

We have audited the annual financial statements, together with the bookkeeping system, of the Landwirtschaftliche Rentenbank, Frankfurt am Main, as well as the consolidated financial statements and its report on the position of the Bank and the Group prepared by the Bank for the business year from January 1, 2004 to December 31, 2004. The preparation of these documents in accordance with German commercial law are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the report on the position of the Bank and the Group, based on our audit.

We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB (“German Commercial Code”) and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer. Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual and the consolidated financial statements in accordance with German principles of proper accounting and in the report on the position of the Bank and the Group are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Bank and the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the report on the position of the Bank and the Group are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the annual and the consolidated financial statements and the report on the position of the Bank and the Group. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, the annual and the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of the Landwirtschaftliche Rentenbank, Frankfurt am Main, and the Group, respectively, in accordance with German principles of proper accounting. On the whole the report on the position of the Bank and the Group provides a suitable understanding of the Bank’s and the Group’s position and suitably presents the risks of future development.

Düsseldorf, March 15, 2005

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

Dr. Göttgens	Theileis
Wirtschaftsprüfer	Wirtschaftsprüfer

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SUPPLEMENTARY INFORMATION ON CONSOLIDATED FUNDED DEBT(1) Consolidated Funded Debt Outstanding

					Principal
					Amount
					Outstanding at
			Year of		December 31,
		Interest Rate	Incurrence	Maturity	2004

					(€ in millions)

1.	Promissory Notes/Internat. Loans
	(Schuldscheindarlehen)	1.705% - 8.178%	1995 - 2004	2005 - 2019	1,235
2.	Registered Bonds
	(Namensschuldverschreibungen)	2.156% - 7.81%	1973 - 2004	2005 - 2016	7,550
3.	Bearer Bonds
	Secured	2.0% - 8.79%	1997 - 2004	2005 - 2009	2,566
	Unsecured	0% - 13.5%	1995 - 2004	2005 - 2049	50,208

Total consolidated funded debt					61,559

(1)	Rentenbank’s funded debt includes the following debt in foreign currencies:

Principal Amount Outstanding
Currency	at December 31, 2004

(€ in millions)
Australian dollar	3,420
Canadian dollar	1,057
Danish kroner	0
Hong Kong dollar	15
Hungarian forint	39
Japanese Yen	2,973
New Zealand dollar	387
Norwegian kroner	66
Pound sterling	1,674
Swedish kroner	65
Swiss francs	899
U.S. dollar	22,246

32,841

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Repayment Schedule for Consolidated Funded Debt

												After
		2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2014	Total

		(€ in millions)
1.	Promissory Notes/Intern.Loans:
	(Schuldscheindarlehen)	315	226	139	54	8	180	59	137	—	80	37	1,235
2.	Registered Bonds
	(Namensschuldverschreibungen)	725	919	866	1,109	1,079	570	396	439	919	387	141	7,550
3.	Bearer Bonds
	Secured	263	764	148	86	1,305	—	—	—	—	—	—	2,566
	Unsecured	11,964	8,014	9,613	5,558	6,917	3,111	1,319	319	1,395	1,066	932	50,208

Total		13,267	9,923	10,766	6,807	9,309	3,861	1,774	895	2,314	1,533	1,110	61,559

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THE FEDERAL REPUBLIC OF GERMANY

GENERAL

Area, Location and Population

     The Federal Republic is situated in central Europe and comprises an area of about 138,000 square miles. Its total population was in the range of 85.5 million in 2003. Approximately 14% of the total population is concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas are Berlin, Hamburg, Munich, Cologne, Frankfurt am Main, Essen, Dortmund, Stuttgart, Dusseldorf and Bremen.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2004, Tables 2, 2.6, 2.7)

Government

     The Federal Republic is a federated republic whose constitution is codified in theGrundgesetz of 1949 It consists of 16 Federal States (Länder). The capital of the Federal Republic is Berlin. The Länder have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.

     The Grundgesetz provides for a Federal President (Bundespräsident), two Houses of Parliament (the Bundestag, which currently has 603 members and the Bundesrat, which consists of representatives of the 16 Länder governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government, consisting of the Chancellor and the Federal Ministers. The Bundespräsident acts as head of state.

     General elections for the Bundestag are generally held every four years. The last general election was held on September 22, 2002. Following the regional elections in the Federal State of North Rhine Westphalia on May 22, 2005, the possibility of moving forward the next general elections scheduled for 2006 to the autumn of 2005 is being discussed.

     A political party is not entitled to party representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates in a general election. The Chancellor is elected by and is responsible to the Bundestag and cannot be removed from office during his or her four-year term unless the Bundestag has agreed on a successor.

Political Parties

     The political parties currently represented in the Bundestag are the Social Democrats (SPD), the Christian Democrats (CDU) and its Bavarian sister party, the Christian Social Union (CSU), the Bündnis 90/Grüne and the Free Democrats (FDP). In addition, two candidates of the Party of Democratic Socialism (PDS) were elected into the current parliament via direct constituency seats.

     Since 1949, the Federal Republic has been governed by seven Chancellors over 15 electoral periods Since the general elections in 1998 the Federal Government represents a coalition between the SPD and the Bündnis 90/Grüne and is led by Chancellor Gerhard Schröder of the SPD. This coalition was confirmed in the general elections of 2002.

The following table shows the results of the five most recent general elections to the Bundestag.

	2002		1998		1994		1990		1987
	Elections		Elections		Elections		Elections(1)		Elections(2)

	% of		% of		% of		% of		% of
	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats

SPD	38.5	251	40.9	298	36.4	252	33.5	239	37.0	186
CDU/CSU	38.5	248	35.1	245	41.4	294	43.8	319	44.3	223
Bündnis 90/Grüne(3)	8.6	55	6.7	47	7.3	49	5.0	8	8.3	42
FDP.	7.4	47	6.2	43	6.9	47	11.0	79	9.1	46
PDS	4.0	2	5.1	36	4.4	30	2.4	17	—	—
Others	3.0	—	5.9	—	3.6	—	4.2	—	1.4	—

Total		603		669		672		662		497

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(1)	In 1990, Bündnis 90 (east German Grüne) and PDS were represented in theBundestagpursuant to special provisions in the Treaty on Unity, relating to the political parties of the easternLänder.
(2)	Does not include 22 members of theBundestagfrom Berlin (West) without voting rights.
(3)	For 1987 includes only the results of the west German Grüne party; for 1990 includes the results of the west German Grüne party and of Bündnis 90 (east German Grüne); for 1994 and all subsequent periods includes the results of the combined Bündnis 90/Grüne.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2004, Tables 4.3 and 4.6)

International Organizations

     In addition to the European Union (“EU”) and the European Monetary Union (“EMU”) (described below), the Federal Republic is also a member of various major multilateral institutions, including the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Development Association (“World Bank”), the Council of Europe, the Organization for Economic Cooperation and Development (“OECD”), the West European Union (“WEU”), and the North Atlantic Treaty Organization (“NATO”). In addition, it is a signatory to the General Agreement on Tariffs and Trade (“GATT”) and a member of the World Trade Organization (“WTO”). The Federal Republic is also a shareholder of, among others, the European Investment Bank, the European Bank for Reconstruction and Development, and the European Atomic Energy Community.

The European Union and European Integration

     The Federal Republic was a founding member of the European Coal and Steel Community (“ECSC”) in 1951, which later developed into the European Union (“EU”). Today, the Federal Republic is one of 25 member states of the EU. On May 1, 2004, ten new countries, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia became part of the EU, joining its previous members Austria, Belgium, Denmark, Finland, France, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom (the “Member States”). The aggregate population of the Member States is now approximately 455 million. The accession negotiations with Bulgaria and Romania have been completed successfully and both countries are scheduled to join the EU on January 1, 2007. The accession treaty was signed in April 2005, but has yet to be ratified. Turkey was recognized as an applicant country in December 1999. In December 2004, the European Council decided to start accession negotiations with Turkey in October 2005, but the European Parliament has yet to agree to this course of procedure. Accession negotiations with Croatia are supposed to commence as soon as Croatia has proven that it cooperates with the International Criminal Tribunal for the former Yugoslavia.

(Source: http://www.europa.eu.int/comm/enlargement/enlargement.htm; Presidency conclusions of the Brussels European Council, December 2004: http://ue.eu.int/ueDocs/cms_Data/docs/pressData/en/ec/83201.pdf; EUROSTAT yearbook 2004; http://www.europa.eu.int/abc/history/index_en.htm; http://www.eu-kommission.de/html/presse/pressemeldung.asp?meldung=5518; Press release of the European Commission IP/05/204 dated February 22, 2005; Presidency conclusion of the European Council March 2005: http://ue.eu.int/ueDocs/cms_Data/docs/pressData/en/ec/84335.pdf; Press release of the European Commission IP/05/110 dated January 31, 2005: “Croatia – one step closer to the EU, provided there is full cooperation with ICTY”; EU council, Press release, Press:100 Nr: 8418/05 dated April 25, 2005)

Economic integration

     From its inception, a fundamental objective of the EU and its predecessors has been the economic integration of its Member States. Culminating a long process, an internal market that provides for the free movement of goods and services, persons and capital among the Member States was established as of January 1, 1993. The integration of the Member States’ economies and the completion of a single market are also promoted by a European competition policy, which aims at creating a level playing field for Member States’ companies and promoting economic efficiency. In addition, various liberalization and harmonization measures are being implemented. Among other things, the telecommunications and energy sectors are being liberalized and opened for private competitors. In the financial sector, the single market has been fostered by providing for the free movement of capital and the freedom to perform banking services throughout the EU under the so-called “European Passport”, which enables financial institutions to provide financial services throughout the common market based on a single license obtained in one Member State.

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Another important policy area for the EU has been agriculture. Under the “Agenda 2000” reform, measures were introduced to prepare the Member States’ agricultural sectors for the 2004 enlargement. Subsidies to this sector, which comprised 45% of the EU’s budget or EUR 45 billion in 2003, have been restructured to keep European farming competitive and reduce costs.

A further tool with which the EU promotes economic integration is regional aid, which is designed to focus development efforts on certain disadvantaged regions and sections of population of the EU.

(Source: http://europa.eu.int/abc/index_en.htm; European Commission, Europe in 12 lessons; Financial Report 2004 of the European Commission, page 16: http://europa.eu.int/comm/budget/pdf/execution/execution/financialreport04/rap_fin_en.pdf)

Monetary integration

The Federal Republic is a signatory to, and has ratified, the Treaty on European Union of February 1992 (also known as the “Maastricht Treaty”). The Maastricht Treaty was the basis for the establishment of the European Economic and Monetary Union (“EMU”). The EMU in turn led to the adoption of irrevocable conversion rates between the euro and the national currencies of the initial participating Member States on December 31, 1998 and the introduction of the euro as the single European currency in the euro area on January 1, 1999. On January 1, 2002, banknotes and coins denominated in euro were introduced as legal tender in the 12 Member States now forming the euro area (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) to replace the national currencies.

The European Central Bank (“ECB”) was established on June 1, 1998, as part of the European System of Central Banks (“ESCB”) and assumed sole responsibility for the monetary policy in the euro area on January 1, 1999. According to the Maastricht Treaty, the primary objective of the ESCB is to maintain price stability. The ESCB supports the general economic policies of the EU. See “Federal Republic of Germany — Monetary and Financial System” for more information on the ECB and ESCB.

(Source: European Commission, press release IP/00/422 dated May 3, 2000; “The History of the European Union: 2001”: http://www.europa.eu.int/abc/history/2002/index_en.htm; http://www.europa.eu.int/abc/history/2001/index_en.htm; http://www.europa.eu.int/abc/history/1998/index_en.htm; http://www.europa.eu.int/abc/history/1999/index_en.htm)

To ensure continuous budgetary discipline in the euro area, the participating Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996. According to the Pact, participating Member States must pursue the medium-term objective of achieving a balanced budget or even a budget surplus so as to create a margin that enables them to deal with cyclical fluctuations.

Under the Maastricht Treaty, implementing regulations and the Pact, a participating Member State whose total public deficit exceeds the reference limit of 3% of GDP becomes subject to the “excessive deficit procedure”. In a first step, the Council of Economics and Finance Ministers of the European Union (the “Ecofin Council”) decides whether an excessive deficit has been incurred. If it concludes this to be the case, the Ecofin Council, based on recommendations by the European Commission (the “Commission”), suggests corrective measures aiming at a deficit reduction and then reviews the corrective measures taken by a Member State. If it determines that such corrective measures are not adequate, the Maastricht Treaty and the Pact provide for a wide range of remedies, up to and including the imposition of annual financial penalties of as much as 0.5% of a Member State’s GDP. Financial penalties may not be imposed, however, until the end of a further review period. Furthermore, the Pact provides that the 3% limit may be exceeded without triggering an excessive deficit procedure provided that the deficit is considered to be exceptional and temporary. This would be the case in the event of a severe economic downturn or an unusual event outside the control of the Member State concerned (e.g., a significant natural disaster or a war having an impact on that Member State).

Since 2002, the European Commission has initiated excessive deficit procedures against various Member States, including Germany. For further information on the excessive deficit procedure against Germany, see below under “Economy – Germany’s Budget Deficit and the Excessive Deficit Procedure”.

Since the EMU came into force, some of the Member States have had recurring problems complying with the 3% limit and a discussion about how the Pact could become more flexible evolved. This discussion led

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to the decisions of the European Council in March 2005, which modified the Pact. A Member State’s deficit may now exceed 3% of GDP not only in case of a severe economic downturn (i.e. a recession), as was previously the case, but also in case of a longer period of weak growth. Furthermore, in judging whether a deficit is too high and whether a Member State has to implement corrective measures, other relevant factors are to be taken into account, including, among others, the costs of implementing policies according to the Lisbon agenda, high financial contributions aiming at fostering international solidarity and achieving European policy goals, notably European unification, and the costs of pension reform.

(Source: European Commission, press releases dated October 16, 2002, April 2, 2003, April 28, 2004 and May 12, 2004; Ecofin Council, press release dated May 11, 2004; Deutsche Bundesbank, Monthly Report February 2003, p. 55; Eurostat, Euro indicators news release dated March 17, 2003; European Commission, SPEECH/04/387; European Commission, press release IP/05/153 dated February 9, 2005; Presidency Conclusions of the European Council, March 2005 (press release 7619/05 of the European Council))

Political integration

The EU’s three main institutions are the Council of the European Union (representing the governments of the Member States), the European Parliament (elected by and representing the citizens of the Member States) and the European Commission (the executive body of the EU). In order to ensure that the decision-making process within the EU’s institutions continues to work effectively, the European Convention was formed in 2001. Its goal was to draft a European Constitution which sets out the powers and responsibilities of the institutions and the decision-making process, thus enabling the EU to cope with its main challenges in the mid-term future, the enlargement of the EU and the increased involvement of EU citizens by introducing more democracy and transparency into the governance of the EU. The draft constitution was presented in July 2003, and in October 2004, the European Council finally agreed on the Constitution, which has to be ratified by all Member States in order to take effect. To date, ten Member States have ratified the Constitution. However, in separate referendums held on May 29, 2005 and June 1, 2005, the people of France and the Netherlands voted against the ratification of the Constitution.

The Member States of the EU have agreed that a longer-term objective is the formation of a European Political Union. Current areas of close cooperation include foreign and security policy as well as internal and social affairs. However, the Member States, for the time being, retain sovereignty in most important areas of policy.

(Source: http://europa.eu.int/futurum/constitution/index_en.htm; European Commission, Europe in 12 lessons, 2004; http://ue.eu.int/cms3_fo/showPage.asp?id=735&lang=EN&mode=g; http://www.bundesregierung.de/-,413.838887/pressemitteilung/Die-Krise-um-die-Ratifizierung.htm)

Statistical Disclosure Standards of the International Monetary Fund

The Federal Republic currently meets the Special Data Dissemination Standard (“SDDS”) of the International Monetary Fund (“IMF”) relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

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THE ECONOMY

Overview

The Federal Republic’s economic system has developed since 1945 into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights must not be exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place. State intervention in price setting is limited to a very small number of industries.

Key Economic Figures

The German economy is one of the world’s largest economies. In 2004, its gross domestic product (“GDP”) expressed at current prices was EUR 2,207.2 billion compared to EUR 2,164.9 billion in 2003 which corresponds to an increase of 2.0%. Real GDP rose by 1.6% compared to 2003, and by 20.6% compared to 1991. In calculating real GDP growth, the Federal Statistical Office uses a chain index based on previous years prices. This growth in GDP is primarily a result of gains in productivity, as GDP per employee rose by 20% since 1991. In 2004, GDP per head at current prices was EUR 26,754 and EUR 56,800 per employee.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Tables 2.1.1, 2.1.4, 2.1.13)

As in many advanced economies, the services sector of the Federal Republic has become a more important contributor to GDP than any other sector. In 2004, 25.1% of gross value added, measured at current prices, was generated by the producing sector (excluding construction) compared with 30.6% in 1991. Construction contributed 4.0% (1991: 6.0%) to gross value added, distribution, catering trade and transportation services 18.1% (1991: 17.9%), financing, rents and corporate services accounted for 29.1%, (1991: 23.3%) and other public and private services accounted for 22.6% (1991: 20.8%) of gross value added. Finally, agriculture accounted for 1.1% of gross value added (1991: 1.4%).

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.2.1)

Private consumption totaled 59.1% of GDP, investment amounted to 17.3%, and state consumption equaled 18.7%. Exports and imports of goods and services accounted for 38.0% and 33.1% of GDP at current prices, respectively, in 2004. Thus, the trade balance showed a surplus equal to 4.9% of GDP in 2004.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.3.1)

In 2004, Germany’s economic situation was mixed. While in the first two quarters real GDP grew by 0.4% and 0.2% compared to the previous quarters, the economy stagnated in the second half of the year. Overall, the economy showed a modest recovery from the previous years of stagnation. This recovery was mainly driven by exports, which grew by 9.0% in 2004, whereas domestic demand only grew by 0.5% and private consumption even declined by 0.1% (in real terms). The weakness of private consumption was mainly due to the fact that disposable income of private households grew very slowly as a result of the weak dynamics of the labor market as well as the only modest growth of wages and salaries per employee. Moreover, the increase of the savings ratio dampened private consumption. In addition, private investment demand was weak, despite strong export growth and low nominal interest rates. The weakness in the construction sector also continued.

(Source: Sachverständigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung, Jahresgutachten 2004/05, pages 6-8, 127-143; Statistisches Bundesamt, Fachserie 18, Reihe S.25, 2005, Table 3.2; Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.3.2)

In April 2005, the Federal Government forecast that German real economic growth in 2005 will be 1.0% with a range of ¾% to 1 ¼%, whereas the European Commission forecasts GDP growth of 0.8% in 2005. For 2006, the Federal Government forecast growth of 1.6% with a range of 1 ½% to 2%. Growth in 2005 is expected to continue to be driven mainly by exports, although export growth will slow down compared to 2004. Accordingly, private demand, both in terms of private consumption and private investment, is expected to develop more strongly than last year. Public spending is expected to stagnate on a nominal basis and decline slightly in real terms in 2005. This is due to the efforts to reduce public deficits and the pressure to cut spending,

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which remains strong as a result of lower than expected tax revenues due to the latest step of the tax reform. In part, the shifting of certain spending for medication and medical services from public budgets to private households in the course of the health reform may have contributed to weak private demand, as patients are now required to make higher contributions for these services. Furthermore, continued reductions in headcount on all levels of public authorities and significant reductions in benefits have an additional restraining effect. As growth is expected to be driven to a significant extent by exports, a slowdown of the global upswing due to continuously high oil prices and a further appreciation of the euro versus the U.S. dollar could have a significant negative impact on economic growth.

(Source: Bundesministerium für Wirtschaft und Arbeit, Jahreswirtschaftsbericht 2005 der Bundesregierung, pages 80-87; http://www.bmwa.bund.de/Navigation/Presse/reden-und-statements,did=63186.html; Bundesministerium der Finanzen, Monatsbericht April 2005)

Exports of the Federal Republic totaled EUR 838.6 billion in 2004 at current prices or 38% of GDP. This corresponds to an increase of 9.1% compared to 2003 (in 2003, German exports increased by 0.2% compared to 2002). At constant prices, exports increased by 9.0% from 2003 to 2004 compared to 1.8% from 2002 to 2003. The unemployment rate (as computed under the “national definition” used by the German authorities) remained constant at 10.5%, whereas based on the method of calculation promulgated by the International Labor Organization (ILO) (the “ILO definition”), it increased from 8.7% to 9.2%. For an explanation of the differences between the national definition and the ILO definition, see “– Employment and Labor”. The rate of consumer price inflation increased from 1.1% in 2003 to 1.6% in 2004. This increase was mainly caused by rising energy costs, whereas the continued appreciation of the euro mitigated inflationary pressure. General government debt totaled EUR 1,366.4 billion at year-end 2003 and amounted to (estimated) EUR 1,437.2 billion at year-end 2004.

(Source: Deutsche Bundesbank, Monthly Report March 2005, Tables IX.6 and IX.7;Monthly Report April 2005, Table VIII.3; Statistisches Bundesamt, Fachserie 18, Reihe S.26, Tables 2.1.11, 2.3.1, 2.3.2)

The following table shows certain key economic figures for the Federal Republic for the past five years.

KEY ECONOMIC FIGURES

	2004		2003	2002	2001	2000

	(EUR in billions)
GDP – at current prices	2,207.2		2,164.9	2,148.8	2,113.6	2,062.5
(change in %)	2.0		0.7	1.7	2.5	2.5
GDP – price-adjusted, chain-linked index	102.9		101.4	101.4	101.2	100.0
(change in %)	1.6		0.0	0.2	1.2	3.2
Unemployment Rate (national definition) (in %)	10.5	(1)	10.5	9.8	9.4	9.7
Rate of Inflation (year-to-year change in consumer price index in %)	1.6		1.1	1.4	2.0	1.4
Balance of Payments – current account	84.0		45.2	48.2	3.3	(32.7)
General government debt(2)	1,437.2		1,366.4	1,283.6	1,232.5	1,221.8

(1)	From January 2004, unemployed persons excluding all those participating in occupational aptitude testing and training schemes.
(2)	Definition according to Maastricht Treaty.

(Source: Deutsche Bundesbank, Monthly Report December 2003, Table IX.6; Monthly Report July 2004, Table IX.1; Monthly Report April 2005, Tables VIII.3, IX.6, IX.7 and X.2; Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.1.1)

In the first quarter of 2005, real GDP (adjusted for seasonal and calendar effects) increased by 1.0%, compared to the last quarter of 2004, mainly driven by exports. The inflation rate (defined as year-on-year change in the consumer price index) was 1.8% in the first quarter of 2005, due mainly to an increase in tobacco and energy prices and higher taxes for cars with higher pollutant. In March 2005, Germany had a current account surplus of EUR 12.0 billion (preliminary figures), compared with a surplus of EUR 12.4 billion in March 2004. At March 31, 2005, the accumulated current account surplus amounted to EUR 27.9 billion, compared with EUR 25.5 billion at March 31, 2004. For an update of the unemployment rate, see “Employment and Labor”.

(Source: Deutsche Bundesbank, Monthly Report May 2005, pages 36 and 48, Tables IX.7 and X.2)

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Germany’s Budget Deficit and the Excessive Deficit Procedure

The following table shows historical information on the Federal Republic’s general government deficit and debt as a percentage of GDP. The general government deficit refers to the excess of consolidated public sector expenditures over consolidated public sector proceeds. The public sector according to this definition includes the Federal Government, the Länder governments, the municipalities and the social security system. For the calculation of the fiscal Maastricht criteria, the accounting principles of the European System of National Accounts 1995 (“ESA95”) generally apply.

THE FEDERAL REPUBLIC’S FISCAL MAASTRICHT CRITERIA

	2004(1)	2003	2002	2001	2000(2)

General Government Deficit as % of GDP	3.6	3.8	3.6	2.8	1.1
General Government Debt as % of GDP	65.1	63.1	59.7	58.3	59.2

(1)	Provisional figures, partly estimated.
(2)	Adjusted for proceeds from the UMTS auction (EUR 50.85 billion). In the accounts of the Federal Statistical Office, UMTS proceeds are recorded under “net increase in non-produced assets”. As a result, according to the Federal Statistical Office, government spending in 2000 was lower and a surplus in the amount of EUR 22.8 billion, or 1.1 % of GDP, rather than a deficit, was achieved.

(Source: Deutsche Bundesbank, Monthly Report May 2005, Table VIII.3)

Lower than expected total public sector receipts and higher labor market and social security expenditures due to the sluggish growth resulted in a general government budget deficit for the Federal Republic in 2002, 2003 and 2004 above the limit of 3% of GDP permitted under the Maastricht Treaty. The Federal Republic’s gross debt in 2003 and 2004 also exceeded the thresholds set by the Maastricht Treaty.

In November 2002, the Commission initiated an excessive deficit procedure against the Federal Republic. In January 2003, the Ecofin Council issued recommendations based on Article 104c7. (now Article 104(7)) of the Maastricht Treaty, in response to which the Federal Republic implemented various measures, including “Agenda 2010” described below. Following a decision by the Ecofin Council in November 2003 not to pursue the Commission’s recommendation to proceed with the excessive deficit procedure, the situation was resolved in December 2004, when the Commission accepted the Federal Government’s latest stability program and decided that it would not proceed further at this point with the excessive deficit procedure against the Federal Republic. For further information on the stability program, see below under “Economic Policy –Stability Program”.

(Source: http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=SPEECH/03/259|0|RAPID&lg=EN; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=IP/03/1560|0|AGED&lg=EN&type= PDF; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=PRES/03/320|0|AGED&lg=EN&type =PDF; http://europa.eu.int/rapid/pressReleasesAction.do?reference=IP/04/1471&format=HTML&aged=0&language =EN&guiLanguage=en)

Economic Policy

The Federal Government’s foremost economic policy objectives are to promote economic growth and employment. In addition, in light of the challenges resulting from European integration, globalization and the emergence of a knowledge-based economy, the Federal Government aims to modernize the German economy and German society on every level. The Federal Government considers the aforesaid measures necessary also to improve the Federal Republic’s position as a business location in the worldwide competition for ideas and capital, innovation and investment. To achieve its goals, the Federal Government has adopted several major economic policy initiatives, including a consolidation of the budget, a reform of the social security system, improved flexibility of the labor market, a further opening up of product markets and a comprehensive tax reform. The “Tax Reform 2000”, the latest step of which became effective in January 2005, is designed to reduce the tax burden of businesses, families and employees, to promote economic growth and employment, and to strengthen the competitiveness of the German economy. Since 1999, the Federal Government has cut the tax

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burden on individuals and corporations by more than EUR 50 billion per year. See “Public Finance – Tax Structure – Tax Reform 2000 and other recent reform measures”, below. In addition, the Federal Government has formulated a range of ecologically motivated policy measures geared towards the conservation of energy and the protection of the environment. It has also taken steps to facilitate raising venture capital and to improve the efficiency of the German capital markets.

Agenda 2010

In order to continue and reinforce the course of reform, especially in respect of the social security system, in 2003, the Federal Government announced and has since largely implemented a bundle of measures designated as “Agenda 2010”. “Agenda 2010” comprises, among other things, measures to make the labor markets more flexible, to reform the system of unemployment and welfare benefits, to reform labor, social and tax laws, to promote employment and economic growth, and to strengthen the financial position of the municipalities. For more information on certain measures of “Agenda 2010” which have been implemented, see below “Social Security Legislation”, “Employment and Labor” and “Public Finance Tax Structure Tax Reform 2000 and other recent reform measures”.

Stability Program

According to the Federal Government’s latest stability program, which was submitted to the Council of the European Union and the European Commission in accordance with the Pact in December 2004, the Federal Ministry of Finance expects a general budget deficit of 2.9% for 2005 as a result of additional consolidation measures implemented in the Federal budget for 2005. This forecast is based on assumed economic growth of 1.5% to 2% in real terms in 2005. In April 2005, the Federal Government reduced its forecast of real economic growth in 2005 to approximately 1%. The Federal Government is expected to revise its general budget deficit forecast for 2005 in the next weeks. The Federal Ministry of Finance will examine what further measures of adjustment could be taken, should it prove necessary in order to comply with the European requirements. As of 2006, based on its more optimistic assessment of prospects for the economic development in the mid-term, the Federal Ministry of Finance expects that a further reduction of the general budget deficit by approximately 0.5% should be possible on an annual basis.

(Source: Bundesministerium der Finanzen, Deutsches Stabilitätsprogramm, Aktualisierung Dezember 2004; http://www.bundesfinanzministerium.de/cln_02/nn_86/DE/Aktuelles/Pressemitteilungen/27992.html)

Federal Budget 2005

On November 26, 2004 the Bundestag approved the Federal budget for 2005, which among other things provides for total expenditures of EUR 254.3 billion, net borrowings of EUR 22.0 billion and investments of EUR 22.7 billion. After the Bundestag rejected the objection by the Bundesrat on February 18, 2005, the budget law 2005 became effective on March 8, 2005.

(Source: Bundesministerium der Finanzen, Monatsbericht April 2005, page 35; http://www.bundesregierung.de/Nachrichten-,417.751563/artikel/Haushalt-2005-verabschiedet.htm )

Tax revenues and other Federal income

The Federal budget is based on projected 2005 tax revenues of EUR 190.8 billion, which would represent an increase of EUR 3.8 billion, or 2.0%, compared to 2004. Other Federal income included in the budget is estimated to amount to EUR 41.2 billion in 2005, an increase of EUR 16.4 billion compared to 2004. This other income includes EUR 18.8 billion of anticipated proceeds from privatizations and the repayment of loans.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2005: Tabellen und Übersichten, November 2004, table 2, page 8; Bundesministerium der Finanzen, Monatsbericht April 2005, pages 35-38 and 52-56; http://www.bundesfinanzministerium.de/bundeshaushalt2005/pdf/vorsp/zyubgrpea.pdf).

Social security expenditures

Projected social security expenditures are budgeted at EUR 128.1 billion, or 50.4% of total expenditures, in 2005. This amounts to an increase of EUR 7.5 billion, or 6.2%. Social security expenditures

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include EUR 77.9 billion in Federal contributions to the compulsory pension insurance system (Gesetzliche Rentenversicherung), an increase of approximately EUR 0.5 billion compared to 2004.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2005: Tabellen und Übersichten, November 2004, page 10; Bundesministerium der Finanzen, Monatsbericht April 2005, page 39)

Promotion of the economy

The 2005 budget provides for an amount of EUR 6.3 billion, or 2.5% of total budgeted expenditures, to promote the German economy. This amount includes EUR 0.9 billion in regional subsidies. An amount of EUR 1.8 billion has been budgeted for the promotion of the coal-mining industry. Furthermore, the Federal Government provides subsidies in the amount of EUR 0.9 billion to small and medium-sized enterprises to improve their productive performance and their ability to innovate.

(Source: Bundesministerium der Finanzen, Monatsbericht April 2005, pages 47, 48)

Interest payments

The Federal budget projects EUR 38.9 billion in interest payments in 2005, an increase of EUR 2.6 billion or 7.2% compared to the previous year.

(Source: Bundesministerium der Finanzen, Monatsbericht April 2005, page 39)

Privatizations

In 2004, the Federal Government continued its policy of privatizing state-owned businesses. The Federal Government thereby intends to improve the competitiveness of the German economy and to foster employment and economic growth. The largest privatizations in the past years were Deutsche Telekom AG (gradual reduction of the share ownership of the Federal Republic since 1996; direct participation of the Federal Republic as per May 2005: 22.73%) and Deutsche Post AG (gradual reduction of the share ownership of the Federal Republic since 1999; direct participation of the Federal Republic as per May 2005: 7.27%). The 2005 Federal budget is based on expected proceeds from privatizations of EUR 17.2 billion.

(Source: Bundesministerium der Finanzen, Monatsbericht April 2005, pages 52-56; Bundesministerium der Finanzen, Beteiligungsbericht 2004, pages 5-15; http://www.bundesfinanzministerium.de/bundeshaushalt2005/pdf/vorsp/zyubgrpea.pdf)

Gross Domestic Product

The following tables show the structure of the Federal Republic’s real GDP at current prices by expenditure and origin for each of the years indicated along with changes over the respective preceding period.

STRUCTURE OF GDP – EXPENDITURE

	2004	2003	2002	2001	2000	2004	2003	2002	2001

	(EUR in billions)					(change in %)
Private consumption	1,304.2	1,286.3	1,266.7	1,257.5	1,214.2	1.4	1.5	0.7	3.6
Government consumption	412.9	414.6	411.8	400.3	391.9	(0.4)	0.7	2.9	2.1
Machinery and equipment	148.4	146.9	151.9	167.4	176.7	1.0	(3.2)	(9.3)	(5.3)
Construction	206.3	209.2	216.5	230.6	241.9	(1.4)	(3.4)	(6.1)	(4.6)
Other investment	24.7	24.6	24.6	24.9	23.9	0.8	0.0	(1.4)	4.1
Changes in stocks(1)	1.7	(3.4)	(18.8)	(9.3)	6.8
Domestic demand	2,098.4	2,078.2	2,052.6	2,071.4	2,055.3	1.0	1.2	(0.9)	0.8
Net exports(1)	108.9	86.6	96.2	42.2	7.3
Exports	838.6	768.8	767.3	735.3	688.4	9.1	0.2	4.4	6.8
Imports	729.7	682.2	671.1	693.1	681.1	7.0	1.6	(3.2)	1.8
Gross domestic product	2,207.2	2,164.9	2,148.8	2,113.6	2,062.5	2.0	0.7	1.7	2.5

(1)		Percentage changes are not presented.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Tables 2.3.1 and 2.3.9)

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STRUCTURE OF GDP – ORIGIN

	2004	2003	2002	2001	2000	2004	2003	2002	2001

	(EUR in billions)					(change in %)
Agriculture, forestry and fishing	21.7	21.3	22.0	25.9	23.5	1.5	(3.1)	(15.1)	10.6
Producing sector (excluding
construction)	500.3	478.0	475.2	474.4	465.3	4.7	0.6	0.2	1.9
Construction	80.3	83.3	88.6	91.7	96.2	(3.6)	(6.0)	(3.4)	(4.7)
Distribution, catering trade,
transportation and
telecommunications services	361.2	354.1	353.0	346.2	337.3	2.0	0.3	2.0	2.6
Financing, rents and corporate
services	581.4	564.7	554.3	534.4	510.9	3.0	1.9	3.7	4.6
Public and private services	450.0	449.4	446.1	432.2	423.0	0.2	0.7	3.2	2.2
All economic sectors	1,994.8	1,950.7	1,939.2	1,904.9	1,856.2	2.3	0.6	1.8	2.6
Taxes on products offset against
subsidieson products	212.4	214.2	209.6	208.7	206.3	(0.8)	2.2	0.4	1.2
Gross domestic product	2,207.2	2,164.9	2,148.8	2,113.6	2,062.5	2.0	0.7	1.7	2.5

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Tables 2.1.14 and 2.2.1)

Sectors of the Economy

Producing sector

The producing sector of the Federal Republic grew rapidly after 1945. The main cause for this development was the Federal Government’s transition from a state-controlled economy to a social market economy, in which state intervention is limited to furthering social welfare and creating favorable economic conditions. Following German re-unification in 1990, the industry in the eastern Länder has undergone a restructuring process. Today, the German producing sector is characterized by a balanced mix of small, medium and large enterprises and is almost entirely privately owned. It is geographically concentrated in the western Länder of North-Rhine Westphalia, Bavaria, Baden-Württemberg, Hesse, Lower Saxony, Hamburg and Schleswig-Holstein, and in the eastern Länder of Saxony, Thuringia and Saxony-Anhalt. The main segments of the producing sector are motor vehicle manufacturing, electrical engineering, chemicals and mechanical engineering. In 2004, the sector’s aggregate contribution to gross value added at current prices was 25.1% (excluding construction) and 29.1% (including construction).

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S. 26, 2005, Table 2.2.1)

The following table shows the output of the producing sector in index form using 2000 as the base year (2000 = 100) for each of the years indicated.

OUTPUT IN THE PRODUCING SECTOR(1)
(2000=100)

	2004(2)	2003	2002	2001	2000

Producing sector, total	100.8	98.4	98.3	99.5	99.9
Industry(3)	102.5	99.5	99.3	100.4	99.9
of which
Intermediate goods(4)	103.4	99.5	98.9	99.4	99.9
Capital goods(5)	105.7	101.9	101.1	102.3	99.9
Durable goods(6)	87.4	87.2	92.0	100.4	99.9
Nondurable goods(7)	97.9	97.4	98.2	98.8	99.9
Energy(8)	102.6	99.8	97.4	97.3	99.9
Construction(9)	80.4	85.1	89.0	92.5	100.0

(1)	Adjusted for working-day variations.
(2)	Provisional figures.
(3)	Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.
(4)	Including mining and quarrying except energy-producing goods.
(5)	Including manufacture of motor vehicles and components.
(6)	Consumption goods that have a long-term use, such as furniture, on which weak private consumption has had a significant impact over recent years.
(7)	Consumption goods that have a short-term use, such as food. Including printing and service activities related to printing.
(8)	Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.
(9)	The figures refer to the economic classifications “Site preparation” and “Building of complete constructions or parts thereof; civil engineering”.

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table IX.2)

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Services sector

As in most other industrialized countries, the services sector, which comprises distribution, catering trade and transportation services, financing, rents and corporate services, as well as other public and private services, has expanded rapidly in recent years and is currently the largest contributor to gross value added. In 2004, the sector’s aggregate contribution to gross value added at current prices was 69.8%. Within the services sector, financing, rents and corporate services is the largest segment in terms of contribution to gross value added, contributing 29.1% in 2004.

(Source: Deutsche Statistisches Bundesamt, Fachserie 18, Reihe S. 26, 2005, Table 2.2.1)

Employment and Labor

Following German reunification, the unemployment rate of the combined workforce of the western and eastern Länder, calculated in accordance with the national definition used by the German authorities, rose from 7.7% in 1992, reaching a peak of 11.4% in 1997. Under the ILO definition, the unemployment rate rose from 6.0% in 1992 to 8.6% in 1997. In the period 1998 to 2001, the rate decreased to 9.4% under the national definition or 6.9% under the ILO definition. In the period from 2002 to 2004, however, the unemployment rate rose again to 10.5% (national definition) or 9.2% (ILO definition) in the wake of sluggish economic growth.

Effective January 2004, the national definition of the unemployment rate was modified to exclude unemployed persons who participate in certain training procedures (“Eignungsfeststellungs- und Trainingsmaßnahmen”). The effect on the unemployment rate amounts to a reduction of 0.2 percent. A person is considered unemployed under the national definition used by the German authorities if he or she is registered as such and seeking work. The employed workforce also includes part-time employees working up to 15 hours a week. Effective January 2005 as a result of legislative measures implemented in connection with the so-called Hartz IV labor market reform, former recipients of social assistance, who are able to work, now receive a new and reduced form of unemployment benefits known as Arbeitslosengeld II and, accordingly, are also regarded as unemployed. This change accounts for substantially all of the significant increase in the unemployment rate according to the national definition from 10.8% (December 2004) to 12.0% (April 2005). The ILO definition considers only those persons as unemployed who are available and seeking work. The seasonally adjusted unemployment rate under the ILO definition was 9.6% in April 2005.

The number of people who were either employed or self-employed in 2004 was approximately 38.8 million.

(Source: Deutsche Bundesbank, Monthly Report May 2005, Table IX.6; Deutsche Bundesbank, Seasonally Adjusted Business Statistics, April 2005, Table II.8 and page 16; http://www.pub.arbeitsamt.de/hst/services/statistik/detail/hinweis.html; Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.1.11; http://www.destatis.de/presse/deutsch/pm2005/p2400031.htm)

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The following table shows data with respect to employment and unemployment for each of the years indicated. In the unemployment rates shown below, persons are counted as employed who are involved in programs such as vocational training, job creation plans or early retirement, which are designed to reduce unemployment, particularly in the eastern Länder.

EMPLOYMENT AND UNEMPLOYMENT

	2004(1)	2003	2002	2001	2000

Employed (in thousands) ILO definition	38,777	38,635	38,994	39,209	39,038
Unemployed (in thousands) ILO definition(2)	3,931	3,687	3,224	2,923	2,887
Unemployment rate (in %) ILO definition	9.2	8.7	7.6	6.9	6.9
Unemployed (in thousands) national definition(3)	4,381	4,377	4,061	3,852	3,889
Unemployment rate (in %) national definition(4)	10.5	10.5	9.8	9.4	9.7

(1)	Provisional figures.
(2)	Unemployed persons, available and seeking work.
(3)	Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week).
(4)	As a percentage of the total work force (excluding armed forces).

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table IX.6; Monthly Report December 2003, Table IX.6; Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.1.11)

Beginning in 1989, increasing numbers of immigrants of German descent from eastern Europe and of Germans from the former GDR resulted in an accelerated growth of the workforce and contributed in part to the subsequent increase in the number of registered unemployed persons. As a result of the fundamental restructuring of the eastern German economy following reunification, a significant number of employees in the eastern Länder lost their jobs. In 2004, the unemployment rate in the eastern Länder was 18.4%, which is more than twice the unemployment rate of the western Länder (8.5%).

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table IX.6)

In the past, wages in Germany typically experienced only moderate increases over time, partly as a consequence of high unemployment rates. The growth in unit labor costs, which takes into account the increase in labor productivity, was even more moderate. Since the mid-1990s unit labor costs have stagnated (the average annual growth rate was 0.1%). The following table shows changes in the wage level for each of the years indicated by reference to 1995 figures as reflected in various economic indices.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.2.19)

	WAGE TRENDS(1) (1995=100)

	2004	2003	2002	2001	2000

Wages and salaries per employee(2)	110.9	110.8	109.5	107.9	105.9
Change from previous year in %	0.1	1.1	1.5	1.9	1.6

(1)	Figures computed in February 2005.
(2)	Work place concept.
(Source: Deutsche Bundesbank, Monthly Report April 2005, Table IX.9)

Approximately one-third of the German work force is organized in unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eight such unions. Each member union typically covers employees of an entire industry sector, regardless of the precise type of work done by these employees (so-called “one union, one industry” principle). As a result, employers usually deal with only one negotiating partner on the labor side in each industry sector.

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The unions and employers of each industry sector enter into collective labor agreements (Tarifverträge), typically without government intervention. As a practical matter, the Tarifverträge apply to all employees of a given industry sector, regardless of whether or not a particular employee is unionized, so long as that employee’s employer is a member of the relevant association of employers, which is typically the case. In the eastern Länder, unions and employers have agreed on Tarifverträge that provide for a gradual increase in wages and salaries with a view to adjusting them over time to the levels paid in the western Länder. Tarifverträge are binding on both sides. Despite their binding character, however, there is a wide range of deviations from these agreements which allow for individually adjusted agreements between employer and employee, particularly in the eastern Länder. Many employers in the eastern Länder are no longer members of employers’ associations, in which case wages are individually negotiated, which often results in wage levels that are lower than provided for by the Tarifverträge.

Several German laws contain provisions that regulate labor disputes. These laws provide, for example, that any strike be approved by a vote of three-quarters of the members of the competent trade union. As a result, also due to a comparatively high level of social security, there are relatively few strikes in the Federal Republic compared to other countries.

Social Security Legislation

The comprehensive system of social security legislation and services in effect in the Federal Republic includes health insurance, retirement and disability pensions, workers’ compensation, unemployment benefits, child welfare programs, care for physically and mentally handicapped persons, allowances to orphans and to single persons with dependents, and the provision of general public assistance to needy persons. The majority of the German population is covered by mandatory retirement and public health insurance. Most of the hospitals and institutions caring for children and handicapped persons are operated by municipalities, churches and charitable institutions. In 1995, compulsory nursing care insurance was introduced.

Two-thirds of the financing of the various social security programs mentioned above is funded through social security contributions from employers and employees, and one-third is funded through direct contributions by the Federal Republic, the Länder, municipalities and other public institutions. The most important part of the social security system — retirement pensions, health insurance and unemployment insurance — is funded primarily through equal contributions by employers and employees.

The Retirement Funds Act (Altersvermögensgesetz), effective since 2002, aims to ensure the long-term viability of the public pension scheme by off-setting the expected decline of public pension payments by payments from private pension schemes. The act is designed to encourage investments in private pension schemes on a capital-cover basis and to promote pension schemes run by employers by granting certain bonuses and tax benefits to employees.

In 2004, social security income amounted to EUR 469.3 billion, and expenditures were EUR 469.9 billion. The social security budget thus incurred a deficit of EUR 0.6 billion in 2004. In the previous year, the social security funds received revenues in an aggregate amount of EUR 468.1 billion as shown in the national accounts, thereby falling short of the funds’ expenditures by EUR 7.1 billion.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 3.4.3.7)

In light of a difficult global economic situation and a changing population structure, the Federal Government is aware that structural reforms must take place to safeguard the sustainability of the social security systems over the long term. The restructuring and renewal of the welfare state is part of “Agenda 2010” referred to above.

A first step to implement “Agenda 2010” regarding health insurance was taken with the adoption of a law which aims at modernizing the system of health insurance and eliminating the budget deficit of public health insurance funds (Gesetz zur Modernisierung der gesetzlichen Krankenversicherung). The law became effective on January 1, 2004. Its main elements include additional contributions for health services by insured persons, changes to the system for physicians’ remuneration and changes in the market structure of the retail pharmacy business. The aim of the reform measures is to reduce the expenditures of public health insurance funds and thereby allow for lower insurance contributions. As these contributions are paid by both employees and employers, this will also reduce labor costs.

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Other steps to implement “Agenda 2010” include changes to the public pension system designed to adapt the system to respond to the ageing of the population. Pension contribution payments and pensions are not being increased in 2004 and 2005, which should have a stabilizing effect on labor costs. The introduction of a sustainability factor for public pensions in 2005, reflecting the ratio between retirees and working people, will have a confining effect on pension payments if the number of retirees increases disproportionally to working people. Legislative changes in unemployment insurance include cuts in the benefits paid to unemployed persons. Furthermore, unemployment benefits to unemployed persons who refuse to accept job offers have been curtailed since the beginning of 2005. The measures of “Agenda 2010” aiming at more flexibility of the labor market, among others, also include the application of stricter rules, if job offers are denied. It is understood that it will take some time before the comprehensive reforms implemented by the Federal Government will show their full effect in terms of reduced spending for the social security system.

(Source: http://www.bundeskanzler.de/Weitere-Meldungen-.8106.472179/Regierungserklaerung-von-Bundeskanzler-Schroeder.htm; http://www.bundesregierung.de/Themen-A-Z/Gesundheit-und-Soziales-,9950/Gesundheitsreform.htm; http://www.bundesregierung.de/Anlage589860/pdf_datei.pdf; http://www.bundesregierung.de/Artikel/-,413.620797/dokument.htm; http://www.bundesregierung.de/artikel-,413.710041/Grundideen-der-Agenda-2010.htm)

International Economic Relations

International economic relations are of major importance to the German economy. In 2004, exports and imports of goods and services amounted to 38.0% and 33.1% of GDP at current prices, respectively. The Federal Republic pursues a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.3.13)

Because the Federal Republic’s economy depends on exports it is particularly vulnerable to trade barriers, such as protective tariffs. The Federal Government therefore supports the efforts to reduce trade barriers, for example through the current negotiations by the World Trade Organization under the Doha Development Agenda.

(Source: http://www.bmwa.bund.de/Navigation/Aussenwirtschaft-und-Europa/Aussenwirtschaftspolitik/handelspolitik-eu-wto.html; http://www.bmwa.bund.de/Redaktion/Inhalte/Pdf/wto-handelsrunde-stand-maerz-2005,property=pdf.pdf; http://www.bmwa.bund.de/Navigation/Aussenwirtschaft-und-Europa/Aussenwirtschaftspolitik/Handelspolitik-EU-WTO/wto-fragen-neue-welthandelsrunde,did=10284.html)

Balance of payments

The Federal Republic typically achieves a surplus as far as the trading of goods is concerned. Traditionally, however, this surplus has been partially offset by deficits in other fields, such as in services, as well as by remittancesby foreign employees to their home countries, the Federal Republic’s net payments to the EU and various other payments. Throughout most of the 1980s, the trade surplus more than offset these other deficits, resulting in positive current account balances. During the period from 1991 to 2000, factors such as increases in expenditures for services and in transfer payments, a rise in oil prices as well as structural readjustments of the capital markets in connection with the introduction of the euro outweighed the trade surplus and resulted in persistent current account deficits. Since 2001, however, the Federal Republic has again returned to current account surpluses, which rose to EUR 84.0 billion in 2004.

(Source: Deutsche Bundesbank, Monthly Report March 2001, pages 63, 67 and Table X.2; Deutsche Bundesbank, Monthly Report March 2005, Table X.2)

From the beginning of 2002 to the end of 2004, the euro appreciated by about 50% against the U.S. dollar. This has raised fears that Germany’s export growth could weaken. The negative impact of the euro’s increase in external value on the German economy is, however, mitigated by a number of factors. Other EMU countries accounted for 44% of German exports in 2004, indicating that a major part of German exports may not be affected directly by the dollar weakening. Therefore, according to preliminary data of the Deutsche Bundesbank, Germany’s price competitiveness vis-à-vis 19 industrial countries decreased by only 7.8% from the beginning of 2002 to the end of 2004. Furthermore, there may be positive influences of the stronger currency on the domestic economy. Lower import prices mitigate consumer price inflation and the increase of the oil price.

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(Source: Deutsche Bundesbank, Monthly Reports March 2003 and 2005, Tables X.3, X.11; Deutsche Bundesbank, Zahlungsbilanzstatistik, April 2005, Table I. 3c; Deutsche Bundesbank, Monthly Report April 2005, Table X.13)

The following table shows the Federal Republic’s balance of payments for each of the years indicated.

BALANCE OF PAYMENTS (BALANCES)(1)

	2004	2003	2002	2001	2000

	(EUR in millions)
Current account(2)
Foreign trade(3)	156,704	129,921	132,788	95,495	59,128
Supplementary trade items	(12,466)	(8,310)	(6,357)	(5,427)	(7,168)
Services(4)	(31,966)	(33,970)	(35,473)	(49,862)	(49,006)
Factor Income	117	(13,707)	(14,742)	(9,474)	(7,276)
Current transfers	(28,422)	(28,684)	(28,061)	(27,416)	(28,354)

Total current account	83,967	45,249	48,155	3,316	(32,676)
Capital transfers and purchases/ sales of intangible non-produced assets	430	312	(212)	(387)	6,823
Capital account
Total net capital (capital exports)	(99,769)	(46,284)	(42,825)	(17,826)	28,343
of which:
Total net German investment abroad (increase/capital exports: negative figure)	(238,065)	(199,412)	(254,047)	(273,994)	(364,291)
Total net foreign investment in Germany (increase/capital imports: positive figure)	138,296	153,128	211,222	256,167	392,634
Balance of unclassifiable transactions	13,902	279	(7,184)	8,865	(8,333)
Change in the Deutsche Bundesbank’s net
external assets at transaction values (increase: negative figure)	(3,906)	2,658	(33,292)	32,677	48,230

(1)	Figures are subject to considerable uncertainty owing to changes in the method of data collection in foreign trade.
(2)	Foreign trade and services are recorded on the basis of exports (f.o.b.)/imports (c.i.f.), i.e. including the freight and insurance costs of imports.
(3)	Special trade according to the official foreign trade statistics. Special Trade consists principally of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and are exported. The reported figures are based on imports c.i.f. and exports f.o.b. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, page 275).
(4)	Excluding the freight and insurance costs included in the c.i.f. import value.

(Source: Deutsche Bundesbank, Balance of payments statistics, March 2005, Tables I.1 and I.9)

Balance of trade

The following tables show information relating to foreign trade of the Federal Republic for each of the years indicated:

FOREIGN TRADE OF GOODS

	2004	2003	2002	2001	2000

	(EUR in millions)

Exports of goods (f.o.b.)	731,092	664,455	651,320	638,268	597,440
Imports of goods (c.i.f.)	574,388	534,534	518,532	542,774	538,311

Trade surplus	156,704	129,921	132,788	95,495	59,128

(Source: Deutsche Bundesbank, Balance of payments statistics, March 2005, Table I.1)
The Federal Republic’s principal export goods are motor vehicles, machinery of all kinds, electrical engineering and chemical products.
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The principal import goods are chemical products, motor vehicles, machinery and metals. The Federal Republic has relatively few resources of industrial raw materials. It therefore largely depends on imports to satisfy its demand for raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. The Federal Republic currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas requirements as well as all enriched uranium needed for nuclear energy.

COMPOSITION OF EXPORTED AND IMPORTED GOODS

	2004(1)

	Exports	Imports

	(EUR in billions)

Total	733.5	577.4
of which:
Coal and turf	0.2	1.7
Petroleum and gas	4.2	39.2
Nutrition	25.9	27.1
Textiles	11.1	11.8
Clothing	7.6	15.9
Paper	14.6	12.1
Chemical products	94.7	63.5
Iron and steel, non-ferrous metals	35.6	31.4
Machinery	102.5	38.8
Office machines and automatic data processing equipment	21.6	27.8
Electrical machinery	36.1	24.6
Special mechanical and optical goods	29.5	16.1
Motor vehicles and components	134.9	59.6

(1) Preliminary data, last update March 8, 2005.

(Source: http://www.destatis.de/basis/d/aussh/aushtab2.htm)

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FOREIGN TRADE (SPECIAL TRADE) BY GROUPS OF COUNTRIES AND COUNTRIES(1)

	2004	2003	2002

		(EUR in millions)
Exports to:
Total	731,092	664,455	651,320
France	75,301	69,025	68,721
United States	64,802	61,654	68,263
United Kingdom	61,058	55,597	53,761
Italy	52,441	48,414	47,335
The Netherlands	45,491	42,219	40,463
Belgium/Luxembourg	44,659	38,413	34,108
Austria	39,434	35,857	33,863
Spain	36,810	32,364	29,436
Southeast Asia(2)	26,814	24,515	25,282
China(3)	20,995	18,265	14,571
Japan	12,693	11,889	12,576
Imports from:
Total	574,388	534,534	518,532
France	52,204	48,545	48,200
The Netherlands	47,865	42,301	40,751
United States	40,265	39,231	40,376
Italy	34,963	34,295	33,482
United Kingdom	34,313	31,712	33,075
China(3)	32,455	25,681	21,338
Belgium/Luxembourg	30,699	26,132	26,505
Southeast Asia(2)	29,989	27,119	26,660
Austria	24,237	21,453	21,047
Japan	21,094	19,684	19,896
Spain	17,312	16,518	15,532

(1)	Exports f.o.b. by country of destination, imports c.i.f. by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently are exported.(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, page 275).
(2)	Includes Brunei, Darussalam, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand.
(3)	Does not include Hong Kong.

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table X.3)

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MONETARY AND FINANCIAL SYSTEM

Background of the European System of Central Banks

The European System of Central Banks (ESCB) comprises the European Central Bank (ECB) and the national central banks of the 25 Member States of the EU, while the Eurosystem consists of the ECB and the national central banks of the twelve Member States that have adopted the euro as their legal currency, Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

The Eurosystem is responsible for the single monetary policy for the euro area. Its decision-making bodies are the Governing Council and the Executive Board of the ECB. The national central banks of the Member States that are not part of the Eurosystem are represented in the Governing Council, but have no voting right in the decision-making process. The Eurosystem’s primary objective is to maintain price stability. It supports the general economic policies of the EU.

The Deutsche Bundesbank – Germany’s national central bank within the ESCB – has the responsibility of implementing the single monetary policy in Germany and continues to perform various other tasks, including acting as the Federal Government’s fiscal agent and playing an important role in banking and financial market supervision, as further described below under the caption “– Financial System”.

(Source: European Central Bank, Annual Report 2004, pages 162-168;
www.bundesbank.de/aufgaben/aufgaben.en.php)

Monetary Policy Instruments of the ESCB

To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB. Open market operations play an important role in the ESCB’s monetary policy because they steer interest rates and manage the liquidity situation in the market. Available open market operations are reverse transactions, outright transactions, the issuance of debt certificates or foreign exchange swaps, and the collection of fixed-term deposits. Standing facilities are designed to provide or absorb overnight liquidity and the imposition of minimumreserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage and possibly contribute to the control of monetary expansion.

(Source: European Central Bank, Annual Report 1999, pages 48-54; www.ecb.int/about/monetarypolicy.htm)

Money Supply and Prices

The ECB’s primary goal is to maintain medium-term price stability, defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. However, the ECB has clarified that, within this definition, it aims at an inflation rate close to 2%. This indicates the commitment to provide an adequate margin to avoid the risk of deflation. The stability-oriented monetary policy strategy of the Eurosystem used by the ECB to achieve this goal is based on two pillars: (i) analysis and assessment of short- to medium-term risks to price stability (economic analysis) and (ii) assessment of medium- to long-term monetary developments (monetary analysis) including a “natural” benchmark (reference value for the euro area money supply M3). The euro area money supply M3 is broadly defined as the sum total of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months’ notice, repurchase agreements, money market fund shares/units, money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term of up to two years are excluded from M3 and its components. The Governing Council set the reference value for M3 at 4.5% growth per annum. In February 2005, the annual growth rate of euro area money supply M3 was 6.4%, thereby exceeding the reference value. The stimulative impact of the low level of interest rates continued to be the dominant driver of monetary dynamics, outweighing the dampening effect of the ongoing, albeit gradual, normalization of portfolio allocation behavior by euro area residents.

(Source: European Central Bank, Monthly Bulletin, January 1999, pages 45-50, Monthly Bulletin, April 2005, page 13 and page S 5 Table 1; press release “Review of the Quantitative Reference Value for Monetary Growth”, December 2002)

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The following table shows price trends in Germany for the periods indicated. PRICE TRENDS

	2004	2003	2002	2001	2000

		(change from previous year in %)

Harmonized Consumer Price Index	1.7	1.1	1.3	1.9	1.4
Consumer price index for all households	1.6	1.1	1.4	2.0	1.4
Index of producer prices of industrial
products sold on the domestic market	1.6	1.7	(0.6)	3.0	3.1

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table IX.7; www.destatis.de/indicators/d/vpi120jd.htm, last update April 8, 2005)

The following table shows the principal indicators relating to money supply for each of the years indicated.

MAIN MONETARY INDICATORS

	As per December 31,(1)

	2004	(3)	2003	(3)	2002	(3)	2001	(3)	2000

	(EUR in billions)
Currency in circulation(2)	453.3		387.6		332.3		233.3		337.9
Money Stock M1	2,892.3		2,676.0		2,441.7		2,151.1		2,022.0
Money Stock M2	5,564.6		5,235.7		4,917.6		4,602.0		4,221.0
Money Stock M3	6,528.4		6,148.1		5,771.7		5,391.1		4,858.2

	Annual change in %, December comparison (4)
Money Stock M1	8.4		10.6		9.8		5.4		5.3
Money Stock M2	6.5		7.6		6.6		6.4		3.6
Money Stock M3	6.4		7.1		7.0		7.9		4.1

(1)	Monetary aggregates comprise monetary liabilities of Monetary Financial Institutions (“MFIs”) and central government (post office, treasury) vis-à-vis non-MFI euro area residents excluding central government. M1 is the sum of currency in circulation and overnight deposits; M2 is the sum of M1, deposits with an agreed maturity of up to two years and deposits redeemable at notice of up to three months; and M3 is the sum of M2, repos, money market fund shares/units and debt securities with a term of up to two years.
(2)	Excluding credit institutions’ cash in hand, including notes and coins held abroad.
(3)	Euro area enlargement in 2001.
(4)	Annual changes of euro area M3 are calculated from monthly differences in levels adjusted for reclassification, other revaluations, exchange rate variations and any other changes which do not arise from transactions.

(Source: European Central Bank, Monthly Bulletin, April 2005, Tables 2.3.1, 2.3.2; Monthly Bulletin July 2003, Tables 2.4.3, 2.4.4; Monthly Bulletin July 2002, Tables 2.4.3, 2.4.4)

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Official Foreign Exchange Reserves

The following table shows the breakdown of the Federal Republic’s official foreign exchange reserves as of the end of the years indicated.

OFFICIAL FOREIGN EXCHANGE  RESERVES OF THE FEDERAL REPUBLIC(1)

	As of December 31,

	2004	2003	2002	2001	2000

	(EUR in millions)
Gold	35,495	36,533	36,208	35,005	32,676
Foreign Currency Balances	29,292	32,538	40,522	49,489	53,377
International Monetary Fund Reserve Position and Special Drawing Rights	6,548	7,609	8,272	8,721	7,762

Claims on the European Central Bank (net)	—	—	—	—	—

Total	71,335	76,680	85,002	93,215	93,815

(1)	External position of theDeutsche Bundesbankin the European Monetary Union. Assets and liabilities vis-a-vis all EMU member countries and non-EMU member countries.

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table X.9)

The Federal Republic’s foreign reserve assets are currently managed by theDeutsche Bundesbank. The 12 participating Member States in the EMU have transferred foreign reserve assets in an aggregate amount equivalent to approximately EUR 39.8 billion to the ECB, consisting of foreign currency reserves and gold. The ECB manages the foreign reserve assets transferred to it. The foreign reserve assets not transferred to the ECB continue to be held and managed by the national central banks of the twelve participating Member States. In order to ensure consistency within the single monetary and foreign exchange policies of the EMU, the ECB monitors and coordinates market transactions conducted with those assets.

(Source: European Central Bank, Annual Report 1998, page 74; European Central Bank, Annual Report 2004, page 181)

External Positions of Banks

The following table shows the external assets and liabilities of theDeutsche Bundesbank and the commercial banks of the Federal Republic as of the end of each of the years indicated.

FOREIGN FINANCIAL ASSETS AND LIABILITIES BY SECTOR

	2004	2003	2002	2001	2000

	(EUR in billions)
Deutsche Bundesbank
Assets	93.1	95.4	103.9	76.1	100.8
Liabilities	7.9	10.4	9.0	8.8	6.6
Net Position	85.2	85.0	94.9	67.4	94.2
Banks
Loans to foreign banks	889.4	769.6	690.6	596.1	507.7
Loans to foreign non-banks	629.5	576.3	558.8	570.3	475.8
Loans from foreignbanks	603.3	590.7	614.2	622.7	586.0
Loans from foreign non-banks	311.2	307.3	319.2	350.6	314.9

(Source: Deutsche Bundesbank, Monthly Report April 2005, Tables IV.4 and X.9)

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Foreign Exchange Rates and Controls

The euro is a freely convertible currency. Since its introduction, it has become the second most widely used currency internationally. Currency transactions do not require licenses or other permissions. Capital market transactions are equally not subject to any license or similar requirements. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.

The following table shows the exchange rates for selected currencies into the euro for the past five years.

ANNUAL AVERAGE EXCHANGE RATES OF THE EURO(1)

	2004	2003	2002	2001	2000

U.S. dollars per 1 euro	1.2439	1.1312	0.9456	0.8956	0.9236
Pound sterling per 1 euro	0.6787	0.6920	0.6288	0.6219	0.6095
Japanese yen per 1 euro	134.44	130.97	118.06	108.68	99.47
Swiss franc per 1 euro	1.5438	1.5212	1.4670	1.5105	1.5579

(1)	Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table X.11)

Financial System

As of February 28, 2005, 2,141 financial institutions in Germany reported an aggregate balance sheet total of EUR 6,764.5 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank’s own classification, these institutions included 251 commercial banks with an aggregate balance sheet total of EUR 1,947.3 billion and 126 subsidiaries and branches of foreign banks located in the Federal Republic with an aggregate balance sheet total of EUR 435.3 billion.

In addition to the commercial banks, there were 472 savings banks and their 12 regional institutions, and 16 special purpose credit institutions. As of February 28, 2005, the aggregate balance sheet total of the savings banks was EUR 989.4 billion, and the aggregate balance sheet total of their 12 regional institutions was EUR 1,295.9 billion. The aggregate balance sheet total of the special purpose credit institutions was EUR 701.6 billion.

Furthermore, the Federal Republic’s banking system comprises 1,336 credit cooperatives (with an aggregate balance sheet total of EUR 572.5 billion as of February 28, 2005) and their two central institutions (with an aggregate balance sheet total of EUR 206.6 billion), 25 mortgage banks (with an aggregate balance sheet total of EUR 866.4 billion) and 27 building and loan associations (with an aggregate balance sheet total of EUR 184.8 billion).

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table IV.2)

All banks other than the Deutsche Bundesbank and KfW are regulated by the German Banking Act. German commercial banking institutions operate as “universal” banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.

The system of supervision of financial services in Germany was reorganized in 2002. The task of the new Financial Supervisory Authority is to provide integrated financial services supervision, intended to better address the needs of the capital markets for the protection of investors and insured persons, and to enable financial services providers to install more adequate cross-sector risk-management devices. Overall, the reform was intended to strengthen the German financial markets, especially in respect of competition with other European countries. The Deutsche Bundesbank is closely integrated into the ongoing supervision of the banking sector by the Financial Supervisory Authority.

(Source: Bundesministerium der Finanzen, press release dated March 22, 2002; Bundesanstalt für Finanzdienstleistungsaufsicht, press release dated April 29, 2002; Deutsche Bundesbank and Bundesanstalt für Finanzdienstleistungsaufsicht, joint press release dated November 4, 2002)

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Securities Market

The Federal Republic’s securities market is among Europe’s largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.

Highly developed secondary markets, combined with the distribution strength of an extensive network of commercial banks, provide the basis for the Federal Republic’s position in the world’s capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions.

In 2004, sales of debt securities and shares amounted to EUR 240.9 billion and EUR 3.2 billion, respectively. The most important stock exchange in the Federal Republic is the Frankfurt Stock Exchange, operated by Deutsche Börse AG with a total turnover in 2004 of EUR 2,802.6 billion, accounting for 85.6% of the total turnover on German securities exchanges.

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table VII.1; Deutsche Börse, Cash Market: Monthly Statistics – March 2005, page 3)

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PUBLIC FINANCE

Receipts and Expenditures

The Federal Government, each of the Länder governments and each of the municipalities have separate budgets. The federal budget is the largest single public budget.

The fiscal year of the Federal Republic is the calendar year. The annual Federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the Federal Budget Bill to the Parliament, generally in the fall of each year. The proposal has to pass through three Bundestag sessions, the budget committee and the Bundesrat, which deliberates the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.

In addition to the federal, Länder and municipal budgets, there are separate budgets of the social security system and various special funds (Sondervermögen) of the federal administration that are created for specific public purposes.

Starting with the 2001 fiscal year, a new budgetary classification took effect. Because receipts and expenditures are allocated differently under the new classification, line items contained in the budgets drawn up for the 2001 and subsequent fiscal years are not necessarily comparable with the respective line items contained in budgets for prior periods. This is true especially with respect to General Services and General Financing.

In 2004, total consolidated public sector receipts as shown in the national accounts amounted to EUR 956.2 billion, with tax receipts of EUR 482.0 billion and social security contributions of EUR 396.5 billion.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 3.4.3.2)

In 2004, turnover taxes (i.e., VAT and import-turnover tax) and income taxes amounted to EUR 137.4 billion and EUR 159.1 billion, respectively. In addition to these taxes, the Federal Government, the Länder governments and the municipal authorities each levied special taxes, for example on tobacco, beer and motor vehicles. The joint taxes are distributed among the Federal Government, the Länder governments and municipal authorities, according to a predetermined formula.

(Source: Deutsche Bundesbank, Monthly Report April 2005, Table VIII.5)

Consolidated public sector expenditures in 2004, as shown in the national accounts, amounted to a total of EUR 1,036.3 billion. The most significant consolidated public sector expenditures were social transfers and benefits (EUR 588.5 billion) and employee compensation (EUR 166.6 billion). Other significant consolidated public sector expenditures included gross capital formation, which totaled EUR 30.5 billion, and interest on public debt, which totaled EUR 63.5 billion.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 3.4.3.2)

The consolidated budget deficit shown in the national accounts decreased from an amount of EUR 81.4 billion in 2003 to EUR 80.1 billion in 2004. In 2004, the budget deficit was 3.6% of GDP.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.1.10)

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PUBLIC SECTOR ACCOUNTS(1)

	2004	2003	2002	2001	2000

	(EUR in billions)
Federal Government, Länder
governments and municipalities
Receipts	576.7	582.2	579.0	577.8	594.9
of which taxes(2)	482.0	481.9	478.0	477.7	499.0
Expenditures	656.1	656.6	649.5	632.6	568.4
Balance	(79.4)	(74.4)	(70.5)	(54.8)	26.5
Social security
Receipts	469.3	468.1	459.1	445.4	435.3
Expenditures	469.9	475.2	466.0	449.4	434.7
Balance	(0.7)	(7.1)	(7.0)	(3.9)	0.6
Consolidated public sector
Receipts	956.2	959.9	951.7	945.1	957.5
Expenditures	1,036.3	1,041.3	1,029.1	1,003.9	930.4
Balance	(80.1)	(81.4)	(77.5)	(58.7)	27.1

(1)	Definition according to the national accounts.
(2)	Excluding taxes of domestic sectors to EU.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Tables 3.4.3.2, 3.4.3.3, 3.4.3.7)

FEDERAL GOVERNMENT ACCOUNTS(1)

	2004	2003	2002	2001	2000

		(EUR in billions)
Receipts	261.4	274.6	268.6	264.2	268.7
of which taxes(2)	240.7	245.8	241.2	238.0	245.3
Expenditures	312.4	314.5	304.5	292.8	240.7
Total balance	(51.0)	(39.9)	(35.9)	(28.5)	28.0

(1)	Definition according to the national accounts.
(2)	Excluding taxes of domestic sectors to EU.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe S. 26, 2005, Table 3.4.3.4)

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FEDERAL GOVERNMENT EXPENDITURES(1)

	2006(2)	2005(3)	2004	2003	2002

	(EUR in billions)
Expenditures total	253.6	254.3	251.6	256.7	249.3
Selected categories:
Education, science, research, cultural affairs	12.1	11.7	11.0	10.9	11.0
Social security(4)	118.7	128.1	120.6	118.3	111.9
Defense	28.0	27.9	27.7	28.4	28.4
Transportation / communication	10.1	10.5	10.1	10.1	10.0
General financing	40.6	37.6	39.2	40.0	40.4
of which:
Debt service	39.8	38.9	36.3	36.9	37.1
Other expenditures
Economic cooperation	3.8	3.8	3.7	3.7	3.7
Health and Sport	0.9	0.9	0.9	1.0	1.0
Housing, regional planning, municipal community services	1.6	1.8	1.8	1.8	2.2
Food, agriculture, forestry	1.1	1.1	1.0	1.1	1.2

(1)	The information presented in this table concerning expenditures is not comparable to the information concerning expenditures presented in the table “Federal Government Accounts” as the information is derived from different sources and is the result of different methods of data compilation.
(2)	Target figures according to the Medium Term Financing Plan (Status: June 2004).
(3)	Target figures according to the Federal Budget Plan 2005 (Status: March 2005).
(4)	Predominantly subsidies to the pension insurance and the unemployment insurance system.

(Source: Bundesministerium der Finanzen, Finanzbericht 2005, Table 2, pages 215-216, and Table 4, pages 229-231; Bundesministerium der Finanzen, Bundeshaushalt 2005, Tabellen und Übersichten, November 2004, Table 3, pages 9-12; Bundesministerium der Finanzen, Monatsbericht Februar 2005, pages 35-64, and Monatsbericht April 2005, pages 35-56)

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Tax Structure

Income tax

     The Federal Government’s largest source of revenue is income tax. Employees pay income tax in the form of payroll taxes, which employers are required to deduct from employees’ salaries or wages and pay directly to the tax authorities. In contrast, self-employed persons typically pay estimated taxes during the year before filing their annual income tax return. The income tax payable with respect to taxable income generated during the 2005 fiscal year is calculated on the basis of (i) a personal allowance in the amount of EUR 7,664 for single persons/EUR 15,328 for married couples that applies to all taxpayers, (ii) progressive tax brackets ranging from 15% to 42%, and (iii) a flat rate of 42% for net income of EUR 52,152 or more for single persons/EUR 104,304 or more for married couples. In addition, a solidarity surcharge of 5.5% is imposed on the applicable income tax rate – with certain allowances – to finance the restructuring processes in the eastern Länder. Capital income received by domestic taxpayers is subject to capital income withholding tax (Kapitalertragsteuer) at a rate of 30% for interest payments and 20% for dividend payments, subject to an allowance in the amount of EUR 1,370 (EUR 2,740 for married couples). The tax withheld is credited against the taxpayers’ income tax liability.

     Since January 2001, income generated by corporations is subject to corporate income tax at a flat rate of 25% (in 2003, however, the rate temporarily rose to 26.5% due to the flooding in eastern Germany), reduced from 40% on retained earnings and 30% on distributed profits. The full imputation system previously used in connection with the taxation of dividends has been replaced by the so-called “half income system” in 2002 to make cross-border investment within the EU more attractive. Under the half income system, only half of the distributed profits of a corporation are included in the shareholders’ personal income for tax purposes. In turn, it is no longer necessary to credit the corporate tax paid by the company against the shareholders’ income tax liability. Starting with the 2002 tax year, capital gains from the sale of shareholdings from one corporation to another have generally been tax-exempt. Private shareholders are able to sell their stakes in corporations after a minimum holding period of one year without having to pay taxes, unless they hold a substantial interest of 1% (10% prior to 2002). If the sale is subject to tax, i.e. when shares are sold within the one-year holding period or represent a substantial interest, the half-income system applies. The tax-free allowance for the sale or closure of a business has been EUR 45,000 since 2004. Extraordinary income in connection with the sale or closure of businesses by retiring entrepreneurs benefits from a tax privilege aimed at reducing the impact of progressive tax rates (called “one fifth rule” because it is computed by dividing the eligible extraordinary income by five and subsequently multiplying the resulting tax liability by five). Alternatively to this “one fifth rule”, since 2001, entrepreneurs retiring from business have been able to opt for the so called “half-average tax rate” (since 2004: 56% of the average tax rate) once in their lifetime. Retiring entrepreneurs thus also have the option of having profits from the sale or closure of agricultural, business and professional undertakings and partnership shares taxed at this reduced tax rate. Various measures have been adopted to finance the foregoing tax relief, e.g. the declining-balance tax depreciation rate for movable assets was reduced from 30% to 20% and the depreciation rate for buildings owned for business purpose at the same time fell from 4% to 3%.

Value-added tax

     Value-added tax (“VAT”) is imposed on the value added to most goods and services. The rate applicable to most goods and services is 16%. Certain items that are classified as basic necessities are subject to a 7% rate.

Environmental tax

     On April 1, 1999, an environmental tax scheme was introduced in order to encourage energy conservation and to lower contributions to the public pension system at the same time, thereby allocating the burden of taxes and contributions more equally among labor, capital and natural resources.

Trade tax

     Historically, the trade tax, which is levied at municipal level, comprised a tax on both the trade earnings and the trade capital of a business. The trade capital tax was abolished in 1998. By contrast, the trade earnings tax is still in effect. Its rate varies and depends on a number of factors, including the nature of the business subject to the trade tax as well as the municipality that levies the tax. A business’s trade earnings are calculated in accordance with specific rules and are not necessarily identical with that business’s earnings as

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calculated for other purposes. The trade tax is deductible as an operating expenditure and thus has an effect on personal as well as corporate income taxes. Unincorporated businesses, which already benefit from the significant cuts in income tax rates in the wake of the Tax Reform 2000 (described below), thereby obtain an additional reduction of their tax burden. The trade tax will be credited against their income tax liability in a standardized form. The income tax applicable to unincorporated businesses will be reduced by an amount equal to 1.8 times the assessment basis for trade tax. As a result of the legislative mediation procedure, these provisions have been readjusted with respect to their precise objective in order to limit over-compensation. Ultimately, however, the majority of unincorporated companies will still be afforded full relief from trade tax through various available procedures.

Tax Reform 2000 and other recent reform measures

In July 2000, the Tax Reduction Act (Steuersenkungsgesetz) and, in November/December 2000, the Supplementary Tax Reduction Act (Steuersenkungsergänzungsgesetz) were adopted as part of the so-called “Tax Reform 2000”, an ambitious tax reduction program that came into effect on January 1, 2001. The tax relief has been realized in steps and the Tax Reform 2000 was concluded on January 1, 2005 when the minimum income tax bracket was reduced to 15% and the maximum tax bracket to 42%. These tax cuts are partly financed by reducing financial subsidies and tax privileges. The main beneficiaries of the Tax Reform 2000 are families and employees with low and medium income as well as small and medium-sized enterprises. Until 2009, the Tax Reform 2000 and the other tax measures that have entered into force since 1999 are expected to provide for a total annual relief in the amount of EUR 59 billion (Tax Reform 2000 alone: EUR 32 billion) compared to the 1998 tax burden.

To continue and round off the ongoing reform process within the structures of the Tax Reform 2000, theBundestag adopted the Act for Development of Corporate Taxation (Gesetz zur Fortentwicklung des Unternehmenssteuerrechts), which took effect on January 1, 2002. This act contains a number of short-term measures particularly benefiting small and medium-sized enterprises. Most importantly, a reinvestment reserve makes it easier for small and medium-sized partnerships to restructure their equity, resulting in a total relief of EUR 650 million. Using this reinvestment reserve, partnerships can transfer profits from the sale of shares in corporations, up to a maximum of EUR 500,000, to new purchases of shares, but also to plant and depreciable movable assets. Additionally, the act contains provisions on the tax treatment of international transactions and the taxation of affiliated enterprises. Since 2004, the amounts of loss carry-forwards for both companies and private individuals are limited, but there is no time limit for carrying losses forward. Losses up to an amount of EUR 1 million (EUR 2 million for married couples) can be carried forward to the following years in full, while only 60% of the losses exceeding this threshold each year can be carried forward. Future reform steps will focus on the international aspects of corporate taxation. The Federal Government is committed to working towards an increased harmonization of corporate taxation within the EU. In particular, it will plead for the unification of the corporate income tax base and the facilitation of cross-border acquisitions and mergers.

On May 4, 2005, the Federal Government approved a number of measures set forth in two legislative proposals, which aim to improve business conditions in Germany from a tax perspective and to secure the succession of enterprises. These measures were previously agreed with the opposition at the so-called "job summit" and are supposed to continue the reform process and to further improve the conditions for more growth and employment. The legislative proposal, which aims to improve business conditions in Germany from a tax perspective, focuses on the revenue neutral reduction of the tax rate for enterprises with a view to promoting willingness to invest in Germany. The plan is to reduce the corporate income tax rate from 25% to 19% as of 2006 and to increase the tax credit for trade tax granted on income tax (the weighting factor is to be increased from 1.8 to 2.0). This relief is to be financed, among others, by restricting the deductibility of losses from tax deferral models and by limiting the deduction of losses carried forward to 50% (currently 60%) of total revenues, while preserving the threshold of EUR 1 million (EUR 2 million for married couples). The legislative proposal, which aims to secure the succession of enterprises, is supposed to relieve small and medium-sized family-owned enterprises from inheritance and gift tax, in order to enable enterprises to preserve more financial means for capital formation and the safeguarding and creation of jobs. The plan is to defer the inheritance and gift tax owed on assets of up to a maximum of EUR 100 million, which are used productively, over a period of ten years. During this period, the tax liability would be reduced in annual equal rates, provided the enterprise is continued. Accordingly, there would be no tax liability at all, if the transferee of the enterprise continues the business for at least ten years. In order for these measures to be implemented, the legislative proposals must be adopted by the Bundestag and the Bundesrat.

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On January 1, 2005, the Old Age Income Act (Alterseinkünftegesetz) entered into force. The main aspect of the new provisions on the income tax treatment of pension payments and contributions to pension schemes is the gradual transition to a system of deferred taxation of pensions, with the share of the pension payments that are subject to income tax increasing from 50% in the year 2005 to 100% by the year 2040. In exchange, pension insurance contributions beginning at 60% in the year 2005 and increasing gradually until 2025 up to a maximum limit of EUR 20,000 p.a. will become fully exempt from tax. Since tax exemption for pension insurance contributions will be fully implemented by the year 2025, whereas the deferred taxation of pension benefits will not reach 100% until the year 2040, German taxpayers will in fact experience considerable tax relief.

Possibility of account information requests

The Federal Government has improved the means of investigation in order to enforce tax compliance. Since April 1, 2005, the German financial authorities have the possibility to request information about bank accounts for tax purposes under certain conditions, even if there is no initial suspicion of criminal activity. The possibility of account information requests aims at ensuring a more effective and more uniform collection of taxes and social security contributions and also at preventing wrongful receipt of social security benefits. In connection with the taxation process, the financial authorities may submit a request for account information if it is necessary to determine or collect taxes and if an attempt to obtain information from the taxpayer either has not produced or is unlikely to produce the desired result. Such requests must be related to a specific occurrence and be purposeful. Furthermore, they must clearly relate to a specific person and responses to such request may only contain certain limited data.

(Source: http://www.bundesfinanzministerium.de/cln_02/nn_3380/DE/Steuern/Lexikon_Steuern_A_Z/node.html_nnn=true; http://www.bundesfinanzministerium.de/cln_01/nn_3380/DE/Aktuelles/011.html; http://www.bundesfinanzministerium.de/cln_01/nn_3380/DE/Aktuelles/007.html; http://www.bundesfinanzministerium.de/cln_02/nn_3380/DE/Steuern/28802.html; BMF Monatsbericht Dezember 2004, pages 45-59; http://www.bundesfinanzministerium.de/cln_02/nn_4138/DE/Steuern/Steuerreform/Steuerreform_2000_im_Ueb erblick/node/html_nnn=true; http://www.bundesfinanzministerium.de/cln_02/nn_4248/DE/Service/Downloads/Downloads_6/28278_3.templa teId=raw.property=publicationFile.pdf; http://www.bundesfinanzministerium.de/cln_02/nn_4248/DE/Service/Downloads/Downloads_5/27562_10.templ ateId=raw.property=publicationFile.pdf; http://www.bundesfinanzministerium.de/cln_02/nn_4248/DE/Steuern/Steuerreform/Gezielte_Mittelstandsfoerde rung/node.html_nnn=true; http://www.bundesfinanzministerium.de/cln_02/nn_4254/DE/Service/Downloads/Downloads_5/27575_0.templa teId=raw.property=publicationFile.pdf; http://www.bundesfinanzministerium.de/cln_02/nn_4258/DE/Steuern/Steuerreform/Fortentwicklung_der_Unter nehmensbesteuerung/6155.html; http://www.bundesfinanzministerium.de/cln_02/nn_4142/DE/Steuern/Oekologische_Steuerreform/Grundlagen/5 237.html; http://www.bundesfinanzministerium.de/cln_02/nn_4142/DE/Service/Downloads/Downloads_6/29752_0.templa teId=raw.property=publicationFile.pdf; http://www.bundesfinanzministerium.de/cln_01/nn_54/sid_1842916C1E4E59143202B8CD7DC12F14/nsc_true/ DE/Aktuelles/015.html; http://www.bundesfinanzministerium.de/cln_01/nn_4254/DE/Aktuelles/Aktuelle__Gesetze/Gesetzentwuerfe__Ar beitsfassungen/001.html; http://www.bundesfinanzministerium.de/cln_01/nn_4254/DE/Aktuelles/Aktuelle__Gesetze/Gesetzentwuerfe__Ar beitsfassungen/002.html)

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The following table provides an overview of tax revenues of the Federal Government, Länder governments and municipalities divided by categories for the past five years.

TAX REVENUES OF THE FEDERAL, LÄNDER AND MUNICIPAL AUTHORITIES(1)

	2005(2)	2004	2003	2002	2001

			(EUR in millions)

Federal taxes(3)	84,184	84,554	86,609	83,494	79,277
Share of the Federal Government in(4):
Wage tax and assessed income tax	53,189	54,948	58,504	59,386	60,094
Capital gains tax and corporate tax..	13,270	11,521	8,638	8,444	10,230
Interest withholding tax	3,003	2,980	3,358	3,730	3,943
Value added and import-turnover tax	73,779	67,967	70,427	71,043	72,257
Trade tax	1,422	1,461	2,306	1,754	1,513
Total Federal taxes(5)	187,248	186,953	191,935	192,051	193,767

Ländertaxes(6)	19,977	19,774	18,713	18,576	19,628
Share of theLändergovernments in(4):
Wage tax and assessed income tax	53,189	54,948	58,504	59,386	60,094
Capital gains tax and corporation tax	13,270	11,521	8,638	8,444	10,230
Interest withholding tax	3,003	2,980	3,358	3,730	3,943
Value added and import-turnover tax	62,335	66,547	63,725	64,283	63,794
Trade tax	1,872	1,893	2,697	2,107	1,894
TotalLändertaxes(7)	177,661	179,865	177,577	178,552	178,691

Municipal authorities taxes(8)	10,916	10,684	10,339	9,958	9,866
Share of the municipalities in:
Wage tax and assessed income tax	18,772	19,393	20,649	20,960	21,210
Interest withholding tax	819	813	916	1017	1,075
Value added and import-turnover tax(9)	2,886	2,852	2,844	2,869	2,885
Trade tax	29,250	28,373	24,139	23,489	24,533
Total municipal authorities taxes	56,885	56,379	51,801	52,542	54,059

Revenues of EU (10):
Customs duties	3,150	3,059	2,877	2,896	3,191
Value added tax	3,500	2,985	5,209	5,145	8,509
Tax based on nominal GNP	16,550	13,596	12,840	10,518	8,031

Total tax revenues	444,993	442,838	442,238	441,705	446,247

(1)	The information presented in this table concerning Federal tax receipts is not comparable to the information concerning tax receipts in the tables “Public Sector Accounts” and “Federal Government Accounts” as the information was derived from different sources and is the result of different methods of data compilation.
(2)	Estimated figures, based on the Federal Government’s growth rate forecast for nominal GDP of 1,6% in 2005.
(3)	Including, among others, taxes on tobacco, distilled spirits and mineral fuels.
(4)	Shared taxes are levied by the Federal Government (with the exception of the trade tax which is levied by the municipal authorities) and distributed among the Federal Government, the Länder governments and the municipalities according to specific distribution schedules.
(5)	Net of Federal grants to certain Länder and of EU contributions.
(6)	Includes, among others, taxes on property, motor vehicles and beer.
(7)	Including Federal grants to certain Länder.
(8)	Includes, among others, inheritance and gift tax, taxes on real property.
(9)	Municipalities share in value added tax and import-turnover tax.

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(10)	Reflects revenue collections made by the Federal Government on behalf of others.

(Source: Bundesministerium der Finanzen, Finanzbericht 2005, Table 12, pages 291-292 http://www.bundesfinanzministerium.de/cln_02/nn_4156/DE/Service/Downloads/Abt__I/13051a6001,templateI d=raw,property=publicationFile.pdf)

Government Participations

As per October 2004, the Federal Republic held direct participations in 93 public or private enterprises, and various special funds held participations in 20 (18 without double counting) enterprises. The aggregate nominal capital of the enterprises in which the Federal Republic or the special funds held direct participations amounted to EUR 19.6 billion as per December 31, 2003 compared to EUR 19.8 billion as per December 31, 2002.

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2003, page 2; Bundesministerium der Finanzen, Beteiligungsbericht 2004, pages 1, 2)

The following table shows information on the Federal Republic’s significant participations (including those held through its “special funds”) as per October 2004.

	Nominal Capital of	Participation of the
	Enterprise as per	Federal Republic as
Enterprises	October 2004	per October 2004

	(EUR in millions)	(percent)
Significant majority participations:

Deutsche Bahn AG	2,150	100.0
KfW (Kreditanstalt für Wiederaufbau)	3,750	80.0

Significant minority participations exceeding 25%

Deutsche Telekom AG	10,746	26.0	(1)
Flughafen München GmbH	307	26.0

(1)	Since October 2004, the Federal Republic’s participation in Deutsche Telekom AG has been reduced to 22.7% (information provided by the Federal Ministry of Finance as of May 2005).

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2004, Chapters B and C, pages 15-117)

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DEBT OF THE FEDERAL GOVERNMENT

As per December 31, 2004, the Federal Government’s total debt, not including the debt of the Länder governments and the municipalities, amounted to EUR 812.1 billion, or 36.8% of the 2004 GDP at current prices, compared to EUR 767.7 billion, or 35.5% of the 2003 GDP at current prices as per December 31, 2003. Since July 1, 1999, the Federal Government has assumed joint liability for the debts of the following special funds: Sinking Fund for Vested Liabilities (Erblastentilgungsfonds) (for former GDR liabilities), the Federal Railway Fund (Bundeseisenbahnvermögen) and the Compensation Fund for Safeguarding the Use of Coal (Ausgleichsfonds Steinkohleneinsatz). The aforementioned special funds are allocated to the Federal Government as of July 1999.

(Source: Deutsche Bundesbank, Monthly Report April 2005, Tables VIII.10; Statistisches Bundesamt, Fachserie 18, Reihe S.26, 2005, Table 2.1.1.)

The Federal Government raises funds primarily through the issuance of bonds and notes. Euro-denominated bonds and notes issued by the Federal Republic are evidenced by book-entry and no certificates are issued. In May 2005, the Federal Government issued its first U.S. dollar-denominated bond in form of a global note.

In addition to its own direct debt obligations, the Federal Government had outstanding guarantees in an aggregate amount of EUR 230.619 million as per December 31, 2003. Of this amount, EUR 102.898 million was outstanding in the form of export credit insurance, which is handled by EULER HERMES on behalf and for the account of the Federal Government.

(Source: Bundesministerium der Finanzen, Finanzbericht 2005, Overview 4, page 369)

For more detailed information regarding the Federal Government’s debt and guarantees, see “Tables and Supplementary Information”.

For information on the Federal Government’s liability as per December 31, 2004 for capital subscriptions to various international financial organizations, see the table entitled “III. Liabilities to International Financial Organizations“, below.

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TABLES AND SUPPLEMENTARY INFORMATION I. DIRECT DEBT OF THE FEDERAL GOVERNMENT SUMMARY

Principal Amount
Outstanding as per
December 31, 2004

(EUR in millions)
Federal bonds	507,713
Five-year special Federal bonds	172,000
Federal Treasury notes	102,000
Federal savings bonds	10,817
Treasury discount paper	35,840
Federal Treasury financing paper	1,074
Borrowers’ note loans of which:	36,791
— from residents	35,801
— from non-residents	989
Old debt(1) of which:	5,619
Equalization claims	5,255
Other	40
Repurchased debt	69,241
Medium term notes of Treuhandanstalt	342

Total	802,995

(1)	Mainly equalization and covering claims of theDeutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(Source: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2004, Bundesanzeiger Nr. 35 of February 19, 2005, page 2628)

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DEBT TABLES 1. Federal Bonds(1)

Title	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2004

	(% p.a.)			(EUR in millions)
6% Bonds of the Federal Republic of 1986 (II)	6	1986	2016	3,579
5.625% Bonds of the Federal Republic of 1986	5.625	1986	2016	511
6.25% Bonds of the Federal Republic of 1994	6.25	1994	2024	10,226
7.375% Bonds of the Federal Republic of 1995	7.375	1995	2005	8,692
6.875% Bonds of the Federal Republic of 1995	6.875	1995	2005	10,226
6.5% Bonds of the Federal Republic of 1995	6.5	1995	2005	10,226
6% Bonds of the Federal Republic of 1996 (I)	6	1996	2006	12,782
6% Bonds of the Federal Republic of 1996 (II)	6	1996	2006	6,136
6.25% Bonds of the Federal Republic of 1996	6.25	1996	2006	7,158
6% Bonds of the Federal Republic of 1997 (I)	6	1997	2007	15,339
6% Bonds of the Federal Republic of 1997 (II)	6	1997	2007	15,339
6.5% Bonds of the Federal Republic of 1997	6,5	1997	2027	11,248
5.25% Bonds of the Federal Republic of 1998	5.25	1998	2008	15,339
5.625% Bonds of the Federal Republic of 1998	5.625	1998	2028	14,316
4.75% Bonds of the Federal Republic of 1998 (I)	4.75	1998	2008	8,692
4.75% Bonds of the Federal Republic of 1998 (II)	4.75	1998	2028	11,100
4.125% Bonds of the Federal Republic of 1998	4.125	1998	2008	13,805
3.75% Bonds of the Federal Republic of 1999	3.75	1999	2009	14,000
4% Bonds of the Federal Republic of 1999	4	1999	2009	11,000
4.5% Bonds of the Federal Republic of 1999	4.5	1999	2009	20,000
5.375% Bonds of the Federal Republic of 1999	5.375	1999	2010	20,000
6.25% Bonds of the Federal Republic of 2000	6.25	2000	2030	9,000
5.5% Bonds of the Federal Republic of 2000	5.5	2000	2031	17,000
5.25% Bonds of the Federal Republic of 2000 (I)	5.25	2000	2010	20,000
5.25% Bonds of the Federal Republic of 2000 (II)	5.25	2000	2011	23,000
5% Bonds of the Federal Republic of 2001	5	2001	2011	24,000
5% Bonds of the Federal Republic of 2002 (I)	5	2002	2012	25,000
5% Bonds of the Federal Republic of 2002 (II)	5	2002	2012	27,000
4.5% Bonds of the Federal Republic of 2003	4.5	2003	2013	24,000
3.75% Bonds of the Federal Republic of 2003	3.75	2003	2013	22,000
4.25% Bonds of the Federal Republic of 2003	4.25	2003	2014	24,000
4.75% Bonds of the Federal Republic of 2003	4.75	2003	2034	20,000
4.25% Bonds of the Federal Republic of 2004	4.25	2004	2014	25,000
3.75% Bonds of the Federal Republic of 2004	3.75	2004	2015	8,000

Total Federal Bonds				507,713

(1)	Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are 10 to 30 years. No redemption prior to maturity; including principal strips.

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2. Five-Year Special Federal Bonds(1)

Title	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2004

	(% p.a.)			(EUR in millions)
4.250 % Bonds of 1999-Series 134	4.250	1999	2005	7,000
5% Bonds of 2000-Series 135	5	2000	2005	6,000
5% Bonds of 2000-Series 136	5	2000	2005	15,000
5% Bonds of 2000-Series 137	5	2000	2006	14,000
4.5% Bonds of 2001-Series 138	4.5	2001	2006	14,000
4% Bonds of 2001-Series 139	4	2001	2007	18,000
4.5% Bonds of 2002-Series 140	4.5	2002	2007	20,000
4.250% Bonds of 2002-Series 141	4.250	2002	2007	14,000
3% Bonds of 2003 -Series 142	3	2003	2008	14,000
3.5% Bonds of 2003-Series 143	3.5	2003	2008	14,000
3.25% Bonds of 2004-Series 144	3.25	2004	2009	18,000
3.5% Bonds of 2004- Series 145	3.5	2004	2009	18,000

Total Five-Year Special Federal Bonds				172,000

(1)	Five-Year Special Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are five years. No redemption prior to maturity.

3. Federal Treasury Notes(1)

Title	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2004

	(% p.a.)			(EUR in millions)
2,5% Notes of 2003	2,5	2003	2005	12,000
2% Notes of 2003	2	2003	2005	12,000
2.5% Notes of 2003	2.5	2003	2005	12,000
2.75% Notes of 2003	2.75	2003	2005	12,000
2% Notes of 2004	2	2004	2006	15,000
2.75 Notes of 2004	2.75	2004	2006	15,000
2.5 Notes of 2004	2.5	2004	2006	17,000
2.25 % Notes of 2004	2.25	2004	2006	7,000

Total Federal Treasury Notes				102,000

(1)	Federal Treasury Notes are evidenced by book-entry, and no certificates are issued. Maturities are 2 years. No redemption prior to maturity

4. Federal Savings Bonds (1)

	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2004

				(EUR in millions)
Federal Savings Bonds	1% to 6.5%	1998 to 2004	2005 to 2011	10,817

5. Treasury Discount Paper (2)

	Interest Rate(3)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2004

				(EUR in millions)
Treasury Discount Paper	2.04% to 2.37%	2003 to 2004	2005	35,840

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6. Federal Treasury Financing Paper (4)

	Interest Rate(3)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2004

				(EUR in millions)
Federal Treasury Financing Paper	1.6% to 2.5%	2003 to 2004	2005 to 2006	1,074

7. Borrowers’ note loans (5)

	Interest Rate	Year of Incurrence	Maturity	Principal Amount Outstanding as per December 31, 2004

				(EUR in millions)
Borrowers’ note loans	2.13% to 8.3%	1968 to 2004	2005 to 2037	36,791

(1)	Government Savings Bonds are evidenced by book entry and no certificates are issued. Maturities are six or seven years. The bonds are redeemable after one year from the issue date at the option of the holders thereof in installments of EUR 5,113 per holder and month. The terms of the Government Savings Bonds provide for interest rates that increase during the term of the bonds. In addition, the seven-year Government Savings Bonds provide for payment of compounded interest at maturity or upon redemption prior to maturity.
(2)	Treasury Discount Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.
(3)	Reflects annual interest rate paid to the holder by way of the initial issue discount.
(4)	Treasury Financing Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.
(5)	Borrowers’ note loansare an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments. No redemption is permitted prior to maturity.

8. Other Liabilities

Title	Interest Rate	Year of Incurrence	Maturity	Principal Amount Outstanding as per December 31, 2004

				(EUR in millions)
Old debt (1)	0% to 4%	Various	Various	5,619
Debt of Equalization of Burdens Fund taken over by the Federal Government	Various	1980	Various	0
Other debt (2)	Various	Various	Various	40.47

(1)	Includes mainly equalization and covering claims of theDeutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.
(2)	Includes liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.

(Source for Tables 1 through 3: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2004, Bundesanzeiger Nr. 35 of February 19, 2005, page 2628; internal documents of the Federal Ministry of Finance)

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II. GUARANTEES BY THE FEDERAL GOVERNMENT

	Principal Amount Outstanding

	As per	As per
	June 30,	December,31
Purpose of Guarantees	2003(1)	2003(1)

	(EUR in millions)
Export finance loans (including rescheduled loans)	103,073	102,898
Untied loans; direct foreign investments by German companies;
Loans of the European Investment Bank to non-EU borrowers	27,869	27,919
Loans in connection with EU agricultural policy measures	6,650	6,650
Loans to domestic corporations and for projects in areas of Agriculture, fishing and housing construction	49,121	50,727
Contributions to international financing institutions	40,255	40,256
Co-financing of bilateral projects of German financial co-operation	779	794
Successor agencies to Treuhandanstalt	1,375	1,375

Total guarantees	229,122	230,619

(1)	Cut-off date changed from mid-year to year-end inFinanzbericht 2005, issued in August 2004.

(Source: Bundesministerium der Finanzen, Finanzbericht 2005, Overview 4, page 369; Finanzbericht 2004, page 335)

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III. LIABILITIES TO INTERNATIONAL FINANCIAL ORGANIZATIONS

The Federal Republic is obligated to contribute to the capital subscriptions and, in some cases, to the additional financing requirements of certain international organizations in which it participates. Such contributions are in many cases stated initially in 1944 U.S. dollars. One 1944 U.S. dollar is equivalent to one Special Drawing Right (“SDR”), a unit of value established by an amendment in July 1969 to the Articles of Agreement of the International Monetary Fund. From July 1, 1974 to December 31, 1980, the exchange rate between world currencies and the SDR was determined on the basis of a basket of 16 currencies, including the U.S. dollar, which accounted for approximately one-third of the value of the basket. From 1981 to 2000, the exchange rate between world currencies and the SDR was determined on the basis of a basket of five currencies, including the U.S. dollar. The currencies that determine the value of the SDR, the proportion of each of these currencies in the basket, and the financial instruments used in determining the interest rate on the SDR, are reviewed every five years. The adoption of the euro as the common currency for the initial 11 Member States of the European Union called for a change in the composition of the SDR basket. With effect from January 1, 2001, the SDR basket consists of four currencies: U.S. dollar, euro, Japanese yen and pound sterling. The currency weight of the U.S. dollar in the SDR basket initially was 45%, changing on a daily basis as a result of exchange rate fluctuations. On December 31, 2004, SDR 1 equalled EUR 1.14016.

SUBSCRIPTIONS OR COMMITMENTS BY THE FEDERAL REPUBLIC
TO INTERNATIONAL FINANCIAL ORGANIZATIONS
AS PER DECEMBER 31, 2004

Name of Organization	Subscription or
	Commitment by the	Amount
	Federal Republic(1)	Paid In

	(U.S.$ millions)

International Monetary Fund(2)	19,329.8	19,329.8
International Bank for Reconstruction and Development(3)	8,734.0	542.9
International Development Association (IDA)(3)(6)	14,196.0	14,196.0
International Finance Corporation (IFC)(3)	128.9	128.9
European Investment Bank(4)	33,658.4	1,684.2
African Development Bank(3)	1,383.9	131.4
African Development Fund(3)	1,966.3	1,966.3
Asian Development Bank(3)	2,369.2	165.9
Asian Development Fund(3)	1,779.5	1,723.9
Inter-American Development Bank(3)	1,913.7	82.3
Inter-American Investment Corporation(3)	13.3	13.3
Fund for Special Operations(3)	243.2	243.2
International Fund for Agricultural Development (IFAD)(3)	296.4	243.7
Caribbean Development Bank(3)	50.2	11.1
Special Development Fund of the Caribbean Development Bank(3)	51.0	51.0
European Bank for Reconstruction and Development (EBRD)(3)(5)	2306.2	605.4
Council of Europe Development Bank (CEB)(3)(5)	744.2	82.2

(1)	Subscriptions are in part committed in $, SDR, ECU or DM. SDR, ECU and DM commitments are converted to $ at year-end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 = $ 1.20635.
(2)	Source: computation provided by Deutsche Bundesbank. Original figures expressed in SDR, converted to U.S. dollars at year-end exchange rates.
(3)	Source: computation provided by Bundesministerium der Finanzen, Bundesministerium für wirtschaftliche Zusammenarbeit und Entwicklung.
(4)	Source: computation provided by European Investment Bank.
(5)	Calculated using the noon buying rate for cable transfers in New York City payable in euro on December 31, 2004, which was EUR 1 per $ 1.3538.
(6)	Source: Worldbank Annual Report 2004. The amount does not differentiate between amount subscribed and paid-in. It includes installments which were not yet due.

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